UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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INTERSIL CORPORATION
(Name of Registrant as Specified In Its Charter)

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DEAR FELLOW SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders (“Annual Meeting”) of Intersil Corporation (“Intersil” which may also be referred to as “we,” “us,” or “our”), to be held at our corporate headquarters located at 1001 Murphy Ranch Road, Milpitas, CA 95035 on May 6, 2014 at 8:00 a.m. Pacific Time. At this meeting you will be asked to vote on seven proposals recommended unanimously by our Board of Directors. The proposals to be voted on at the meeting are listed in the “Notice of Annual Meeting of Shareholders”.

We provide access to our proxy materials over the Internet, which we believe expedites delivery of proxy materials, lowers the costs associated with our Annual Meeting and helps conserve natural resources. The Notice of Availability of Proxy Materials contains instructions on how to access this Proxy Statement and the 2013 Annual Report on Form 10-K (“2013 Annual Report”) and vote online. We also encourage you to read our 2013 Annual Report, which includes our audited financial statements and provides information about our business and products. The Notice of Availability of Proxy Materials also provides instructions on how to receive a paper copy of this Proxy Statement and the 2013 Annual Report.

Your vote is important. Please review the instructions described in this Proxy Statement as well as in the Notice of Availability of Proxy Materials.

We look forward to seeing you at the Annual Meeting and appreciate your support and continued interest in Intersil Corporation.

Dr. Necip Sayiner	Milpitas, California
President, Chief Executive Officer and Director	March 14, 2014

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 6, 2014
Time:	8:00 a.m. Pacific Time
Place:	Intersil Corporation’s Headquarters, 1001 Murphy Ranch Road, Milpitas, California 95035

Purpose of the Meeting:

1.	To elect eight directors to serve on our Board of Directors until the next Annual Meeting, or until their successors are duly elected and qualified;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm;
3.

To approve an amendment to the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan to increase the number of shares authorized for issuance to 46,352,316, an increase of 12,000,000 shares;

4.

To approve an amendment to the Intersil Corporation Employee Stock Purchase Plan to increase the maximum number of shares of Common Stock that may be purchased under the ESPP by an additional 2,500,000;

5.

To approve the Intersil Corporation Executive Incentive Plan so that compensation payable pursuant to the Executive Incentive Plan will be deductible performance-based compensation under Internal Revenue Code Section 162(m);

6.	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (“NEOs”); and
7.	To hold a non-binding advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers (once every year, every two years, or every three years).

Shareholders will also act on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed in the Notice of Availability of Proxy Materials.

You are entitled to vote if you were a shareholder at the close of business on Monday, March 10, 2014.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. If you do not plan on attending the Annual Meeting, you may vote your shares over the Internet, by telephone, or by requesting and mailing a proxy card. Please review the instructions on the Notice of Availability of Proxy Materials concerning each of these voting options in detail.

Should you receive more than one Notice of Availability of Proxy Materials, please be sure to vote each in response to every proposal so that all your shares will be voted. If your shares are held of record by a broker, bank, or other nominee, you will not be able to vote in person at the Annual Meeting unless you first obtain a ballot issued in your name from the record holder, which you may receive by declaring your intention to vote in person on the website designated in the Notice of Internet Availability of Proxy Materials.  Your proxy will not be used if you revoke it either before or at the Annual Meeting.

By Order of the Board of Directors,

Thomas C. Tokos	Milpitas, California
Senior Vice President, General Counsel and Secretary	March 14, 2014

Admittance to the Annual Meeting will be limited to shareholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

INTERSIL CORPORATION

1001 MURPHY RANCH ROAD

MILPITAS, CA 95035

PROXY STATEMENT

The proxy materials, including this Proxy Statement, proxy card or voting instruction card and our Annual Report will be made available on or about March 31, 2014 to owners of shares of Intersil Corporation Class A Common Stock.  This Proxy Statement contains information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. The Board of Directors encourages you to read this document thoroughly and take the opportunity to vote on these matters.

The enclosed proxy is being solicited upon the order of the Board of Directors (the “Board”) and we will incur costs in conjunction with such solicitation. Such costs include the charges of brokerage houses and their custodians, nominees or fiduciaries for forwarding documents to shareholders. We retained Phoenix Advisory Partners, a division of American Stock Transfer and Trust Company, LLC, to assist in soliciting proxies for a fee of $6,500, plus other  reasonable out-of-pocket expenses. In addition, certain of our officers, directors and regular employees, may solicit proxies by mail, in person, by telephone or fax.

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most shareholders have a choice of voting by the Internet, a toll-free telephone number or requesting and completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice of Availability of Proxy Materials to see which options are available to you. Proxies submitted by telephone or online must be received by 12:00 midnight, EDT, on Monday, May 5, 2014.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to our Secretary, (b) submitting a proxy bearing a later date, or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If you submit a proxy without providing directions, your shares will be voted by the individuals named on your proxy card as recommended by our Board. If you wish to give a proxy to someone other than those named on the proxy card, cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

Who can vote? Shareholders of record as of the close of business on March 10, 2014  are entitled to vote. On that day, 127,795,198 shares of Class A Common Stock were outstanding and eligible to vote. A list of shareholders eligible to vote will be available at our headquarters, located at 1001 Murphy Ranch Road, Milpitas, CA, 95035, beginning April 21, 2014.  Shareholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board recommend I vote? The Board recommends a vote “FOR” each Board nominee (Item 1), “FOR” the ratification of the Board of Directors’ appointment of KPMG LLP as our independent registered public accountants for the upcoming year (Item 2), “FOR” the approval of an amendment to our Amended and Restated 2008 Equity Compensation Plan to increase the number of shares authorized for issuance under the Plan (Item 4),  “FOR” the approval of an amendment to the Intersil Corporation Employee Stock Purchase Plan to increase the maximum number of shares of Common Stock that may be purchased under the Plan (Item 5), “FOR” the approval of the Intersil Corporation Executive Incentive Plan, “FOR” approval of the compensation of our NEOs (Item 6), and “FOR” approval of a one year frequency of future advisory votes on compensation of our NEOs (Item 7).

What shares are included in the proxy card? The proxy card represents all the shares of voting stock registered to your account. Each share is entitled to one vote on each matter presented other than in the election of Directors. Our Amended and Restated Certificate of Incorporation provides for cumulative voting for Directors. With cumulative voting, at each election of Directors, each holder of Class A Common Stock is entitled to votes equal to the number of shares they hold multiplied by the number of Directors to be elected. The holder may cast all of their votes for a single candidate or may distribute them among any number of candidates.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum has been reached. The affirmative vote of a majority of eligible shares present, in person or by proxy, at the Annual Meeting, and actually cast, is required to approve all matters. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners, the nominees may vote those shares only on routine matters such as the ratification of the appointment of independent accountants. On all non-routine matters, such as the election of Directors, nominees who have not received instructions from beneficial owners cannot vote and there is a so-called “broker non-vote” on that matter. Broker non-votes and abstentions are not counted in tabulations of the votes cast by shareholders and will have no effect in determining whether there has been an affirmative majority vote on a particular matter.

Who will count the vote? Broadridge Financial Solutions, Inc. will tally the vote, which will be certified by the Inspector of Elections.

Is my vote confidential? Proxies, ballots and voting tabulations are available for examination only by the Inspector of Elections and tabulators. Your vote will not be disclosed to the Board or to our management other than the Inspector of Elections and except as may be required by law.

CORPORATE GOVERNANCE

In accordance with Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and Restated Bylaws, our business, property and affairs are managed under the direction of the Board.  The Board has responsibility for reviewing our overall performance rather than day-to-day operations. Its primary responsibility is to oversee the actions of our management, and in so doing, serve the best interests of Intersil and its shareholders. The Board selects and provides for the succession of executive officers, and subject to recommendations by the Nominating and Governance Committee, nominates individuals to serve as directors upon election at our Annual Meeting or to fill any vacancies on the Board. The Board reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. The Board participates in decisions that could have a significant economic impact on Intersil. Management keeps the Directors informed of corporate activities through regular written reports and presentations at Board and committee meetings.

The Board believes that good corporate governance practices are essential to fostering good shareholder relations and creating shareholder value. We continually review our governance practices to ensure their relevance and appropriateness for Intersil and all of our shareholders. The Board’s Corporate Governance Guidelines (which includes director independence criteria), the charters of each of the Board’s committees, our Code of Corporate Conduct, and our Code of Ethics for Our Chief Executive Officer and Senior Financial Officers are available on the Investor Relations pages of our website at www.intersil.com. Shareholders may request copies of these documents free of charge by writing to Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, CA 95035, Attn: Investor Relations.

Board Leadership Structure. The roles of Chief Executive Officer (“CEO”) and Chairman of the Board are separate in recognition of the differences between the two roles. The CEO provides the strategic direction and the day-to-day leadership and performance, while the Chairman of the Board is an independent director with well-defined roles and responsibilities. This leadership structure is appropriate given that, among other things, the Chairman provides guidance to the CEO, presides over Board meetings and executive sessions which take place at each regularly scheduled Board meeting, acts as the liaison between the independent directors and the CEO, and facilitates full and open discussion among management and the independent directors. We believe that this structure allows the Board to fulfill its duties effectively and efficiently.

Members of the Board and its Committees. The table below provides a list of our Directors as well as the Committee(s) on which they served in 2013.  Each of the incumbent Directors attended at least 79% of the total number of Board and Committee meetings on which they served. It has been determined that, other than Dr. Sayiner, all of the Directors listed below are currently independent under the listing standards of The NASDAQ Stock Market.

Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee
Robert W. Conn	Robert W. Conn	James V. Diller[3]	James V. Diller[3]
James V. Diller	Mercedes Johnson[1]	Gary E. Gist	Gregory Lang[4]
Gary E. Gist	Jan Peeters[2]	Mercedes Johnson[1]	Donald Macleod[5]
Mercedes Johnson	Robert N. Pokelwaldt	Gregory Lang[4]	Jan Peeters
Gregory Lang		Donald Macleod[5]	Robert N. Pokelwaldt[2]
Donald Macleod (Chairman)		James A. Urry[2]	James A. Urry
Jan Peeters
Robert N. Pokelwaldt
Necip Sayiner
James A. Urry

Seven Board of Director meetings were held in 2013; five actions were taken by unanimous written consent	Nine Audit Committee meetings were held in 2013; no actions were taken by unanimous written consent	Six Compensation Committee meetings were held in 2013; eleven actions were taken by unanimous written consent	Four meetings were held by the Nominating and Governance Committee in 2013; two actions were taken by unanimous written consent

[1]

Ms. Johnson served as a member of the Audit Committee from January 2013, and the Compensation Committee from February 2013, until her appointment as Interim Chief Financial Officer on April 1, 2013 at which time she became ineligible to serve as a member of those Committees under applicable NASDAQ Listing Rules.

[2]	Chairman of the Committee.
[3]

Mr. Diller served as Interim CEO of Intersil from December 9, 2012 through March 13, 2013 during which time he was ineligible to serve on Committees of the Board.  He resumed his positions as a member of the Nominating and Governance Committee on March 14, 2013, upon his resignation as Interim CEO, and the Compensation Committee on May 5, 2013.

[4]	Mr. Lang was a member of the Compensation Committee through February 5, 2013. He was appointed a member of the Nominating and Governance Committee on February 6, 2013.
[5]	Mr. Macleod was appointed a member of the Compensation Committee on February 6, 2013 and a member of the Nominating and Governance Committee on May 9, 2013.

Directors Attendance at the Annual Meeting. We strongly encourage each of our Directors to attend the Annual Meeting. Last year, each of the incumbent Directors attended the Annual Meeting.

Committees of the Board. The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.  The charter of each committee is available under “Corporate Governance” on the Investor Relations section of our website at www.intersil.com.

Audit Committee—maintains the sole responsibility to appoint, approve engagements of, and oversee the independence and performance of our independent accountants. In addition, the Audit Committee oversees the integrity of our financial reporting and compliance with laws and regulations related to our financial reporting.  They also have the responsibility to establish procedures for the receipt and treatment of complaints regarding our financial reporting, internal accounting controls or other related auditing matters. The Audit Committee has the authority to engage counsel and other advisors to assist in carrying out its responsibilities. Mr.  Peeters qualifies as  a “financial expert” according to applicable securities laws and SEC regulations, and he has been designated by the Board as the financial expert.

Compensation Committee—reviews and approves the compensation of executive officers and certain other highly compensated individuals. In addition, the Compensation Committee administers certain benefit plans and makes recommendations to the Board regarding compensation of Board members. It also has the authority to administer, grant and issue awards under our equity compensation plan. Pursuant to its Charter, the Compensation Committee has delegated authority to a subcommittee, composed of at least two directors, to grant equity awards to executives and establish, administer, and certify the attainment of, performance goals associated with performance-based compensation paid to executives. (the “Subcommittee”).  The Subcommittee consists solely of directors who qualify as “outside directors” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Board has determined that, other than Mr. Diller, who once served as CEO of Elantec Semiconductor, Inc., now a wholly-owned subsidiary of Intersil, each member of the Compensation Committee qualifies as an “outside director.”

Nominating and Governance Committee—identifies, reviews, evaluates and recommends potential candidates to serve on the Board, as Chairman and as members of committees.  In addition, the Nominating and Governance Committee serves as a focal point for communication between such candidates, our Directors who are not members of the Nominating and Governance Committee, and our management. They  also monitor, evaluate and recommend corporate governance guidelines.

The Board’s Role in Risk Oversight. The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to Intersil, including operational, financial, legal, regulatory, and strategic risks. The Audit Committee of the Board regularly reviews areas of material risk through an ongoing process of Enterprise Risk Management (“ERM”) to understand company-wide risk identification, risk management and risk mitigation strategies.  The ERM process reviews areas of material risk at least annually and such reviews are discussed with the Audit Committee on a regular basis. The Chairman of the Audit Committee reports on the discussion during the next full Board meeting. The Board provides management guidance through the ERM process.  This process enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. We believe that the practices described above combined with our current leadership structure facilitate effective Board oversight of our significant risks.

Shareholder Communications. Parties interested in communicating directly with any of the individual Directors or the Board as a group may do so by writing to Investor Relations via e-mail at investor@intersil.com, or by mail to Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035. Our policy is to deliver such communications directly to the Board.

Directors’ Compensation and Related Party Transactions.  At the recommendation of the Compensation Committee, effective January 1, 2014, our Board implemented the following annual cash compensation for our non-employee directors which is payable in quarterly installments:

	Annual Cash Compensation

	Chairman	Members
Board Members	$80,000	$50,000
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000

Director compensation is generally reviewed annually.  In order to enhance the alignment of interests between Directors and shareholders, Directors are required to own a certain minimum dollar value of Intersil common stock. At the recommendation of the Compensation Committee, effective January 1, 2014, our Board implemented a common stock ownership requirement for non-employee directors in an amount equal to three times the value of the annual cash retainer (currently $150,000), which must be attained by the fifth anniversary of the date of the Director’s initial election to the Board.

Effective January 1, 2014, non-employee directors also receive equity compensation as follows:

Annual Grants	Initial Grants for Newly-Elected Directors

Deferred stock units equal in value to $120,000, determined by using the closing share price of Intersil’s common stock on The NASDAQ Stock Market, on the date of grant.  These deferred stock units will generally become vested one year from the date of grant.

1.       Deferred stock units equal in value to $75,000, determined by using the closing share price of Intersil’s common stock on The NASDAQ Stock Market, on the date of grant.  These deferred stock units will vest at a rate of 33 1/3% per year.

2.       Options to purchase Intersil’s common stock equal in value to $75,000, determined by using a generally accepted method of option valuation, on the date of grant. These stock options will vest at a rate of 33 1/3% per year.

3. Deferred stock units in an amount equal to the Annual Grant, pro-rated for time served as a director during the year of election, with vesting occurring the day prior to the next Annual Meeting.

Directors are reimbursed for travel expenses incurred while attending Board and committee meetings. Non-employee directors do not participate in any cash incentive plans, or participate in any pension plan or deferred compensation plan. Related party transactions, if any, are reviewed by the Audit Committee. There were no related party transactions during fiscal year 2013.

The following table provides compensation information for 2013 for each non-employee member of our Board.

Directors' Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Director	($)	($) [1]	($) [2]	($) [3]	($)
Robert W. Conn	55,000	33,520	8,350	3,840	100,710
James V. Diller	43,077	33,520	8,350	3,840	88,787
Gary E. Gist	51,000	33,520	8,350	3,840	96,710
Mercedes Johnson	27,710	-	-	3,840	31,551
Gregory Lang	50,986	33,520	8,350	3,840	96,697
Donald Macleod	85,425	33,520	8,350	640	127,935
Jan Peeters	70,000	33,520	8,350	16,880	128,750
Robert N. Pokelwaldt	65,000	33,520	8,350	3,840	110,710
James A. Urry	62,000	33,520	8,350	13,040	116,910

[1]

DSUs awarded at a price of $8.38 on April 1, 2013. The 2013 grants will vest incrementally over a three year period at
33 1/3% per year on the date of the grant.  Ms. Johnson did not receive an Annual Grant in 2013 associated with her director role.

[2]

Stock options issued on April 1, 2013 with a strike price of $8.38 and a calculated fair value  of $1.67. Options vest 100% on the first anniversary of the date of grant. Ms. Johnson did not receive an Annual Grant in 2013 associated with her director role.

[3]	Dividends paid on Deferred Stock Units ("DSUs") in 2013. Dividends paid to Messrs. Peeters and Urry include dividends from their 2005 DSUs which were deferred and released in 2013.

Compensation Committee Interlocks and Insider Participation. During fiscal year 2013, no member of the Compensation Committee while serving as such was an officer or employee of Intersil, or any of its subsidiaries, or was formerly an officer of Intersil or any of its subsidiaries, other than Mr. Diller, who was formerly the CEO of Elantec Semiconductor, Inc., an Intersil subsidiary and formerly the Interim CEO of Intersil.  For the period of December 9, 2012 through May 5, 2013, Mr. Diller was not a member of the Compensation Committee due to his appointment as our Interim CEO from December 9, 2012 through March 13, 2013.  No member of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 or Item 402(j)(3) of Regulation S-K.

Submission of Director Nominations. The Nominating and Governance Committee will consider director nominees submitted by shareholders in accordance with the procedures set forth in our Restated Bylaws. Those procedures require a shareholder to deliver notice to our Secretary or Assistant Secretary at our principal executive offices.  Delivery generally must be not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders.  If the date of the Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be delivered between 90 and 120 days prior to the Annual Meeting or, if the first public announcement of the date of the Annual Meeting is less than 100 days prior to the Annual Meeting, the 10th day following the public announcement.

Such notice must be in writing and must include:

(i)	the name and address of the nominating shareholder, as they appear in shareholder listings,
(ii)	the class and number of shares of Intersil stock which are owned beneficially and of record by the nominating shareholder,
(iii)	the nominee’s written consent to being listed in the proxy statement as a nominee and to serving as a director if elected, and
(iv)

any information regarding the nominee that is required under Regulation 14A of the Exchange Act to be included in a proxy statement relating to the election of Directors. Candidates recommended by the shareholders are evaluated on the same basis as other candidates (other than Directors standing for re-election) recommended by our Directors, officers, third party search firms or other sources,

(v)

as to the shareholder giving the notice and any beneficial owner on whose behalf the nomination is made, a description of any proxy, contract, agreement, arrangement or understanding between or among such shareholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons in connection with the proposal of such nomination, (I) a description of any agreement, arrangement or understanding (including any derivative or short positions, profits interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefits of share price changes for, or increase or decrease the voting power of, such shareholder or any such beneficial owners with respect to Intersil’s securities, (II) a representation that the shareholder is a holder of record of our stock and entitled to vote at such meeting to bring such nomination before the meeting and (III) a representation as to whether such shareholder or any such beneficial owner intends or is part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of our outstanding capital stock required to elect each such nominee and/or (y) otherwise to solicit proxies from shareholders in support of such a proposal.  Such information shall be supplemented by such shareholder and any such beneficial owner promptly, and in no event later than three (3) business days following any change to the information required under such clauses.

Criteria and Diversity. Among the minimum qualifications, skills, and attributes that the Nominating and Governance Committee looks for in nominees are the following:

(a)	integrity, competence, and judgment essential to effective decision-making,
(b)	ability and willingness to commit the necessary time and energy to prepare for, attend, and participate in meetings of the Board and one or more of its standing committees,
(c)	freedom from other outside involvements that would materially interfere with the individual’s responsibilities as a director,
(d)	background and experience that complements or supplements the background and experience of other Board members,
(e)	freedom from interests that would present the appearance of being adverse to, or in conflict with, the interests of Intersil, and
(f)

a proven record of accomplishment through demonstrated leadership in business, education, government service, finance, manufacturing or other relevant experiences that would tend to enhance Board effectiveness.

The evaluation process may include a comprehensive background and reference check, a series of personal interviews with  members of the Board and the Nominating and Governance Committee, and a thorough review by the Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. In addition, the Nominating and Governance Committee considers gender, cultural and geographical diversity in the director identification and nomination process as described in our Corporate Governance Guidelines. If the Committee determines that a candidate should be nominated for election to the Board, it will present its findings and recommendation to the full Board for approval.

Majority Voting for Directors. In February 2012, our Board amended our Bylaws to provide for a majority voting standard for the election of our directors in uncontested elections. Previously, our Bylaws were silent as to the voting standard for directors, and directors were elected using a plurality standard set forth in the Delaware General Corporation Law. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors. To be elected in an uncontested election, the votes “for” a director must exceed the votes “against” the director. Abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Governance Committee will consider the resignation offer and recommend to the Board whether to accept such offer. The Board will act on the recommendation within 90 days following receipt of the tender. After coming to a decision, the Board will publicly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable). If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier resignation,  removal or death. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board. The election of directors at the Annual Meeting is an uncontested election and thus the majority voting standard applies.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY BALLOT

Directors are elected at each Annual Meeting and hold office until the election held at the following Annual Meeting. A majority of the votes of eligible shares present in person or by proxy and actually cast is required for the election of directors. Our Amended and Restated Certificate of Incorporation provides for a Board of not fewer than five and not more than eleven members. The Board currently consists of ten Directors, but will be reduced to eight Directors effective as of the election of Directors at this Annual Meeting.

Director candidates are nominated by the Board upon the recommendation of the Nominating and Governance Committee. The Nominating and Governance Committee has recommended the eight nominees below, each of whom is currently a Director. Shareholders are also entitled to submit the names of director candidates for consideration by the Nominating and Governance Committee in accordance with the procedures set forth in our Restated Bylaws and summarized under the heading “Corporate Governance—Submission of Director Nominations.”

The person named on the form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board. Shareholders may cumulate their votes for Directors, and the Director elections are then determined by a majority of the votes cast.

Director Qualifications

Our Director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each Director has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of services to Intersil and our Board. Finally, we value their significant experience on other boards of directors.

The following biographies provide a brief description of each nominee’s age, principal occupation and business experience, (as of March 10, 2014)  and Directorships held in other corporations.

Nominees	Positions and Offices Held with Intersil
Donald Macleod	Chairman of the Board
Robert W. Conn	Director
James V. Diller	Director
Mercedes Johnson	Director
Gregory Lang	Director
Jan Peeters	Director
James A. Urry	Director
Necip Sayiner	President, CEO and Director

BUSINESS EXPERIENCE OF DIRECTORS

Donald Macleod, Chairman of the Board.  Mr. Macleod, age 65, has been Chairman of the Board since December 2012.  Mr. Macleod joined our Board as a Director on September 4, 2012.  Mr. Macleod served as President and CEO of National Semiconductor Corporation, an analog semiconductor company, from November 2009 to September 2011, when National Semiconductor was acquired by Texas Instruments Incorporated.  Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming CEO, including Chief Operating Officer and CFO.  He served as the Chairman of the Board of National Semiconductor from May 2010 to September 2011.  Mr. Macleod currently serves on the Board of Directors of Avago Technologies Limited, a global manufacturer of optoelectronics and analog interface components, a position he has held since November 2007.  In February 2014, Mr. Macleod was appointed to the Board of Directors of Knowles Corporation, a global supplier of advanced micro-acoustic, specialty components, and human interface solutions for the mobile communications, consumer electronics, medical technology, military/space and other industrial end markets.      In addition, Mr. Macleod also serves on the Board of Directors of a privately-held company.  Mr. Macleod’s qualifications to serve as a Director include his more than 30 years of experience in senior management and executive positions in the semiconductor industry (both in Europe and the United States), his experience as a financial executive at a semiconductor company and as a board member of publicly-traded semiconductor companies.

Robert W. Conn, Director. Dr. Conn, age 71, has been a Director since April 2000. Dr. Conn was appointed President, CEO and director of the Kavli Foundation, a philanthropic organization, in April 2009. Dr. Conn has been President of Conn Engineering & Consulting, Inc. since 2002. In addition, he has been a Professor and Dean of Engineering, Emeritus, at the University of California,  San Diego since 2004. From 2002 to 2008, Dr. Conn was Managing Director of Enterprise Partners Venture Capital. From 1994 to July 2002, Dr. Conn was the Dean of the Jacobs School of Engineering, University of California,  San Diego, and the Walter J. Zable Endowed Chair in Engineering. Dr. Conn served on the Board of Directors of ChipPAC, Inc. from 2002 through 2004, and on the Board of Directors of STATS ChipPAC, Inc. from 2004 through 2007. Presently, he is a member of the National Academy of Engineering. Dr. Conn has previously served on the Board of Directors of several privately-held companies. Dr. Conn’s qualifications to serve as a Director include his academic experience as Professor of Engineering and Dean of a major university engineering department and his experience as a venture capitalist specializing in technology companies.

James V. Diller, Director. Mr. Diller, age 78, has been a Director since May 2002.  He served as Interim President and CEO of Intersil from December 9, 2012 to March 13, 2013.  Mr. Diller is a retired Chairman of the Board of Elantec Semiconductor, Inc., a post he held from 1997 to May 2002. Mr. Diller served as a Director of Elantec Semiconductor, Inc. from 1986 to May 2002 when Elantec was acquired by Intersil. From November 1998 to July 2000, he served as Elantec’s President and CEO. Mr. Diller is a founder of PMC-Sierra, Inc., a company that engages in the design, development, marketing, and support of communications semiconductors, storage semiconductors, and microprocessors and was its President and CEO from 1983 to 1997; he was Vice Chairman of the Board of Directors until December 2013.  In addition, Mr. Diller became Chairman of the Board of Avago Technologies Limited, a global manufacturer of optoelectronics and analog interface components, in January 2010 and previously served on the Board of Avago since December 2005. He was a Director of Sierra Wireless, Inc. from 1993 through 2003. Mr. Diller’s qualifications to serve as a Director include his extensive analog IC company management experience in positions such as Chairman of the Board, CEO, President and General Manager, and his experience as a product development engineer.

Mercedes Johnson, Director. Ms. Johnson, age 60, has been a Director since August 2005. From April 1, 2013 through September 22, 2013 she served as the Interim CFO of Intersil. Ms. Johnson was previously the Senior Vice President of Finance and Chief Financial Officer (“CFO”) at Avago Technologies from November 2005 until her retirement in August 2008. Prior to her employment with Avago, Ms. Johnson worked for Lam Research Corporation, serving as its Senior Vice President of Finance from June 2004 to January 2005, and as its CFO from April 1997 to May 2004. Ms. Johnson has served as a member of the Board of Directors of Micron Technology, Inc. since June 2005 and has served as a member of the Board of Directors of Juniper Networks since May 2011. She also served on the Board of Directors for Storage Technology Corporation from January 2004 to August 2005. Ms. Johnson’s qualifications to serve as a Director include her experience as a senior financial executive at semiconductor and semiconductor equipment companies, and as a board member of publicly-traded semiconductor companies.

Gregory Lang, Director. Mr. Lang, age 50, has been a Director since February 2006. Mr. Lang has served as President, CEO and Director of PMC-Sierra, Inc., a company that engages in the design, development, market and support of semiconductor solutions for storage, mobile and optical networks, since May 2008. In March 2008, Mr. Lang resigned his position as President, CEO and Director of Integrated Device Technology Inc. (“IDT”). Mr. Lang joined IDT as President in October 2001, was appointed CEO in January 2003 and elected to the IDT Board of Directors in September 2003. Prior to joining IDT, Mr. Lang held the position of Vice President and General Manager of Intel’s platform networking group. Previously he managed Intel’s Ethernet, storage I/O processing, home networking and broadband businesses. Mr. Lang’s qualifications to serve as a Director include his more than 25 years of experience in the semiconductor industry in positions including CEO, President and Vice President and General Manager.

Jan Peeters, Director. Mr. Peeters, age 62, has been a Director since April 2000. Mr. Peeters is Chairman and CEO of Olameter Inc., a meter asset and data management company, which he formed in 1998. He presently serves, since 1998, as Chairman of Cogeco Inc. and Cogeco Cable Inc., publicly-traded Canadian companies in the areas of broadcasting and cable. In addition, Mr. Peeters serves as Chairman, since 2009, on the Board of GFFI, a small-cap financing company. Mr. Peeters served as Chairman on the Board of iNovia Capital, a venture capital company from 1999 to 2011. He also served as Governor of McGill University from 1999 to 2009 and he served on the Board of Directors of Call-Net, a publicly-traded Canadian telecommunications company, from 1999 to 2002. He was previously founder, vice-chairman, president and CEO of Fonorola Inc., a facilities-based long-distance telephone company from 1988 to 1998, at which time it was acquired by Call-Net Enterprises Inc. Mr. Peeters’ qualifications to serve as a Director include his senior executive experience at public and private companies in positions such as Chairman, Director and CEO.

James A. Urry, Director. Mr. Urry, age 60, has been a Director since our inception in August 1999. Mr. Urry has served as Senior Advisor at Augusta Columbia Capital Group LLC since May 2011. Prior to this, Mr. Urry was a Partner at Court Square Capital Partners, a private equity firm from July 2007 to May 2011. Court Square Capital Partners was established as a result of a spin-off from Citigroup Venture Capital Ltd. in 2007. Previous to this, Mr. Urry was a Partner at Citigroup Venture Capital Ltd. from 1989 to June 2007.   In February 2013, Mr. Urry was appointed to the Board of Directors of Kofax Limited, a provider of software and applications that simplify information-intensive customer interactions.    Mr. Urry served on the Board of Directors of Lyris, Inc. from June 2007 to August 2011 He also served as a Director of AMI Semiconductor prior to the merger of AMI and ON Semiconductor on March 12, 2008. Mr. Urry’s qualifications to serve as a Director include his experience as a senior executive at private equity firms, and as a Director at a public semiconductor firm.

Dr. Necip Sayiner,  President, CEO and Director,  age 48, has served as our President, CEO and Director since March 14, 2013.  Prior to joining Intersil, from September 2005 to April 2012, he served as President and Chief Executive Officer, and Director of Silicon Laboratories, a fabless semiconductor company engaged in the design of analog-intensive, mixed-signal integrated circuits.   Prior to joining Silicon Laboratories, Dr. Sayiner held various leadership positions at Agere Systems Inc., which included Executive Vice President and General Manager, Enterprise and Networking Division from August 2004 to September 2005; and Vice President and General Manager, Networking ICs Division from March 2002 to August 2004.  In September 2013, Dr. Sayiner was appointed to the Board of Directors of the Semiconductor Industry Association (SIA). Dr. Sayiner’s qualifications to serve as a Director include his analog IC company management experience, including President, CEO and Director at a publicly-traded semiconductor company and his product development and engineering experience.

The Board of Directors recommends a vote “FOR” each of the nominees listed.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITEM 2 ON PROXY BALLOT

The Board, acting upon the recommendation of the Audit Committee, asks that the shareholders ratify the selection of KPMG LLP as Intersil’s independent registered public accounting firm to audit and report upon our financial statements for the 2014 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting in person or by proxy and actually cast.

Unless otherwise specified by the shareholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of KPMG LLP as our independent accountants.

In the event the shareholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of Intersil and our shareholders.

One or more representatives of KPMG LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

AUDIT AND OTHER FEES PAID TO KPMG LLP

The aggregate fees incurred by the Company with KPMG LLP for the annual audit and other services for the fiscal year ended 2013 and 2012 were as follows:

	Fiscal Year

	2013 ($)	2012 ($)
Audit service fees	1,657,000	1,900,000
Audit-related fees	10,000	10,000
Tax fees	450,000	1,186,000
All other fees	-	-

All of the audit engagements relating to audit services, audit-related services and non-audit services described above were pre-approved by our Audit Committee in accordance with its Pre-Approval Policy. The Audit Committee Pre-Approval Policy provides for pre-approval by the Committee of audit, audit-related, tax and other accounting engagements.   The policy authorizes the Audit Committee to delegate one or more of its members pre-approval authority with respect to permitted engagements. Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of KPMG LLP.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the selection of KPMG LLP to serve as Intersil’s independent registered public accounting firm for the 2014 fiscal year.

APPROVAL OF AN AMENDMENT TO THE INTERSIL CORPORATION

AMENDED AND RESTATED

2008 EQUITY COMPENSATION PLAN

ITEM 3 ON PROXY BALLOT

The Board of Directors has approved, subject to shareholder approval, an amendment to increase the number of shares of Common Stock authorized for issuance under the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan, as amended and restated from time to time (the “2008 Equity Plan”) by 12,000,000 shares to a total of 46,352,316 shares.  As of the date of this Proxy Statement,  34,352,316 shares are reserved for issuance under the 2008 Equity Plan and approximately 10,032,935 of these shares remain available for future awards.  If this Proposal is approved by our shareholders, approximately 22,032,935 shares will be available for awards under the 2008 Equity Plan.  The Board of Directors believes that approval of the proposed amendment to the 2008 Equity Plan is necessary to permit Intersil to continue to offer a competitive compensation package.

The affirmative vote of the majority of shares present at the Annual Meeting in person or by proxy and actually cast is required for approval of the amendment to the 2008 Equity Plan.

A summary description of the 2008 Equity Plan is provided below. This summary is qualified in its entirety by the full text of the 2008 Equity Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

The Board of Directors recommends that shareholders vote “FOR” the amendment to the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan.

Summary of the 2008 Equity Plan

Purpose. The Board adopted the 2008 Equity Plan to enable key employees, directors and consultants to participate in the equity ownership of Intersil through awards of options, restricted stock, stock appreciation rights, deferred stock units, phantom shares and other stock-based awards. The purpose of the 2008 Equity Plan is to (i) align the interests of the eligible individuals with the interests of our shareholders, (ii) provide incentives for eligible individuals to exert maximum efforts for our success, (iii) attract and retain the best available talent, and (iv) reward key personnel for their part in increasing shareholder value.

Effective Date and Termination. Our Board adopted the 2008 Equity Plan on February 9, 2011, and our shareholders approved the 2008 Equity Plan on May 4, 2011 at our 2011 Annual Meeting. Our shareholders approved amendments to the 2008 Equity Plan on May 2, 2012 at our 2012 Annual Meeting and on May 8, 2013 at our 2013 Annual Meeting.  The 2008 Equity Plan will terminate on May 4, 2021, unless earlier terminated by the Board.

Administration. The 2008 Equity Plan is administered by the Compensation Committee of the Board (the “Committee”). The Committee is currently composed of four members, each of whom is a “non-employee director” as defined under Rule 16b-3(b)(3) promulgated by the SEC under the Exchange Act.  Three members qualify as an  “outside director” as defined under Section 162(m) of the Code and the regulations thereunder. The Board has designated certain members or officers to serve as a Secondary Committee and has delegated to the Secondary Committee authority to grant awards to eligible individuals who are not subject to the requirements of Rule 16b-3 under the Exchange Act or section 162(m) of the Code, subject to compliance with all legal requirements. The Secondary Committee has the same authority with respect to selecting the individuals to whom awards are granted and establishing the terms and conditions of awards as the Committee has under the terms of the 2008 Equity Plan.

The Committee has the following powers and authority with regard to the 2008 Equity Plan:

(i)	to interpret and administer the 2008 Equity Plan;
(ii)	to select the employees, directors and consultants to receive awards under the 2008 Equity Plan;
(iii)	to determine the type and amount of awards to be granted to participants;
(iv)	to determine the times at which awards will be granted;

(v)

to determine the terms and conditions of awards granted under the 2008 Equity Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an award and waivers or accelerations thereof, and waivers of or modifications to performance goals relating to an award, based in each case on such considerations as the Committee shall determine) and the terms of agreements which will be entered into with participants with respect to the 2008 Equity Plan;

(vi)	to adopt regulations for carrying out the 2008 Equity Plan and make changes in such regulations as it shall from time to time, think advisable; and
(vii)	to amend the 2008 Equity Plan if such power is so delegated by the Board.

Participation. All of our employees and consultants and all of our Directors are eligible to participate in the 2008 Equity Plan.    As of March 10, 2014, we had approximately 1,007 employees, 0 consultants and 9 non-employee directors.

Shares of Stock Available for Grant. If this amendment is approved by our shareholders, the 2008 Equity Plan will authorize 46,352,316 shares for issuance under our general share pool, 24,319,384 shares of which have been issued as of the date of this Proxy Statement. An additional 2,913,705 shares are available for issuance under the 2008 Equity Plan solely with respect to the exercise of options granted in connection with our 2009 stock option exchange program.  Each share issued pursuant to an award other than a stock option or stock appreciation right (“SAR”) will reduce the number of shares available for issuance by 2.33 shares. For example, if all awards under the 2008 Equity Plan are made in the form of restricted stock grants, approximately 19,893,697 shares will be available for issuance pursuant to such grants. The shares may be treasury shares or authorized but unissued shares.  The maximum number of shares that may be granted to any one individual may not exceed 2,500,000 during any calendar year, or in the case of awards payable in cash, such awards granted to any one individual may not exceed $4,000,000 during any calendar year.

Term of Awards. The maximum term of any option or stock appreciation right granted under the 2008 Equity Plan is seven years from the date of grant.

Certain Vesting Requirements. Subject to the terms of the 2008 Equity Plan, awards of deferred stock units, other stock-based awards, phantom shares and restricted stock shall vest ratably over a period of not less than three years unless the vesting of such awards is based upon the achievement of performance criteria, in which case such awards will vest over a period of not less than one year. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant awards of deferred stock units, other-stock-based awards, phantom shares and restricted stock representing, in the aggregate, not more than 10% of the number of shares reserved for issuance under the 2008 Equity Plan that are not subject to any minimum vesting period requirement.

Changes in Capital Structure. In the event of certain changes in our capital structure, such as a merger, consolidation, reorganization, share exchange, sale of substantially all of our assets or stock, stock dividend, stock split or other similar event, the Committee will make appropriate adjustments in the number and kind of shares authorized by the 2008 Equity Plan and other adjustments to outstanding awards as it deems appropriate.

Change of Control. In the event of a change-in-control (as defined in the 2008 Equity Plan), the Committee may, at its discretion (i) cancel any outstanding vested options and SARs in exchange for a cash payment of an amount equal to the difference, if any, between the then fair market value of the stock underlying the award less the exercise price of the award, (ii) after having given the award holder a chance to exercise any outstanding options or SARs, terminate any or all of the award holder’s unexercised options or SARs, (iii) where we are not the surviving corporation, cause the surviving corporation to assume or replace all outstanding options or SARs with awards involving the common stock of the successor corporation on terms necessary to preserve the rights of award holders, (iv) accelerate the vesting of options, SARs, restricted stock and other awards made under the 2008 Equity Plan, or (v) take any other actions it deems appropriate. In addition, unless otherwise provided by the Committee, all phantom shares, deferred stock units and other stock-based awards will generally be settled in a lump sum payment upon a change-in-control.

Amendment and Termination of the 2008 Equity Plan. The Board (or the Committee, if such power is so delegated by the Board) may amend, modify, suspend or terminate the 2008 Equity Plan, provided that shareholder approval of any amendment is obtained as required by applicable laws or regulations. The Committee may also amend any outstanding award without a participant’s consent, but an amendment to a participant’s award may not adversely impact the participant without his or her consent unless the amendment is required by law. However, neither the Board nor the Committee may, without approval of our shareholders, implement a program that provides for the repricing, replacing or cash buy-back, of underwater awards.

Performance Goals. Awards may be granted or vested contingent upon attaining goals related to our performance or the performance of any of our subsidiaries, divisions or business units (including divisions and business units of subsidiaries). Performance goals will be based upon one or more of the following: revenue; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or debt reduction.

Options. The Committee may grant options that are intended to be incentive stock options under Section 422 of the Code and non-qualified stock options. The price per share at which our common stock may be purchased upon exercise of an option may not be less than the fair market value of a share of common stock on the date of grant (or 110% of the fair market value of a share of common stock on the date of grant in the case of an incentive stock option granted to a more than 10% shareholder). The option price of an option awarded under the 2008 Equity Plan may not be reduced after the grant of such option except in the case of a change in our capital structure, unless the reduction is approved by a majority of the shares present and voted at a duly called meeting of the shareholders. The maximum term of an option is seven years from the date of grant (or 5 years from the date of grant in the case of an incentive stock option granted to a more than 10% shareholder).

A participant may pay the option price: (i) in cash or with a certified or bank cashier’s check at the time of exercise, (ii) with the consent of the Committee, by delivery of an assignment of a sufficient amount of the proceeds from the sale of shares of common stock to be acquired pursuant to such exercise, or (iii) with the consent of the Committee, in whole or in part in common stock held by the participant and valued at their fair market value on the date of exercise. The ability of a participant to exercise his or her options following termination of employment is addressed in the relevant award agreements.

The Committee may include in an option agreement a provision enabling the participant to exercise shares subject to options prior to the full vesting of the option. Any shares so acquired will remain subject to the vesting schedule of the underlying option and, prior to the time those shares become vested and following the participant’s termination of employment, we will be permitted to repurchase any shares so acquired for an amount equal to the lesser of the exercise price paid or the fair market value of the shares on the date of the repurchase.

Stock Appreciation Rights. A SAR allows a recipient to receive, upon exercise of the right, the increase in the fair market value of a specified number of shares of common stock from the date of grant to the date of exercise. Payment upon exercise of a SAR may be made in cash or common stock (including restricted stock). The ability of a participant to exercise his or her SARs following termination of employment is addressed in the relevant award agreements.

Restricted Stock. In a restricted stock award, the Committee grants to a participant shares of common stock that are subject to forfeiture upon specified events and/or the failure to achieve specified performance goals during a specified restriction period. During the restriction period, holders of restricted stock have the right to receive dividends from (which dividends are subject to the same restrictions as the underlying shares) and to vote the shares of restricted stock. Unless otherwise determined by the Committee, shares of restricted stock that have not yet become vested will be forfeited when a participant’s service is terminated for any reason.

Phantom Shares. The award of a phantom share gives a participant the right to receive payment of the fair market value of a share of common stock (or such lesser amount as determined by the Committee) upon the vesting of such phantom share award (or such later date as may be elected by the participant). The Committee establishes the terms and conditions of a phantom share award in an award agreement at the time the award is granted, including when such shares vest. Phantom shares will be settled upon vesting or at the end of a deferral period, either in cash or in shares of common stock or in any combination of the foregoing, as determined by the Committee. Payment will generally be made in a single lump sum, except that the Committee may allow a participant to elect to receive payment in installments over a period not to exceed 10 years. Unless otherwise determined by the Committee, phantom shares that are not vested upon a participant’s separation from service will be forfeited.

Deferred Stock Units. In a deferred stock unit (“DSU”) award, we will deliver, subject to certain conditions, a fixed number of shares of common stock to the participant at the end of a vesting period, or if elected by the participant, at the end of a deferral period which occurs after the award has vested. During the vesting and deferral period(s), the participant has no voting rights with respect to any shares deliverable in connection with the DSU. Amounts equal to any dividends declared prior to vesting, and post-vesting during the deferral period(s), will be paid to the participant, without interest, at the time when the shares are no longer subject to vesting or a deferral period(s). Unless otherwise determined by the Committee, all unvested DSUs will be forfeited upon a participant’s separation from service.

Other Stock-Based Awards. The Committee is authorized to grant any other type of stock-based award that is payable in, or valued in whole or in part by reference to, shares of our common stock and that is deemed by the Committee to be consistent with the purposes of the 2008 Equity Plan.

New Plan Benefits; Closing Price of Common Stock. Because grants of awards will be made from time to time by the Committee to those persons whom the Committee determines in its discretion should receive grants of awards, the benefits and amounts that may be received in the future by persons eligible to participate in the 2008 Equity Plan are not presently determinable.  On March 10, 2014, the closing price of our common stock was $12.64 per share.

Certain Awards Granted Under the 2008 Equity Plan.  The table set forth below indicates, as of March 10, 2014, for each of the named executive officers and the various groups indicated, the number of shares of our common stock underlying awards that have been granted (even if not currently outstanding) under the 2008 Equity Plan since its approval by shareholders at our 2012 Annual Shareholders Meeting.

Name and Position	Number of Shares Subject to Time-Based Stock Options	Number of Shares Subject to Time-Based Stock Awards	Number of Shares Subject to Performance-Based Stock Options (Target)	Number of Shares Subject to Performance-Based Stock Options (Maximum)	Number of Shares Subject to Performance-Based Stock Awards (Target)	Number of Shares Subject to Performance-Based Stock Awards (Maximum)
Necip Sayiner President and Chief Executive Officer	-	433,000	-	-	433,000	866,000
Richard Crowley Senior Vice President and Chief Financial Officer	-	100,000	-	-	-	-
Andrew M. Cowell Senior Vice President and GM Mobile Power Products	-	40,000	-	-	41,000	82,000
Susan J. Hardman Senior Vice President and GM Specialty Products	-	40,000	-	-	41,000	82,000
Mark Downing Senior Vice President, Corporate Strategy and GM Infrastructure Power Products	-	80,000	-	-	80,000	160,000
All Current Executive Officers as a Group		856,000	-	-	670,500	1,341,000
All Current Directors who are not Executive Officers as a Group	340,000	32,000	-	-	-	-
Robert W. Conn Director	5,000	4,000	-	-	-	-
James V. Diller Director	5,000	4,000	-	-	-	-
Gary E. Gist Director	5,000	4,000	-	-	-	-
Mercedes Johnson Director	300,000	0	-	-	-	-
Gregory Lang Director	5,000	4,000	-	-	-	-
Donald Macleod Director	5,000	4,000	-	-	-	-
Jan Peeters Director	5,000	4,000	-	-	-	-
Robert N. Pokelwaldt Director	5,000	4,000	-	-	-	-
James A. Urry Director	5,000	4,000	-	-	-	-
Each Associate of any Director, Executive Officer or Nominee	-	-	-	-	-	-
Each Other Person who Received or is to Receive 5 Percent of such Options, Warrants or Rights	-	-	-	-	-	-
All Employees, including All Current Officers who are not Executive Officers, as a Group	-	2,272,180	-	-	76,600	153,200

Summary of U.S. Federal Income Tax Consequences

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the 2008 Equity Plan. The discussion is for general informational purposes only and does not purport to be complete or address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE 2008 EQUITY PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE OR LOCAL INCOME TAX OR OTHER TAX CONSIDERATIONS.

Incentive Stock Options

Upon the grant of an incentive stock option (as defined in Section 422(b) of the Code), the option holder does not recognize any income and we (“Intersil or a subsidiary, as applicable”)  are not entitled to a deduction. In addition, no income for regular income tax purposes will be recognized by an option holder upon the exercise of an incentive stock option if the requirements of the 2008 Equity Plan and the Code are satisfied, including, without limitation, the requirement that the option holder remain employed by Intersil or a subsidiary during the period beginning on the date of grant and ending on the day three months (or, in the case of the option holder’s disability, one year) before the date the option is exercised. If an option holder has not remained an employee of Intersil or a subsidiary during the period beginning on the date of grant of an incentive stock option and ending on the day three months (or one year in the case of the option holder’s disability) before the date the option is exercised, the exercise of such option will be treated as the exercise of a non-qualified stock option and will have the tax consequences described below in the section entitled “Non-Qualified Stock Options.”

The federal income tax consequences of a disposition of the shares of common stock acquired pursuant to the exercise of an incentive stock option depends upon when the disposition of such shares occurs.

If the disposition of such shares occurs more than two years after the date of grant of the incentive stock option and more than one year after the date of exercise, any gain or loss recognized upon such disposition will be long-term capital gain or loss and we will not be entitled to any income tax deduction with respect to such incentive stock option.

If the disposition of such shares occurs within two years after the date of grant of the incentive stock option or within one year after the date of exercise (a “Disqualifying Disposition”), the excess, if any, of the amount realized over the option price will be treated as taxable income to the option holder and, subject to Section 162(m) of the Code, we will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder on such disposition. The amount of ordinary income recognized by the option holder in a Disqualifying Disposition (and the corresponding deduction, if any, to us) is limited to the lesser of the gain on such sale and the difference between the fair market value of the shares on the date of exercise and the option price. Any gain realized in excess of this amount will be treated as short-term or long-term capital gain (depending upon whether the shares have been held for more than one year). If the option price exceeds the amount realized upon such a disposition, the difference will be short-term or long-term capital loss (depending upon whether the shares have been held for more than one year).

If a participant is subject to the Alternative Minimum Tax (“AMT”), the tax consequences to the participant may differ than provided above. For purposes of calculating the AMT, upon the exercise of an incentive stock option, a taxpayer is required to include in his “alternative minimum taxable income” for the taxable year in which such exercise occurs an amount equal to the amount of income the taxpayer would have recognized if the option had not been an incentive stock option (i.e., the difference between the fair market value of the shares of common stock on the date of exercise and the option price). As a result, unless the shares of common stock acquired upon the exercise of the incentive stock option are disposed of in a taxable transaction in the same year in which such option is exercised, the option holder may incur AMT as a result of the exercise of an incentive stock option.

Except as provided in the paragraph immediately below, if an option holder elects to tender shares of common stock in partial or full payment of the option price for shares to be acquired upon the exercise of an incentive stock option, the option holder will not recognize any gain or loss on such tendered shares. No income will be recognized by the option holder in respect of the shares received by the option holder upon the exercise of an incentive stock option if the requirements of the 2008 Equity Plan and the Code described above are met. The number of shares received equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. Shares of common stock received in excess of the number of shares surrendered will have a tax basis of zero. The holding period of the shares received equal to the number of shares tendered will be the same as such tendered shares’ holding period, and the holding period for the excess shares received will begin just after the date of exercise. Solely for purposes of determining whether a Disqualifying Disposition has occurred with respect to such shares received upon the exercise of the incentive stock option, all shares are deemed to have been acquired on the date of exercise.

If an option holder tenders shares of common stock that were previously acquired upon the exercise of an incentive stock option in partial or full payment of the option price for shares to be acquired upon the exercise of another incentive stock option, and the tender of such shares occurs within two years after the date of grant of the first such incentive stock option or within one year after such shares were transferred to the option holder on the exercise of such incentive stock option, the tender of such shares will be a Disqualifying Disposition with the tax consequences described above regarding Disqualifying Dispositions. The shares of common stock acquired upon such exercise will be treated as shares of common stock acquired upon the exercise of an incentive stock option.

Non-Qualified Stock Options

Upon the grant of a non-qualified stock option, an option holder does not recognize taxable income, and we are not entitled to a deduction. Upon the exercise of a non-qualified stock option, an option holder will recognize compensation taxable as ordinary income equal to the excess of the fair market value of the shares received over the option price of the non-qualified stock option and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. An option holder’s tax basis in the shares of common stock received upon the exercise of a non-qualified stock option will be equal to the amount paid for such shares plus the amount required to be included in income, and the option holder’s holding period for such shares will begin at the date just after such exercise. Upon the sale of the shares received from the exercise of a non-qualified stock option, the option holder will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the option holder’s tax basis in such shares.

If a non-qualified stock option is exercised in whole or in part with shares of common stock held by the option holder, the option holder will not recognize any gain or loss on such tendered shares. The number of shares received by the option holder upon such an exchange that are equal in number to the number of tendered shares will retain the tax basis and the holding period of the tendered shares for capital gain purposes, and the number of shares received by the option holder upon such exchange that are in excess of the number of shares tendered will have a tax basis equal to the fair market value of such shares on the date of exercise (and the holding period of such shares will begin just after the exercise date).

Stock Appreciation Rights

Upon the grant of a stock appreciation right, a participant does not recognize taxable income, and we are not entitled to a deduction. Upon exercise or settlement of a stock appreciation right, a participant will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. A participant’s tax basis in shares of common stock received upon the exercise of a stock appreciation right will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin just after the exercise or settlement date. Upon the sale of shares of common stock received in exercise of a stock appreciation right, the participant will recognize short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Restricted Stock

Restricted stock will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such restricted stock does not make the election described below, the participant will not recognize any taxable income upon the grant of restricted stock and we are not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares at that time, less any amount paid for the shares and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to the fair market value of such restricted stock on the date on which the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin just after such date. Upon a sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the participant’s tax basis in such shares.

Participants granted restricted stock may make an election under Section 83(b) of the Code to recognize compensation taxable as ordinary income with respect to the shares when such shares are received rather than when the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares on the date of grant (valued without taking into account restrictions other than restrictions that by their terms will never lapse), less any amount paid for the shares. Subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. By making a Section 83(b) election, the participant will recognize no additional ordinary compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize short-term or long-term capital gain or loss with respect to the shares when they are sold, depending upon whether the shares have been held for more than one year. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value on the date of grant, and the participant’s holding period for such shares will begin just after that date. If the shares are subsequently forfeited, the participant will not be entitled to a deduction as a result of such forfeiture, but will be entitled to claim a short-term or long-term capital loss (depending upon whether the shares have been held for more than one year prior to forfeiture) with respect to the shares, but only to the extent of the consideration paid, if any, by the participant for such shares.

Generally, during the restriction period, dividends and distributions paid with respect to restricted stock will be treated as compensation taxable as ordinary income (not dividend income) received by the participant and, subject to Section 162(m) of the Code, we will receive a corresponding deduction. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made or which are paid after the restriction period lapses generally will be treated and taxed as dividend income.

Deferred Stock Units

Upon the grant of a deferred stock unit award, a participant does not recognize taxable income and we are not entitled to a deduction. When the award is settled (either upon vesting or when the deferral period for the award ends) and the participant receives shares of common stock, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares on the settlement date and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. A participant’s tax basis in shares of common stock received at the end of a vesting or deferral period will be equal to the fair market value of such shares, and the participant’s holding period will begin just after such date. Upon the sale of such shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares. Dividend equivalents will be taxable to participants upon distribution as compensation, and accordingly, the participant will recognize compensation taxable as ordinary income (not dividend income) in such amount and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. In addition, as discussed below, some deferred stock unit awards may be considered deferred compensation and must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion, additional taxes and interest.

Phantom Shares

Upon the grant of a phantom share award, a participant does not recognize taxable income and we are not entitled to a deduction. When a participant receives payment of a phantom share award (which may occur on the vesting date or a later date), the participant will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of the shares received and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. If a participant receives shares of common stock in settlement of phantom shares, the participant will have a tax basis in such shares equal to their fair market value on the date of settlement and the participant’s holding period with respect to such shares will begin just after such date. Upon the sale of shares received by the participant in settlement of phantom shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares. In addition, as discussed below, some phantom share awards may be considered deferred compensation and must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion, additional taxes and interest.

Other Stock-Based Awards

The tax treatment of other stock-based awards will generally be governed by the principles set forth in Sections 61, 83 and 451 of the Code. This tax treatment will vary depending on the type of award but should generally be analogous to the tax treatment of stock options, stock appreciation rights, restricted stock, deferred stock units and phantom shares, as described above, as the case may be. Accordingly, in most cases, another stock-based award, if payable in shares, will be subject to ordinary income taxation when the forfeiture restrictions, if any, in respect of any such award lapse and the shares are transferred to the participant, whichever occurs later, and, if another stock-based award is payable in cash, such award will be taxable upon the actual or constructive receipt of any such cash payment. Generally, subject to Code Section 162(m), we will be entitled to a deduction at the time the participant recognizes ordinary income in respect of another stock-based award, equal to the amount of ordinary income recognized by the participant. A participant’s tax basis in any shares received will generally be equal to the fair market value of such shares when the forfeiture restrictions lapse or the shares are transferred, whichever occurs later. The participant’s holding period for the shares will generally begin when the forfeiture restrictions lapse or when the Shares are transferred, whichever occurs later. Upon the sale of such shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares.

Please see the section above entitled “Restricted Stock” for the general federal income tax treatment of common stock that is received in settlement of other stock-based awards and which is subject to a substantial risk of forfeiture for federal income tax purposes upon receipt.

Section 162(m)

Under Section 162(m) of the Code, we generally may not deduct remuneration paid to the CEO and the three next highest paid executive officers other than the CFO (as disclosed on our proxy statement) to the extent that such remuneration exceeds $1,000,000, unless such remuneration is performance-based compensation. Under the 2008 Equity Plan, the Committee may, in its discretion, grant awards that are intended to qualify as performance-based compensation.

Section 409A

Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. Any award that provides for the deferral of compensation, such as phantom shares or deferred stock units that are settled more than two and one-half months after the end of the year in which they vest, must comply with Section 409A of the Code in order to avoid the adverse tax consequences set forth below. If the requirements of Section 409A of the Code are not met, all amounts deferred under the 2008 Equity Plan during the taxable year and all prior taxable years (to the extent not already included in gross income) will generally be included in the participant’s taxable income in the later of the year in which such violation occurs or the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been actually paid to the participant. In addition, such violation will result in an additional tax to the participant of 20% of the deferred amount plus interest computed from the date the award was earned, or if later, the date on which it vested. Participants are urged to consult their tax advisors to determine if Code Section 409A is applicable to their awards.

Section 280G

If the vesting and/or payment of an award made to a “disqualified individual” (as defined in Section 280G of the Code) occurs in connection with a change-in-control, such vesting and/or payment, either alone or when combined with other compensation payments which such disqualified individual is entitled to receive, may result in an “excess parachute payment” (as defined in Section 280G of the Code). Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such “excess parachute payment” received by such “disqualified individual” and Section 280G of the Code would prevent us from deducting such “excess parachute payment.”

APPROVAL OF AN AMENDMENT TO

THE INTERSIL CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

ITEM 4 ON PROXY BALLOT

At the Annual Meeting, shareholders will be asked to approve an amendment to the Intersil Corporation Employee Stock Purchase Plan (the “ESPP”) to increase the maximum number of shares of Common Stock that may be purchased under the ESPP by an additional 2,500,000 shares. The ESPP was approved by the Board of Directors in November 1999 and then by shareholders in February 2000.  In 2009, shareholders approved additional shares and an amendment to extend the term of the ESPP an additional nine (9) years which extended the termination date of the plan to February 28, 2019.  Approval of the proposed amendment requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon.

Prior to the effectiveness of the proposed amendment, a total of 4,533,334 shares of Common Stock had been reserved for issuance under the ESPP.  As of March 10, 2014, approximately 984,711 shares were available for purchase under the ESPP.

The Board of Directors has approved, subject to shareholder approval, an amendment to increase the maximum number of shares of Common Stock reserved under the ESPP by 2,500,000 shares to a total of 7,033,334 shares.

A summary description of the ESPP is provided below.  This summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this Proxy Statement as Exhibit B.  The closing price of the Common Stock on March 10, 2014 was $12.64.

The Board of Directors believes that the proposed amendment to the ESPP will permit the Company to continue to offer a competitive compensation package.

The Board of Directors recommends that shareholders vote “FOR” the amendment to the Intersil Corporation Employee Stock Purchase Plan.

Summary Description of Employee Stock Purchase Plan

The following description of the Employee Stock Purchase Plan (the “ESPP”) is qualified in its entirety by reference to the applicable provisions of the plan document.  A copy of the ESPP is attached to this Proxy Statement as Exhibit B.

Purpose. The Company’s Board of Directors adopted the ESPP to promote the interests of the Company by providing eligible employees with the opportunity to acquire an ownership interest in the Company through participation in a payroll deduction based employee stock purchase plan designed to qualify under Section 423 of the Internal Revenue Code (the “Code”).

Eligibility and Participation. Generally, any employee of the Company or its participating affiliates on active payroll status who customarily works more than 20 hours per week for more than five months each calendar year is eligible to participate in the ESPP.  However, employees who are five-percent owners are not eligible to participate in the ESPP.  Generally, an election to participate in the ESPP must be made during a semi-annual enrollment period, in accordance with the enrollment procedures prescribed by the ESPP’s administrator.  The semi-annual enrollment periods will occur at the times specified by the ESPP’s administrator.    As of March 10, 2014, there were approximately 1,007 employees eligible to participate in the ESPP.

Administration. The ESPP is administered by the Company’s Board of Directors or by a committee appointed by the Board (the “Committee”).  The Committee consists of at least two individuals, all of whom qualify as “outside directors” and “non-employee directors,” as those terms are defined by section 162(m) of the Code and Rule 16b-3 of the Securities Exchange Act of 1934, respectively.

The Committee may make such rules and regulations and establish such procedures for the administration of the ESPP, as it deems appropriate.  The Committee has the authority to interpret the ESPP, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law.  Additionally, the Committee may take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the ESPP or the administration or interpretation thereof.

Shares of Stock Available Under the ESPP. There are 4,533,334 shares of Common Stock currently reserved for issuance under the ESPP.  As of March 10, 2014, approximately 984,711 shares remained available for purchase under the ESPP. If the proposed amendment to the ESPP is approved, both the shares reserved under the ESPP and the shares available for purchase under the ESPP will increase by 2,500,000 shares.  Available shares are authorized but unissued or reacquired Common Stock, including Common Stock purchased on the open market.  The number of available shares is subject to adjustment in the event of a stock dividend, stock split, combination of shares, exchange of shares or other similar changes affecting the outstanding Common Stock.

Purchase of Common Stock. Shares of Common Stock will be offered to eligible employees during the purchase periods established by the ESPP.  There are two six-month purchase periods: (1) beginning with the first trading day in April and ending on the last trading day in September, and (2) beginning with the first trading day in October and ending on the last trading day in March.

Each participant enrolls in the ESPP for a given purchase period by authorizing payroll deductions designating a percentage of compensation – from 1% to 10%, in 1% increments – to be withheld and credited to an account in his or her name.  These contributions are made on an after-tax basis.  No interest is credited to this account.  An election to participate in the ESPP for a particular purchase period applies to subsequent purchase periods, unless it is revoked as described below.  A participant may revoke the election entirely in accordance with the procedure described below, but otherwise may not change his or her elected payroll deduction percentage during a purchase period.

Participants have the right to purchase shares of Common Stock on the purchase date occurring at the end of each purchase period during which they participated in the ESPP.  On the purchase date, the participant’s accumulated payroll deductions are used to purchase shares of Common Stock.  The purchase price of each share of Common Stock will be eighty-five percent (85%) of the fair market value per share of Common Stock on the applicable purchase date.  The number of shares of Common Stock which will be purchased on behalf of a participant on the purchase date will be that whole and fractional number of shares obtained by dividing the total amount of the participant’s payroll deductions for that purchase period by the purchase price in effect for that purchase date.  The maximum number of shares of Common Stock which may be purchased is subject to the limitations described below.  Any payroll deductions not used because of these limitations are refunded to the participant or rolled over for subsequent purchase periods at the discretion of the ESPP’s administrator.

Stock Purchase Limits.  The Code and the ESPP impose certain limits on the amount of Common Stock that can be purchased with payroll deductions under the ESPP.  Under the Code and the ESPP, a participant may not purchase Common Stock under the ESPP in an aggregate amount which exceeds $25,000 in fair market value of Common Stock (determined as of the first trading day of the relevant purchase period) during a calendar year.  The ESPP also limits the maximum number of shares that may be purchased by a single participant on any one purchase date to 16,667 shares.  Such limitation is subject to adjustment for stock dividends, stock splits, combinations of shares, exchanges of shares or other similar changes affecting the outstanding Common Stock.

Termination of Participation. A participant may revoke a payroll deduction election at any time before the last two weeks of the purchase period.  Participants who make this revocation will not be allowed to purchase shares on the purchase date. In addition, no further payroll deductions will be collected with respect to that purchase period, and any payroll deductions already collected will be refunded to the participant without interest.  A revocation is irrevocable with respect to a particular purchase period.  However, a participant may choose to begin participating again by enrolling during the semi-annual enrollment period occurring before the start date of the next purchase period for which he or she is eligible to participate.

If a participant is on a leave of absence, the participant will be deemed to be an employee for a period of up to 90 days.  If the leave of absence is paid, the participant’s payroll deduction election in effect at the time of leave will continue.  If the leave is unpaid, no deductions or contributions will be permitted during the leave.  If the participant returns to work within 90 days after the leave of absence, payroll deductions under the ESPP will automatically resume at the rate in effect at the time the leave began.  If the participant’s leave lasts longer than 90 days, the participant will cease to be an eligible employee under the ESPP.

Should a participant cease to be an eligible employee for any reason (including being on leave of absence for more than 90 days, death, long-term disability or lay-off) during any purchase period for which the participant has made an election, his or her payroll deductions with respect to that purchase period will terminate and the participant’s previous payroll deductions will be refunded in cash (without interest).

Shareholder Rights. Participants have all of the rights and privileges of a stockholder of the Company with respect to the shares of Common Stock purchased under the ESPP.  A participant will only receive dividends paid on the Common Stock purchased if the purchase occurred before the applicable record date for such dividend.

Amendment. The Board of Directors may amend the ESPP at any time and for any reason.  However, unless approved by the shareholders of the Company, no amendment can:

•	Increase the maximum number of shares of Common Stock that may be purchased under the ESPP or the maximum number of shares that may be purchased by a participant on any one purchase date;
•	Change the purchase price formula so as to reduce the purchase price; or
•	Materially increase the benefits payable under the ESPP or materially modify the requirements for eligibility to participate under the ESPP.

Effective Date and Termination.  The effective date of the ESPP was March 1, 2000 and it is currently scheduled to terminate on February 28, 2019, however, the Board of Directors may earlier terminate the ESPP at any time at its discretion.

Plan Benefits

The number of shares of Common Stock that will be purchased or received in the future by participants in the ESPP is not currently determinable. Since benefits to be received in the future are not determinable, the below table reflects the benefits received by the stated individual(s) under the ESPP in the 2013 fiscal year.

All shares that are currently outstanding under the ESPP are reflected in the Equity Compensation Plan Information table in this Proxy Statement.

Intersil Corporation Employee Stock Purchase Plan 2013

Name and Principal Position	Dollar Value ($)	Number of Units

Necip Sayiner, President and CEO	-	-
Richard Crowley, Senior Vice President and CFO	-	-
Andrew M. Cowell, Senior Vice President and GM Mobile Power Products	28,313	3,109
Mark Downing, SVP, Corporate Strategy and GM Infrastructure Power Products	-	-
Susan J. Hardman, Senior Vice President and GM Speciality Products	28,664	2,948
Executive Group (16(b) Officers)	84,474	8,995
Non-Executive Officer Employee Group	6,877,236	698,737

Summary of U.S. Federal Income Tax Consequences

Federal Tax Treatment. A participant recognizes no taxable income and the Company is not entitled to a deduction for the year in which the participant enrolls in the ESPP nor for the year in which he or she purchases stock under the ESPP.

Section 423 of the Code establishes a holding period which is important in determining how any gain or loss on disposition of shares acquired under the ESPP is to be treated.  This holding period is effectively two years from the beginning of the purchase period for shares purchased at the end of such period.  If a participant sells or otherwise disposes of shares prior to the expiration of the required holding period (a “disqualifying disposition”), the participant will recognize compensation income at that time equal to the excess of the fair market value of the shares on the purchase date over the purchase price of the shares.  Any amount recognized upon a disqualifying disposition in excess of the fair market value of the shares on the purchase date will be treated as short-term or long-term capital gain, depending on whether the shares have been held for more than one year.  If the sale price is less than the sum of the purchase price and the amount included in income as a result of the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending on whether the shares have been held for more than one year.

If a participant sells his or her shares after the holding period described above, he or she will recognize compensation income in an amount equal to the lesser of (i) 15% of the fair market value of the Common Stock determined as of the first day of the purchase period or (ii) the excess, if any, of the fair market value of the Common Stock on the date of sale over the purchase price.  If the purchase price exceeds the fair market value on the date of sale, no amount is reported as compensation income.  If the fair market value of the Common Stock on the date of sale exceeds the sum of the purchase price plus any amount recognized as compensation income, as described above, the amount of such excess is recognized as a long-term capital gain.  If the purchase price exceeds the fair market value on the date of sale, such excess is a long-term capital loss.

Withholding. The Company will deduct from participants’ payroll checks all federal, state, local and other taxes required by law to be withheld with respect to any income attributed to participants as a result of their participation in the ESPP.

If a participant makes a disqualifying disposition, and, if the Company or any affiliate has a tax-withholding obligation because of such disposition, the participant must pay to the Company or the affiliate an amount equal to any such withholding tax.

The foregoing discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to an ESPP participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

APPROVAL OF THE INTERSIL CORPORATION

EXECUTIVE INCENTIVE PLAN

ITEM 5 ON PROXY CARD

The Board asks that the shareholders approve a revised Executive Incentive Plan.  Approval requires the affirmative vote of a majority of eligible shares present at the Annual Meeting in person or by proxy and actually cast.

The Executive Incentive Plan is intended to promote the growth and performance of Intersil by linking a portion of the total compensation for certain key employees to the attainment of applicable financial and other measurable objectives. The Executive Incentive Plan has the further purpose of fulfilling Intersil’s objective of offering a competitive total compensation package to its employees, thus enabling Intersil to attract and retain employees of high caliber and ability.

The new Executive Incentive Plan being submitted for shareholder approval revises the current Intersil Corporation Executive Incentive Plan by broadening the category of performance goals that may be used by the Committee.  The Board of Directors believes that the availability of a broader category of performance goals under the Plan will enable the Committee to better adapt performance goals to changing business conditions. If shareholders approve the revised Executive Incentive Plan, it will replace the current Executive Incentive Plan and will remain effective until further amended.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits to $1 million per year the federal income tax deduction for compensation paid by a public company to certain key individuals. This $1 million per year limit does not apply to compensation that qualifies as “performance-based compensation” under regulations adopted under the Code (“Regulations”). The Board of Directors is seeking shareholder approval of the Executive Incentive Plan at this meeting so that compensation payable pursuant to the Executive Incentive Plan will be deductible performance-based compensation under Code Section 162(m).

The Board of Directors recommends that shareholders vote “FOR” approval of the

Intersil Corporation Executive Incentive Plan.

Summary of Material Terms of the Executive Incentive Plan

The following summary of the principal features of the Executive Incentive Plan is subject to the complete terms of the Executive Incentive Plan, a copy of which is attached to this Proxy  Statement as Exhibit  C.

Eligible Participants. All salaried employees of Intersil, its subsidiaries and affiliates are eligible to be selected to participate in the Executive Incentive Plan.  Participants of the Executive Incentive Plan currently consist of the Chief Executive Officer and his direct reports. Currently, 10 executives participate  in the plan.

Administration. With respect to executive officers of Intersil, the Executive Incentive Plan is administered by a committee or sub-committee of the Board consisting solely of outside directors. With respect to participants who are not executive officers, the Board, a committee or sub-committee of the Board, or the Chief Executive Officer is able to administer the Executive Incentive Plan. The term “Committee,” as used in this summary, refers to a committee or sub-committee consisting of outside directors of the Board, or the Chief Executive Officer, as applicable to the particular Executive Incentive Plan participants.

Performance Goals and Awards. Pursuant to the Executive Incentive Plan, the Committee establishes a “target annual incentive award” for each participant for a performance period or periods specified by the Committee and selects performance goals for the participant.  Performance goals will be based upon one or more of the following: revenue; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); gross, operating or net profit margin;  operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction;  other objective financial metrics as the Committee may consider appropriate; or objectively determinable non-financial management business objectives.   The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: (1) extraordinary, unusual or non-recurring items; (2) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (3) effects of currency fluctuations; (4) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (5) expenses for restructuring, productivity initiatives or new business initiatives; (6) impairment of tangible or intangible assets; (7) litigation or claim judgments or settlements; (8) non-operating items; (9) acquisition expenses; (10) discontinued operations; and (11) effects of assets sales or divestitures.  Any such business criterion or combination of such criteria may apply to the Participant’s bonus opportunity in its entirety or to any designed portion or portions of the bonus opportunity, as the Committee may specify.

Each executive’s target annual incentive award and performance goal or goals for a plan performance period will generally be established by the Committee and the performance goal or goals will thereafter not be changed. A target annual incentive award payable to an executive may be reduced (but not increased) by the Committee in its sole discretion and in any event will not exceed $2,000,000 for any plan year.

Payment. Benefits or amounts that will be received by or allocated to participants in the Executive Incentive Plan are not determinable until the completion of the performance period. Payment of any amount payable to a participant shall be made at such time(s) as the Committee may in its discretion determine.

Amendment. The Board or the Compensation Committee may amend, suspend, or terminate the Executive Incentive Plan at any time provided that no such termination or amendment may alter a participant’s right to receive a distribution previously earned by such participant under the Executive Incentive Plan.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

ITEM 6 ON PROXY BALLOT

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors is seeking a non-binding shareholder advisory vote on the compensation of each person who served as our CEO during 2013,  each person who served as our CFO, and our three most highly compensated executive officers other than our CEOs and CFOs (collectively, our “Named Executive Officers” or NEOs”) as set forth on the Summary Compensation Table in the Compensation Discussion and Analysis (the “CD&A”) below. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed in the Executive Compensation section and accompanying tables and narrative disclosures of this Proxy Statement.

Results of Prior Annual Meetings.  The Compensation Committee considers your vote when evaluating our compensation programs and practices applicable to the NEOs and in determining future compensation.    During our 2013 Annual Meeting, shareholders representing approximately 98% of our shares voting at such meeting voted in favor of the 2012 compensation of our NEOs (commonly referred to as “Say-on-Pay” vote).  During our 2012 Annual Meeting, shareholders representing approximately 91% of our shares voting at such meeting voted in favor of the 2011 compensation of our NEOs. During our 2011 Annual Meeting, shareholders representing approximately 44% of our shares voting at such meeting voted in favor of the 2010 compensation of our NEOs.

Recent Highlights of our Executive Compensation Program.  Below are some of the changes to our executive compensation program that we have implemented over the past three years to ensure that executive compensation is aligned with our performance.

•

In 2011, we modified our annual performance-based equity program for our NEOs and executive leadership team, introducing our MSU program, comprised of Market Stock Units (“MSUs”) and Market Stock Options (“MSOs”). In 2013, the MSU program was modified such that (a) the peer comparisons for Total Shareholder Return (“TSR”) are now based on the S&P Semiconductor Select Index rather than a smaller and finite group of company elected peers, and, (b) awards are comprised of only MSUs. In 2013, we continued the practice of ensuring at least 50% of our NEO’s annual equity grants are performance-based. Also, in 2013, the total equity grants, including performance grants at target, were granted at a level that corresponded to the 50th percentile of the market data.

•	We added clawback provisions that went into effect in 2011 for all Section 16 officers.

•	Executive change-in-control agreements entered into after November 30, 2011 do not include a provision for payment of taxes imposed under Section 4999 of the Internal Revenue Code, as amended.

•

We revised our peer group of companies in 2012 and in 2013 to include companies which are sized more closely to us; however, we continue to believe that some of the larger peer companies in our compensation peer group need to be included as we tend to compete with these companies for executive talent, as well as compete with them in the markets we serve.

•

For 2013, our incentive program aligns employee compensation with our short-term operating profitability and emphasizes our pay for performance philosophy and gives greater visibility and transparency to our shareholders on our incentive compensation practices.

•

We proactively reach out to a variety of shareholders to seek more detailed feedback regarding our executive compensation program. Our Compensation Committee carefully considers this feedback when making decisions regarding executive compensation.  In addition, members of our Compensation Committee spend considerable time reviewing our compensation components, including examining benchmark data and compensation practices with Compensia, the Compensation Committee’s independent compensation consultant.

•	In 2013, we hired a new Chief Executive Officer and 50% of his new hire grant is performance-based under our MSU Program.

Our compensation program is designed to pay our NEOs for performance. As described in the CD&A, our compensation program for our NEOs is heavily weighted toward “at-risk” performance-based pay. For example, in 2013,  100% of our Interim CFO’s compensation was performance-based.  In addition,  approximately 50% of our new CEO’s and our other NEOs’ target compensation opportunity was performance-based. The amounts deemed to be “at-risk” are time-based stock options (since they have no value unless our stock price increases), performance-based stock options (since they are earned only if we outperform a specified percentage of our peers in TSR and will have value only if our stock price increases after grant), performance-based deferred stock units (since they are earned only if we outperform a specified percentage of our peers in TSR), and short-term quarterly cash bonuses (since payment is made only if we achieve certain operating income targets).  For 2013 grants, we issued time-based and performance-based equity which when combined equaled approximately the 50th percentile of market if performance-based equity pays out at target.  Under our MSU Program, our TSR performance has to meet the 25th percentile of peer performance as a minimum threshold, and our TSR performance has to meet the 50th percentile of peer performance for target level payout.  In addition, as described in the CD&A, our NEOs’ 2013 cash incentives were based entirely on our adjusted or Non-GAAP operating income results, because we believe that operating income is an important factor in the creation of shareholder value.    Consistent with our emphasis on performance-based compensation,  none of our NEOs received discretionary bonuses in 2013.

Our compensation program is designed to align our NEOs’ interests with our shareholders’ interests. Equity awards granted to our NEOs comprise a substantial portion of their annual compensation. Performance-based equity grants, in the form of MSUs issued under our MSU Program,  are generally subject to vesting over a period of three years. Time-based equity, in the form of DSUs, Restricted Stock Units (RSUs) and stock options, is generally subject to vesting over a period of four years.  We believe that these multi-year vesting periods help align the interests of our NEOs with those of our shareholders because a substantial portion of their compensation is tied to our long-term success.

Moreover, our CEO and CFO are required to maintain certain levels of ownership of our stock (exclusive of stock options). We believe that by focusing our CEO and CFO on the creation of long-term value, these two elements serve to align their interests with those of our shareholders.

Our compensation program is designed to be fair and competitive. Our Compensation Committee, which is responsible for establishing the compensation of our NEOs, is comprised solely of independent directors. In addition, our Compensation Committee retains an independent compensation consultant to advise it on competitive market practices and other areas of NEO compensation. We consistently benchmark our compensation against our peer companies to ensure our compensation program is fair and competitive.

Based on the foregoing, the Board recommends that our shareholders approve the following resolution (the “Executive Compensation Resolution”):

RESOLVED, that the compensation paid to our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The Board of Directors recommends that shareholders vote “FOR” approval of the Executive Compensation Resolution.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

ITEM 7 ON PROXY BALLOT

Pursuant to Section 14A of the Exchange Act, the Board is seeking the input of the Company’s shareholders on the frequency with which it will hold a non-binding advisory vote on the compensation of our NEOs (the “say-on-pay” vote described above in Proposal 6).

Preferred Frequency of the Vote

The Board requests that you support a frequency period of every year for future non-binding shareholder votes on the compensation of our NEOs.  A shareholder advisory vote on NEO compensation is very important to us. Setting a one year period for holding this advisory vote will enhance shareholder communication by providing a clear, simple means for us to obtain information on investor sentiment about our NEO compensation philosophy. Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years or three years (or abstain) when voting in response to the resolution set forth below:

RESOLVED, that the Company hold a shareholder advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, with a frequency of once every one year, two years or three years, whichever receives the highest number of votes cast with respect to this resolution.

Effect of Frequency Vote

This “say-on-pay” frequency vote is advisory only and is not binding on the Company, the Board or the Compensation Committee. However, the Board expects to take into account the outcome of this vote when considering how frequently to seek a “say-on-pay” vote of shareholders in the future.

Results of Prior Annual Meetings

During our 2011 Annual Meeting, approximately 88% of our shareholders who voted on the frequency of our advisory vote on NEO compensation voted in favor of having an advisory vote on the compensation of our NEOs on an annual basis as recommended by our Board of Directors.

The Board of Directors recommends that shareholders vote “FOR” the approval of a one-year say-on-pay frequency vote.

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The shareholder meeting for the next fiscal year will be held on or about May 6, 2015. Shareholders wishing to have a proposal included in our 2015 Proxy Statement must submit the proposal so that our Secretary receives it no later than November 14, 2014, which is 120 days prior to the first anniversary of the date this Proxy Statement was released to shareholders. The SEC rules set forth standards as to what shareholder proposals are required to be included in a proxy statement.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described above) but is instead sought to be presented directly at next year’s Annual Meeting, SEC rules permit management to vote proxies in our discretion if (a) we receive notice of the proposal before the close of business on February 6, 2015 and we advise shareholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on February 6, 2015. Notices of intention to present proposals at the 2015 Annual Meeting should be addressed to the Senior Vice President, General Counsel and Secretary of Intersil Corporation.

AUDIT COMMITTEE REPORT

Report of the Audit Committee to the Full Board of Directors of Intersil Corporation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee appoints the independent accounting firm, which reports directly to the Audit Committee, to audit our financial statements.  The Audit Committee consults with, and reviews recommendations made by, the accounting firm with respect to our financial statements, financial records and financial controls and makes recommendations to the Board as it deems appropriate from time to time. Pre-approving both audit and non-audit engagements with the independent accountants is also the responsibility of the Audit Committee. The Board adopted a written charter setting forth the functions the Audit Committee is to perform and this report is made pursuant to that charter.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management is responsible for the financial reporting process including our system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In 2013, the Audit Committee held nine (9) meetings and had no actions by Unanimous Written Consent.  In addition, the Audit Committee met with management periodically during fiscal year 2013 to consider the adequacy of our internal controls, and discussed these matters and the overall scope and plans for the audit with KPMG LLP, our independent accountants during that time period. The Audit Committee also discussed with senior management and KPMG LLP our disclosure controls and procedures and the certifications by our CEO and CFO, which are required by the SEC.

The Audit Committee established procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2013 Annual Report on Form 10-K with management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with KPMG LLP, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 114. The Audit Committee has received the written disclosures as well as the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence. In addition, the Audit Committee reviewed auditor independence with KPMG LLP, including the compatibility and effect on their independence of non-audit services performed.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit. The Audit Committee met with KPMG LLP, with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting. The Audit Committee held nine (9) meetings and took no action by unanimous written consent in fiscal year 2013.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 3, 2014 for filing with the SEC.

The Audit Committee has appointed the firm of KPMG LLP, independent registered public accountants, to audit and report upon our financial statements for the fiscal year ending January 2, 2015.  We are requesting shareholder ratification of the appointment of KPMG LLP. In appointing KPMG LLP as our auditors for fiscal year 2014, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services are compatible with maintaining their independence.

AUDIT COMMITTEE

Jan Peeters, Committee Chairman
Robert W. Conn
Robert N. Pokelwaldt

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our executive officers and key employees are as follows:

Dr. Necip Sayiner, President, CEO and Director. Dr. Sayiner is described above as a nominee for Director.

Richard Crowley, Senior Vice President and CFO.  Mr. Crowley, age 57,  has served as our Senior Vice President and CFO since September 23, 2013. Prior to joining Intersil, he was Senior Vice President of Finance and CFO for Integrated Device Technology from October 2008 to September 2013 where he drove major restructuring efforts to improve operating results. Prior to joining IDT, Mr. Crowley was the Vice President of Finance and CFO for Micrel Semiconductor from September 1999 to September 2008 where he played a key role in improving profitability and capital structure.  He also served as Vice President and CFO at Vantis Corporation from December 1998 to August 1999.  Prior to this, Mr. Crowley served as Vice President, Corporate Controller and Chief Accounting Officer at National Semiconductor Corporation from October 1995 to November 1998.  In addition, Mr. Crowley held various finance management positions during his tenure at National Semiconductor which began in 1980.

Andrew M. Cowell, Senior Vice President and GM Mobile Power Products. Mr. Cowell, age 48,  has served as our Senior Vice President, Mobile Power Products since August 2013.  Prior to this he served as our Senior Vice President, Power Management Products Group since May 5, 2012 and was our Senior Vice President, Consumer Products Group from May 31, 2011 to May 4, 2012. Mr. Cowell joined Intersil from Micrel Semiconductor, where he served for four years as Vice President of Analog Marketing. Prior to this, Mr. Cowell served as the head of Micrel’s Strategic Applications division with responsibility for new product definition for power products. He also served in the role of Marketing and Applications Manager for the power product line. Prior to joining Micrel, Mr. Cowell worked for Siliconix Semiconductor where he held a variety of technical positions throughout the world. Mr. Cowell began his career as a design engineer at Advanced Power Supplies.

Mark A. Downing, Senior Vice President, Corporate Strategy and GM Infrastructure Power Products.  Mr. Downing, age 54, has served as our Senior Vice President, Corporate Strategy and GM Infrastructure Power Products since August 2013.  Prior to this he was our Senior Vice President, Corporate Strategy and Business Development from May 1, 2013 to August 2013.   Mr. Downing joined Intersil from Silicon Laboratories where he served as Senior Vice President, Broad Based Products from April 2012 to February 2013 and prior to this was their Vice President, Strategy and Business Development from July 2007 to April 2012.  Prior to joining Silicon Laboratories in 2007, Mr. Downing was the Chief Executive Officer and Director of privately-held Enpirion, a semiconductor company focusing on power management products. Before joining Enpirion, Mr. Downing served as Vice President of Marketing for Micrel from December 2000 to November 2003 where he was responsible for all product lines focused on high performance analog and communications ICs. Mr. Downing also served as Vice President of Marketing at Pericom Semiconductor from August 1997 to December 2000 where he was responsible for strategic, product and tactical marketing. From 1988 to 1997, Mr. Downing served in various strategic planning, marketing, product line management and applications management roles at National Semiconductor Corporation.

Gerald J. Edwards, Senior Vice President, Worldwide Operations and Technology. Mr. Edwards, age 57, has served as our Senior Vice President, Worldwide Operations and Technology since November 21, 2011. Mr. Edwards joined Intersil from National Semiconductor where he served as Vice President of Worldwide Operations and Quality since 2009. Prior to this role, Mr. Edwards served as Vice President, United Kingdom Operations. Before his tenure at National Semiconductor, Mr. Edwards held a variety of semiconductor manufacturing operations management positions, including fab operations and engineering management positions at Philips Semiconductors and ST Microelectronics. He is a past President of Scottish Engineering, and a past Director of the National Microelectronics Institute (UK). He is also a past Chairman of the Scottish Manufacturing Advisory Board.

Susan J. Hardman, Senior Vice President and GM Specialty Products.  Ms. Hardman, age 52, has served as our Senior Vice President, Specialty Products since August 2013.  Prior to this she served as our Senior Vice President, Analog and Mixed-Signal Products Group since September 13, 2008.  From October 19, 2007 to September 12, 2008, she served as our Vice President and General Manager, Analog and Mixed-Signal Products Group. From March 18, 2006 to September 12, 2008, she served as our Vice President and General Manager, Automotive and Specialty Products Group. From September 7, 2004 to March 17, 2006 she served as Intersil’s Vice President, Corporate Marketing. Ms. Hardman joined Intersil from Exar Corporation, where she was Vice President and General Manager of Exar’s Interface products division. Prior to that, she served as Vice President of Corporate Marketing and Director of Product Marketing for Exar. Prior to Exar, Ms. Hardman worked for VLSI Technology for eight years and held a variety of management positions. Ms. Hardman began her career with Motorola, where she worked for six years in a variety of engineering roles.

Vern Kelley, Senior Vice President, Human Resources. Mr. Kelley, age 60, has served as Intersil’s Senior Vice President, Human Resources since September 13, 2008. From February 24, 2003 to September 12, 2008, he served as Intersil’s Vice President, Human Resources. Prior to this, Mr. Kelley spent 19 years at National Semiconductor, most recently holding the position of Vice President, Human Resources for their product divisions. In his role, he also oversaw HR activities associated with National’s acquisition, divestiture, and joint venture activities which included joint ventures and acquisitions in China and Europe. Before joining National Semiconductor in 1983, Mr. Kelley was a division employee relations manager for Allstate Insurance Company.

Thomas C. Tokos, Senior Vice President, General Counsel and Secretary. Mr. Tokos, age 61, has served as our Senior Vice President, General Counsel and Secretary since September 13, 2008. From May 27, 2003 to September 12, 2008, he served as Intersil’s Vice President, General Counsel and Secretary. Previously, Mr. Tokos served as general counsel to semiconductor and technology companies and as an attorney with private law firms.

Roger Wendelken, Senior Vice President, Worldwide Sales.  Mr. Wendelken, age 47, has served as our Senior Vice President, Worldwide Sales since October 14, 2013.  Prior to joining Intersil, he was the Senior Vice President,  Worldwide Sales for Volex Corporation from January 2013 to October 2013.  Prior to this, Mr. Wendelken served as Senior Vice President, Worldwide Sales for Standard Microsystems Corporation from June 2009 to August 2012 where he led the global sales organization building a presence in a variety of competitive consumer, industrial and automotive markets for SMSC before it was acquired by Microchip in August 2012,    Mr. Wendelken also served as Vice President of Worldwide Sales at Applied Micro Circuits Corporation from May 2006 to May 2009 and Vice President of Worldwide Sales at Marvell Semiconductor from September 2003 to March 2006.  Prior to this, Mr. Wendelken held sales management roles at various technology companies from June 1994 to March 2000.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This CD&A provides an overview of our executive compensation programs, describes the material factors underlying our 2013 compensation provided to our NEOs,  and provides greater clarity to the information presented in the tables which follow this CD&A. This CD&A contains statements regarding certain performance targets and goals we have used or may use to determine appropriate compensation. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Management Changes in Fiscal Year 2013:

•	James Diller resigned his position as our Interim CEO on March 13, 2013 when Necip Sayiner was appointed our President and Chief Executive Officer.
•

Mercedes Johnson resigned her position as our Interim CFO on September 22, 2013 when Richard Crowley was appointed our Senior Vice President and Chief Financial Officer. Previously, Ms. Johnson replaced Jonathan Kennedy who resigned his position as our Chief Financial Officer effective April 5, 2013.

On March 11, 2013, we entered into an Employment Agreement with Dr. Necip Sayiner associated with his role as our President, CEO, and Director.  In addition to the base salary and incentive targets detailed in the CD&A, Dr. Sayiner also received a new- hire grant comprising 433,000 time-based DSUs which vest 25% annually on the date of grant over the next four years and 433,000 performance-based MSUs which will cliff vest on the third anniversary of the date of grant, if the performance targets associated with the MSU Program are met.

Additionally, we announced that our CFO, Jonathan Kennedy resigned and his employment with Intersil ended on April 5, 2013 and Mercedes Johnson served as our Interim CFO from April 1, 2013 through September 22, 2013.  Ms Johnson received no cash compensation for her service in this capacity but received a special one-time grant of 300,000 stock options.  Our current CFO, Richard Crowley was hired on September 23, 2013.

Our executive compensation program is designed to motivate and retain our officers to increase shareholder value and balance short-term and long-term performance. We accomplish this goal by employing a “pay-for-performance” approach to NEO compensation. As a result, a significant portion of the compensation of our NEOs is “at-risk,” as their compensation is specifically dependent upon the short-term and long-term performance of Intersil. In 2013, approximately 50% of the target compensation opportunity for our NEOs was “at risk”.  In addition, 100% of the compensation of our interim CEO in late 2012 and early 2013 was “at-risk.”    The amounts deemed to be “at-risk” are time-based stock options (since they have no value unless our stock price increases after grant), performance-based stock options (since they are earned only if we outperform a specified percentage of our peers in TSR and will have value only if our stock price increases after grant or in the case of our interim executives, complete the specific tasks associated with that appointment.), performance-based deferred stock units (since they are earned only if we outperform a specified percentage of our peers in TSR) and short-term semi-annual and quarterly cash bonuses (since payment is made only if we achieve certain operating income targets).

In addition to performance, the Compensation Committee places an emphasis on retention. Equity-based awards granted to NEOs generally have a vesting period of three to four years, and thus serve as a valuable retention tool while also tying a substantial portion of our NEOs’ compensation to our long-term success. The Compensation Committee has also established stock ownership guidelines for our CEO and CFO to align their financial interests to those of our shareholders.

During 2013, the Compensation Committee engaged Compensia, Inc. (“Compensia”) an independent compensation consultant, to provide non-biased advice regarding executive compensation. In addition, in setting NEO compensation, the Compensation Committee reviews compensation information from peer companies as well as other companies that compete with us for talent. Generally, base salary is targeted at or near the 50th percentile of our peer group, total cash compensation is targeted at or near the 60th percentile of our peer group, and overall equity compensation is targeted at or near the 50th percentile of our peer group.  The Compensation Committee believes that providing compensation based on the above relative to our peer group is appropriate and allows us to attract and retain the talent necessary to execute our business plans and achieve our goals.

Below is a description, purpose and expected performance relationship of the primary elements of NEO compensation. This table is a summary description and should be reviewed in conjunction with the remainder of this CD&A.

Compensation Type	Purpose and Value	Performance Relationship
Short-Term Compensation:
Base Salary	To provide a competitive source of income throughout the year.	Merit-based increases in base salary are provided in recognition of individual performance and contributions to our success.
Quarterly Cash Bonuses

To motivate and reward for achieving Non-GAAP operating income performance goals. The use of quarterly performance periods during each fiscal year focuses the NEOs on achieving the desired operating income performance goals.

Quarterly cash bonuses are provided under our Executive Incentive Plan only if minimum levels of performance are attained during the relevant quarterly performance period.
Long-Term Compensation:
Performance-Based MSUs and MSOs issued under our MSU Program	To retain and motivate executives to outperform the average TSR of our peer companies.

MSU Program awards granted in 2012 are earned only in the event that our TSR is greater than the 50th percentile rank in performance compared to our peer group of companies. In order for executives to receive a 100% MSU payout, our TSR must be at the 75th percentile rank in performance compared to our peer group of companies and the TSR must have represented positive growth.  The 2012 MSUs will vest in 2015.

In 2013, since less overall stock (including time-based stock) was granted to our executives, 100% achievement of the MSUs is achieved when our TSR is at or above the 50th percentile of peers.    The 2013 MSUs vest in 2016.

Performance-Based Deferred Stock Units (“PDSUs”)	To retain and motivate executives to outperform a group of peer companies in revenue and operating income over a three-year period.

PDSUs were issued from 2006 to 2010 and were earned only in the event that our revenue and operating income over a three year period exceeded certain levels relative to our peer group. The number of PDSUs earned (which are settled in common stock) varies depending on the extent to which we outperform our peer group. The final PDSU grants vested in 2013.

Time-Based Stock Options	To retain and motivate executives to increase shareholder value.

Because the strike price of stock options granted equals the fair market value of our Common Stock on the grant date, value is realized with respect to stock options only if our share price increases after grant. Stock options are inherently performance-based compensation.

DSUs	To retain and motivate executives to increase shareholder value.

Because each DSU has a value equal to one share of our Common Stock, the value of an award will increase after grant only if shareholder value is created.  Similarly, if our stock price decreases after grant, the value of the award will also decrease.

Below are some of the recent changes we have implemented in the last three years to ensure that executive compensation is aligned with our performance and is consistent with the Compensation Committee’s executive compensation philosophy.

•

In 2011, we modified our annual performance-based equity program for our NEOs and executive leadership team, introducing our MSU program, comprised of Market Stock Units (“MSUs”) and Market Stock Options (“MSOs”). In 2013, the MSU program was modified such that (a) the peer comparisons for Total Shareholder Return (“TSR”) are now based on the S&P Semiconductor Select Index rather than a smaller and finite group of company elected peers, and, (b) awards are comprised of only MSUs. In 2013, we continued the practice of ensuring at least 50% of our NEO’s annual equity grants are performance-based. Also, in 2013, the total equity grants, including performance grants at target, were granted at a level that corresponded to the 50th percentile of the market data.

•	We added clawback provisions that went into effect in 2011 for all Section 16 officers.

•	Executive change-in-control agreements entered into after November 30, 2011do not include a provision for payment of taxes imposed under Section 4999 of the Internal Revenue Code, as amended.

•

We revised our peer group of companies in 2012 and in 2013 to include companies which are more closely sized to us, resulting in our overall peer group including companies where approximately 50% of the companies are larger than us and 50% are smaller than us. We continue to believe that some of the larger peer companies in our compensation peer group need to be included as we tend to compete with these companies for executive talent, as well as compete with them in the markets we serve.

•

For 2013, our incentive program aligns employee compensation with our short-term operating profitability and emphasizes our pay for performance philosophy and gives greater visibility and transparency to our shareholders on our incentive compensation practices.

•

We proactively reach out to a variety of shareholders to seek more detailed feedback regarding our executive compensation program. Our Compensation Committee carefully considers this feedback when making decisions regarding executive compensation.  In addition, members of our Compensation Committee spend considerable time reviewing our compensation components, including examining benchmark data and compensation practices with Compensia, the Compensation Committee’s independent compensation consultant.

•	In 2013, we hired a new Chief Executive Officer and 50% of his new hire grant is performance-based under our MSU Program.

We pay careful attention to any feedback we receive from our shareholders pertaining to our executive compensation program and continually analyze our pay structure to ensure it appropriately aligns with our performance and is competitive within the industry.

Compensation Committee Consideration of 2013 Shareholder Vote on Executive Compensation

In determining and approving the compensation of our NEOs, the Compensation Committee monitors the results of our annual advisory vote on executive compensation.  At our 2013 Annual Shareholders Meeting, our NEOs’ 2012 compensation was overwhelmingly approved by approximately 98% of the shares treated as being voted (commonly referred to as “Say-on-Pay” vote).  Although this vote is non-binding, the Compensation Committee viewed this endorsement of our executive compensation decisions and policies as an additional factor supporting the Compensation Committee’s conclusion that our current approach to executive compensation has been successful.

Role of Compensation Committee

The Compensation Committee:

•	reviews and approves our executive compensation philosophy;
•	establishes, oversees and directs our executive compensation programs and policies;
•	reviews and approves the salary and other compensation (such as incentive pay) of our officers and other key executives (including the NEOs); and
•	administers our 2008 Equity Plan and our Executive Incentive Plan.

In determining the forms and amount of compensation to be provided to our executive officers, the Compensation Committee seeks to align executive compensation with our financial performance in order to enhance shareholder value. The Compensation Committee also considers our overall business plan (which is established on an annual basis by the Board) in setting the NEOs’ compensation to ensure that our compensation practices and policies remain consistent with our business goals. From January 1, 2013 through February 6, 2013, our Compensation Committee consisted of three independent directors:  James A. Urry, Gary E. Gist and Gregory Lang.  On February 6, 2013, Mr. Lang resigned from the Committee and Mercedes Johnson was appointed a member.  Ms. Johnson resigned from the Committee upon her appointment as Interim Chief Financial Officer on April 1, 2013 at which time she became ineligible to serve as a member of the Committee under applicable NASDAQ Listing Rules.  On May 5, 2013 James V. Diller and Donald Macleod were appointed as members of the Committee.  From May 5, 2013 through December 31, 2013, the Committee membership consisted of Messrs. Urry, Gist, Diller and Macleod. The full background of each member of the Compensation Committee can be found under the “Business Experience of Directors” section.

In 2013, the Compensation Committee retained Compensia to act as an independent compensation advisor.  Compensia reports directly to the Compensation Committee and assists the Compensation Committee in evaluating and designing our executive and director compensation program and policies.  Compensia also assists the Compensation Committee by evaluating compensation data and proposals prepared by Radford, an Aon Hewitt Company (“Radford”), (who works with our management team on the preparation of such information) and by making recommendations to the Compensation Committee on such proposals.  In fiscal year 2013,  Compensia was engaged to assist in determining our peer group of companies, provide and analyze market data and advice regarding executive and director compensation plan design, and conduct risk assessments of our executive compensation program. In connection with its work for the Compensation Committee, Compensia is invited to attend many of the Compensation Committee’s meetings and, upon request of the Compensation Committee, attends executive sessions with the Compensation Committee. Compensia is retained only by the Compensation Committee and does not provide any other consulting services to Intersil.  Compensia provided an independence letter to the Compensation Committee stating that they meet the independence standards prescribed by the SEC for all work performed for the Compensation Committee during fiscal year 2013.

In 2013,  we  engaged Radford to work with our management team to prepare compensation proposals for submission to the Compensation Committee, as well as to analyze our peer group of companies and provide other market data on executive compensation.  The Compensation Committee uses the data and recommendations prepared by Radford in its discussions with Compensia when determining executive officer compensation and our overall compensation policies and practices generally.  We believe that Radford provides valuable data on executive compensation by leveraging its extensive database and significant industry expertise. Through Radford’s services, we are able to not only compare our practices with the high technology industry but can specifically use their data and expertise to compare our compensation practices with an identified list of peer semiconductor industry companies.

In 2013, the Compensation Committee held six (6) meetings and acted by Unanimous Written Consent eleven (11) times. Generally, the management team, consisting of the Senior Vice President of Human Resources, the Corporate Compensation Director and the CEO, reviews data from Radford and prepares recommendations for the Compensation Committee related to cash and equity compensation for the NEOs, as well as for the overall employee population. The Compensation Committee, the management team and Radford then meet to discuss these recommendations or specific compensation issues.    Final decisions on compensation matters are then made by the Compensation Committee with Compensia, its independent advisor, participating in the discussion.

The Compensation Committee, at times, met in executive sessions without the management team. Compensia was generally present at the executive sessions to provide unbiased guidance on any material or data presented, including advice on decisions, guidance on executive compensation trends or interpretation of complex data. The Compensation Committee also met regularly with Radford and key executives, such as the Senior Vice President, Human Resources and the Corporate Compensation Director, to review best practices and marketplace trends in order to remain educated on compensation issues, and to review recommendations from Radford and/or management regarding compensation and equity for executives and other employees. In addition, each year, the management team works with the Chairman of the Compensation Committee to establish a full compensation agenda for the following year to be approved by the Compensation Committee.

Compensation Philosophy and Objectives

Our compensation philosophy consists of developing programs and practices that:

(i)	attract and retain exceptional executives;
(ii)	motivate and reward behavior consistent with our values that will yield desired financial results;
(iii)	maximize shareholder value by emphasizing both the short-term and long-term focus of the business;

(iv)	are highly responsive to our performance; and
(v)	facilitate congruence between shareholder interests and employee interests through ownership of the common stock.

Consistent with this philosophy, the Compensation Committee believes that a substantial percentage of our NEOs’ compensation should be in the form of incentive compensation and long-term equity awards that are tied directly to performance and the value of our common stock. The Compensation Committee believes that tying the NEOs’ compensation to our performance will better align the interests of the NEOs with our shareholders.

Compensation Analysis

The Compensation Committee engages in significant market analysis to determine appropriate compensation in our industries. In determining appropriate compensation, Radford, Compensia and the Compensation Committee use a comparative framework to identify peer companies and utilize data sources to assess job levels and compensation programs and practices. This framework draws information primarily from the semiconductor industry, but also considers a broader base from the overall high technology industry. The information utilized in making these determinations is provided by Radford through its extensive survey network, as well as from public filings of peer companies regarding executive pay. The following factors are used to establish an appropriate group of peer companies within our industry in comparing compensation, benefits and equity information:

(i) company revenue (typically considering companies in the $500 million – $2.0 billion range);
(ii) company size (typically 500 – 4,000 employees);
(iii) company products (specifically if there is a significant analog IC component to their business); and
(iv) labor competition (if Intersil (at times) competes with the organization for labor).

The aforementioned criteria was designed to identify companies that are similar in revenue and employee population with Intersil and that would typically compete for talent with Intersil, making them appropriate for measuring compensation practices. In 2013, our peer group included the following companies:

Analog Devices	Linear Technology	Power Integrations
Cirrus Logic	Maxim Integrated Products	Semtech
Cypress Semiconductor	Micrel	Silicon Laboratories
Fairchild Semiconductor	Microchip Technology	Skyworks
Integrated Device Technology	Microsemi
International Rectifier	PMC-Sierra

In  November 2013, the Compensation Committee approved modifications to our peer group of companies by adding Monolithic Power Systems to our peer group based on their revenue and relative size and removing Analog Devices  in order to better align the overall aggregate size and revenue of our peer group. These modifications will be effective for 2014.

Compensation Components

Overview

We utilize three main components to compensation: base pay, cash incentive pay and equity compensation. Our philosophy is to pay base salary at approximately market rates and provide above market total cash earning opportunities when individual and company performance meets or exceeds specified targets. We believe this strengthens our ability to attract and retain talent from both larger and smaller peer companies. This philosophy is applied consistently to executives and non-executives alike. In addition to comparing compensation to our peer group, an individual’s incentive and equity compensation is based upon individual and company performance for a defined performance period, as explained below.

Base Salary

The annual base salaries are set at levels designed to provide the NEOs with a competitive source of income throughout the year, while recognizing that a substantial portion of their compensation will be contingent on performance, generally in the form of quarterly and annual cash incentives and equity-based awards. Dr. Sayiner’s base salary was determined by the Compensation Committee taking into consideration benchmark data of our peer group of companies as well as input from Compensia, the Compensation Committee’s independent consultant.    Base salaries of other NEOs are recommended by our CEO, reviewed and approved annually by the Compensation Committee and may be adjusted in accordance with the following:

•	Base salary data provided by Radford regarding our defined peer group and our industry.
•	Internal review performed by the Senior Vice President of Human Resources and CEO and presented to the Compensation Committee both individually and relative to our other executives.
•	Individual performance of the executive, expected future contributions, and the scope and nature of responsibilities.

Base salaries for our NEOs were increased in fiscal year 2013 as shown below:

		Annual Base Salary

NEO[1]	Percent increase	Beginning	Ending
Andrew M. Cowell	4.20%	$355,000	$370,000
Susan J. Hardman	2.80%	$360,000	$370,000

[1] Only Mr. Cowell and Ms. Hardman received merit increases for 2013.  Our other NEOs were new hires in 2013 and thus did not receive a merit increase.

Short-Term Cash Incentive

Our compensation philosophy supports that a substantial portion of the NEOs’ annual compensation should be tied to our financial results in order to reward only exceptional individual performance and overall company success. Cash incentive compensation for NEOs is delivered through our Executive Incentive Plan (“EIP”). In the first half of  2013, EIP payouts  were based on a fixed percentage of adjusted operating income (“AOI”) established  as part of our annual planning process, which was GAAP operating income excluding amortization of purchased intangibles, costs associated with restructuring, asset impairment charges, acquisition-related expenses,  equity-based compensation,  significant unforeseen legal costs or settlements,  and other adjustments deemed appropriate by the Compensation Committee,  as well as individual performance.

Adjusted Operating Income goals for 2013 were as follows (in millions):

	Threshold	Target
Adjusted Operating Income:
First Half 2013	$19.52	$39.04

In order to earn an incentive payout, we had to reach at least 50% of our AOI goal.   The payout factor, which was the same for all employees, was calculated based on the actual results of the first half of 2013, then multiplied by each individual’s target bonus opportunity to determine his or her bonus.  For the first half, this resulted in a payout of 84.51% of every individual’s target bonus.

The table below shows each NEO’s target and maximum bonus opportunity for the first half of 2013, as well as the amount of incentive bonuses paid to the NEOs.  These bonuses are listed in the Summary Compensation Table (see the column titled “Non-Equity Incentive Plan Compensation”).

NEO	First Half 2013 Target/Maximum Bonus [1]	First Half 2013 Incentive Payout
Necip Sayiner	$221,968/$443,936	$187,585
Andrew M. Cowell	$145,000/$290,000	$117,469
Mark A. Downing	$39,286/$78,572	$33,200
Susan J. Hardman	$144,000/$288,000	$117,469

[1] Dr. Sayiner and Mr. Downing both had pro-rated targets based upon the number of days they were actively employed during the performance period.

In the second half of 2013, we utilized a performance-based quarterly cash incentive plan based upon our Non-GAAP operating profitability.  Non-GAAP Operating Income is based on GAAP operating income and excludes amortization of purchased intangibles, costs associated with restructuring, asset impairment charges, acquisition-related expenses, equity-based compensation, significant unforeseen legal costs or settlements, and other adjustments deemed appropriate by the Compensation Committee.  The measurement and payout structure was changed to a quarterly basis from a semi-annual basis.  The maximum payout possible for each executive was also reduced to 175% of target.  Each NEO’s payout is based upon a payout factor determined with reference to Non-GAAP Operating Margin (Non-GAAP operating income divided by revenues).  The 100% payout factor for NEOs was established at a Non-GAAP Operating Margin of 20%.    With the exception of the CEO, 25% of each executive’s target bonus was subject to being modified based upon metrics such as the performance of their division or their individual performance; however, in no case did these adjustments result in a higher payout pool in aggregate than the payout pool with no adjustments.

For the third quarter of fiscal year 2013,  our Non-GAAP Operating Margin was 20%.  For the fourth quarter of fiscal year 2013,  our Non-GAAP Operating Margin was 21%.  The table below shows each NEO’s target and maximum bonus opportunity for the second half of 2013, as well as the amount of incentive bonuses paid to the NEOs. These bonuses are listed in the Summary Compensation Table (see the column titled “Non-Equity Incentive Plan Compensation”).

NEO	Second Half 2013 Target/Maximum Bonus	Second Half 2013 Incentive Payout
Necip Sayiner	$368,000/$644,000	$381,800
Richard Crowley[1]	$ 78,665/$137,664	$83,878
Andrew M. Cowell	$139,000/$243,250	$152,900
Mark A. Downing	$112,500/$196,875	$121,157
Susan J. Hardman	$139,000/$243,250	$135,524

[1]  Mr. Crowley had a pro-rated target based upon the number of days he was actively employed during the performance period.

Total Cash Compensation

Our philosophy is to target executive cash compensation at the 50th percentile of market for base salary and at or near the 60th percentile of market for total cash compensation. In 2013, our NEOs received, in aggregate, base pay at approximately the 50th percentile of market and slightly below the 60th percentile of market for total cash compensation. We expect to continue with this general philosophy for base salary and total cash compensation in 2014. The Compensation Committee believes that providing base salary and total cash compensation within this range relative to our peer group will allow us to attract and retain the talent necessary to execute our business plans and achieve our goals.

Equity Compensation

Our equity compensation philosophy takes into account factors such as employee participation rate, performance and retention. Equity compensation is distributed to a majority of our exempt employees and to a limited number of non-exempt employees. Grants of equity-based awards are intended to reward performance, and as a result, emphasis is placed on distributing the appropriate amount of grants to individuals who can have a direct impact on our performance. During the annual review of executive compensation, the Compensation Committee reviews the mix of time-based and performance-based equity.  In  2013,  the Compensation Committee used a mix of performance-based and time-based equity awards for executives.

We believe that long-term performance is supported through an equity ownership culture that utilizes performance-based and time-based stock option grants and performance-based and time-based full value awards to encourage sustained performance by executive officers, as well as to ensure that their long-term interests are aligned with those of our shareholders. Our equity compensation program for our NEOs is a combination of DSUs,  MSUs,  RSUs, employee stock options and MSOs, all of which are granted under our 2008 Equity Plan. From time to time, the Compensation Committee considers alternative measures that best align pay-for-performance and strategic objectives.

The Compensation Committee authorizes the issuance of equity grants and awards under our 2008 Equity Plan. Similar to base salary considerations, the Compensation Committee considers market and compensation data, as well as each NEO’s overall equity compensation position, existing long-term incentives, retention and performance, when determining the number of equity awards to grant to an  NEO. Generally, in 2013, we aimed to deliver a combination of time-based and performance-based equity compensation to executives at approximately the 50th percentile versus the peer group and overall industry market described above. The Compensation Committee believes that granting time-based and performance-based equity awards within this range relative to our peer group will allow us to attract and retain the talent necessary to execute our business plans and achieve our goals.

For 2013, in the aggregate, annual equity grants to the NEOs were generally granted at the 50th percentile versus our peer group, half of which were performance-based grants. Performance-based awards are not paid out unless we meet certain performance metrics.  The maximum equity award opportunity for 2013 will be earned only if we outperform a substantial majority of our peer group and have positive TSR for the performance period.

Timing of awards—The NEOs’ annual grants are typically awarded at the same time that annual grants are distributed to all eligible employees unless the award is connected to another significant event such as new hire, recognition, retention, promotion or contractual agreement. Annual grants for all employees are awarded during our annual performance management and salary review cycle which typically occurs in the March/April timeframe.

Executive Ownership Requirements—The Compensation Committee has established minimum ownership requirements for certain senior executives. The ownership requirements, expressed as a multiple of base salary, are shown in the table below. Executive ownership is calculated using the fair value of full value awards granted (vested and unvested) and the greater of the cost basis or current value of shares purchased through option exercise,  our employee stock purchase plan or in the open market, and “in the money” value of vested, unexercised options. Consideration is given to the current value (number of shares owned multiplied by the current price at ownership implementation) for shares owned.

Position	Multiple of Base Salary	Time to Attain
CEO	3X	2018
CFO	1X	2018

In order to further ensure that the financial interests of the NEOs are aligned with the interests of shareholders, we prohibit NEOs and certain other employees from taking a short position in our stock. In addition, unless permitted under the terms of a Rule 10b5-1 trading plan approved by the Board, NEOs are subject to trading restrictions during periods beginning on the 15th day of the third month of a fiscal quarter and ending on the third trading day following the scheduled earnings announcement for that fiscal quarter and during specified blackout periods surrounding unscheduled significant/material announcements.

Time-Based Stock Options—Time-based stock options granted have an exercise price equal to the fair market value of our common stock on the date of grant.  They typically vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter based upon continued employment over a four year period. They generally expire seven years after the date of grant. The Compensation Committee approves the pool of stock options to be distributed during the year to all employees, including the NEOs,  whether in the form of annual, recognition, retention, promotion, and new hire grants. Annually, the Compensation Committee reviews and approves specific guidelines under which stock option grants may be made. The Compensation Committee also receives a quarterly summary of stock options and other awards granted during each quarter. We generally issue annual grants of time-based stock options on the first trading day of April each year.   In 2013, only our Interim CFO, Mercedes Johnson received time-based stock options.

Time-Based DSUs—Time-based DSUs typically vest annually at 25% per year beginning on the first anniversary of the date of grant and become fully vested in 4 years subject to continued employment on the vesting date.  The use of time-based DSUs has been incorporated into our overall equity compensation philosophy and practices for stock eligible employees across our organization.

The following table indicates time-based DSU awards issued to our NEOs in 2013:

NEO	2013 DSU Awards
Necip Sayiner[1]	433,000
James V. Diller[2]	4,000
Richard Crowley[1]	100,000
Andrew M. Cowell	40,000
Mark A. Downing[1]	80,000
Susan J. Hardman	40,000

[1] Messrs. Sayiner, Crowley and Downing received time-based DSUs as part of their new hire grants.

[2] Mr. Diller received 4,000 DSUs as part of his director compensation. This DSU award was issued on April 1,  2013 and vests over a three year period with 33% vesting on the first and second anniversaries of the date of the award and 34% vesting on the third anniversary of the date of the award.

Recipients may elect to defer receipt of the common stock represented by the DSU award for a deferral period, subject to the terms and conditions of the award. Dividend equivalents will accrue during the vesting and/or deferral period and are paid out following the vesting date or the expiration of the deferral period (if applicable).

PDSUs—Prior to 2011, we issued PDSUs with vesting and the actual number of PDSUs finally issued tied to performance in attaining revenue growth and operating income growth compared to a peer group of companies. PDSUs were structured in this manner so that our performance would be measured relative to peers, assuming that industry wide economic fluctuations would be normalized by using a “relative-to-peer” measurement for both operating income and revenue growth. In order to determine the actual payout, the calculation compares base revenue and operating income at the beginning of the performance period to the Cumulative Average Growth Rate (CAGR) during a subsequent three year period. For 2009 grants, performance was measured over the entire three year period ending in April 2012 and based on performance relative to our peers, the 2009 PDSUs had 0% payout.  For 2010 grants, performance was measured on a year-to-year basis over the three-year cliff vesting schedule, thereby “locking in” the performance of one-third of the grant each year. Payout is based on how our revenue and operating income growth rank compares to the peer group, as determined in accordance with a performance matrix. The actual number of shares ultimately awarded may range from 0% – 150% of the original grant based upon our performance.

The following is the performance matrix for our 2010 PDSUs, which shows the percentage of the award that is earned based on where our operating income and revenue rank within our peer group during the relevant one-year performance periods.

	Revenue

Operating Income	Bottom Quartile	Third Quartile	Second Quartile	Top Quartile
Top Quartile	25%	75%	125%	150%
Second Quartile	0%	75%	100%	125%
Third Quartile	0%	50%	75%	75%
Bottom Quartile	0%	0%	0%	25%

With respect to the 2010 PDSUs grants, a 50% payout was determined for the first year of performance due to revenue and operating income being in the third quartile vs. peers and a 0% payout was determined for the second year of performance due to revenue and operating income being in the bottom quartile vs. peers.  The payout for the third year of performance was determined to be 0%.  As a result, the NEOs earned the following number of PDSUs in 2013 with respect to the 2010 PDSU grants: Ms. Hardman, 2,333 shares.  These earned PDSUs vested on April 1, 2013.   The other NEOs did not receive PDSUs in 2013 as they were not with the Company at the time.

MSU Program —In 2011, the Sub-Committee approved the redesign of the performance-based elements of our equity compensation program for executives, which includes the NEOs along with other members of the executive leadership team. As a result of this redesign, the MSU Program, comprised of MSUs and MSOs, replaced PDSUs as our performance-based equity awards. The MSU Program is based upon our TSR compared to the TSR of our group of peer companies, thus, the amount of equity awarded will be based upon our total shareholder return compared to the total shareholder return of our peers. We believe this change in the performance-based equity program more closely aligned the interests of our shareholders and Intersil’s management team, given that management will only be rewarded for performance that results in an increase in our stock price.

For the 2011 grants, the MSU Program would only payout if (a) our TSR was greater than 10%; and (b) our TSR was greater than the 50th percentile rank in performance compared to our peer group of companies. In order for executives to receive a 100% MSU Program payout, our TSR would have to be at the 75th percentile rank in performance compared to our peer group of companies. At the end of the performance period, in April 2013, it was determined that there would be no payout associated with the 2011 MSUs and MSOs since our relative TSR for the performance period was below the 50th percentile of our peers.

In 2012, the MSU Program was modified. The threshold of 10% TSR growth was removed, but the payout was capped at 50% if TSR was below zero. We also slightly modified the payout matrix in order to more closely align with benchmark information regarding performance grant programs as follows:

Percentile Rank	Payout
90.0th	150.00%
75.0th	100.00%
62.5th	75.00%
50.0th	50.00%
40.0th	25.00%
30.0th	0%

Results will be linearly interpolated within the payout grid.
The maximum payout is 150% of target.

Below is a summary of MSOs and MSUs granted to our NEOs in 2012.

NEO	2012 MSOs Granted	2012 MSUs Granted
Andrew M. Cowell	77,012	23,797
Susan J. Hardman	83,069	25,668

Equity grants issued to executives in 2012 under the MSU Program will vest 100% on April 1, 2015, subject to continued employment and attainment of the applicable performance goals. The measurement period of the 2012 MSU Program is three years and performance is evaluated as of April 1, 2015.

Percentile Rank	Payout (TSR>0%)	Payout (TSR<0%)
90.0th	200.00%	100.00%
75.0th	150.00%	100.00%
62.5th	125.00%	100.00%
50.0th	100.00%	100.00%
37.5th	75.00%	75.00%
25.0th	50.00%	50.00%

Results will be linearly interpolated within the payout grid.
The maximum payout is 200% of target.

The following table indicates performance-based MSU awards granted to our NEOs in 2013.  The 2013 MSUs will vest 100% on April 1, 2016, subject to continued employment and the attainment of specific performance goals for that year.  The measurement period for the 2013 MSU awards is three years and performance is evaluated as of April 1, 2016.

NEO	2013 MSU Awards
Necip Sayiner[1]	433,000
Richard Crowley	-
Andrew M. Cowell	41,000
Mark A. Downing[1]	80,000
Susan J. Hardman	41,000

[1] Dr. Sayiner and Mr. Downing received these MSU awards as part of their new hire grants.

Equity Run Rate—The Compensation Committee periodically reviews both the gross and the net run rate for equity compared to both our peer group and the broader industry practices when reviewing recommendations for the annual stock pool to be distributed to employees. Run rate is defined by total shares granted divided by total shares outstanding.

Other Compensation

Executive Perquisites—In 2013, after reviewing our total executive compensation package, we streamlined the package by removing executive perquisites consisting of (1) tax preparation services,  and (2) executive physicals.

401(k)—In 2013, the NEOs were eligible to participate in the Intersil Corporation Retirement Plan (the “401(k) Plan”). All eligible Intersil employees may begin participation in the 401(k) Plan on their first day of employment. For employees who reach their one-year anniversary, we match 100% of contributions on the first 6% of compensation deferred under the 401(k) Plan. Matching contributions are subject to a five-year vesting schedule based upon an individual’s tenure at Intersil. The 401(k) Plan also has an after-tax provision for all employees that allows additional after-tax dollars to be contributed to the 401(k) Plan.

Non-Qualified Deferred Compensation Plan—We have made available certain Non-Qualified Deferred Compensation Plans (“DCP”) which allow our executives and directors who earn compensation greater than $150,000 per year to defer up to 100% of their base salary and up to 100% of their cash incentive bonus on a pre-tax basis. Effective January 1, 2008, we adopted the Intersil Corporation Deferred Compensation Plan (the “Deferral Plan”), which provides benefits that are substantially similar to the Deferred Compensation Plan previously in effect. Upon enrollment, participants select from a number of investment choices selected by our Retirement Committee, and the investment performance of the selected funds, net of fees, is thereafter credited to the participant’s account. Under the Deferral Plan, we have the option to make discretionary contributions to the accounts of the participants which shall vest on such schedule as the Compensation Committee may determine at the time such contributions are made.  In 2013, none of the NEOs made contributions to the Deferral Plan and we did not make any discretionary contributions to the Deferral Plan on behalf of any NEO.

Benefits under the DCP (other than the Deferral Plan) will be paid no earlier than the month following the participant’s termination or retirement subject to any requirement of Section 409A of the Code. However, our Retirement Committee can, in its sole discretion, pay the benefit earlier in the event of an unforeseen financial hardship. Benefits can be received in a lump sum or annual installments as elected by the participant. In the event of death, the benefits will be paid as soon as practical to the participant’s beneficiary.    Under the Deferral Plan, participants can elect to receive in-service distributions no earlier than two years from the beginning of the plan year in which deferrals are made. Subject to Section 409A of the Code, participants can also elect to receive payment in the event of termination, death, or change-in-control.

Employment and Change-in-Control Agreements

Dr. Necip Sayiner— On March 11, 2013, Intersil and Dr. Sayiner entered into an Employment Agreement (the “Agreement”) and announced that Dr. Sayiner, had been appointed President and CEO of Intersil and elected as a member of Intersil’s Board of Directors, effective March 14, 2013.  Dr. Sayiner replaced James Diller, who had been serving as Intersil’s Interim President and CEO.  Dr. Sayiner is considered an “at will” employee pursuant to the terms of his Agreement.  According to the terms of his Agreement, Dr. Sayiner is entitled to an  annual base salary of $640,000 and he is eligible for a target annual bonus of $736,000 which may be adjusted upward or downward depending on performance relative to performance goals established by the Compensation Committee of Intersil’s Board.

In addition, according to the terms of his Agreement, during employment and for a period of two years thereafter, Dr, Sayiner is prohibited from soliciting our employees.  Dr. Sayiner is also required to repay any improperly received incentive compensation in the event that he commits a fraud that directly contributes to or causes, a restatement of our financial statements.  In addition, Dr. Sayiner is entitled to receive severance benefits in the event that his employment is terminated for certain reasons, as described in the Agreement section titled, “Severance and Change-in-Control Benefits.”

In addition to the Agreement, Dr. Sayiner and Intersil entered into an Executive Change in Control Severance Benefits Agreement.  The material terms of this agreement are described in the section titled “Severance and Change in Control Benefits”.

All Other NEOs—We are party to an Executive Change-in-Control Severance Benefits Agreement with each of Messrs. Crowley,  Cowell and Downing, and Ms. Hardman. The material terms of these agreements are described in the section titled “Change-in-Control Severance Agreements”.

Accounting and Tax Treatment

Deductibility of Executive Compensation—As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation meets certain performance-based requirements.  The Compensation Committee attempts to structure compensation such that it is fully deductible if it determines that doing so is appropriate and consistent with our executive compensation program. However, while the Compensation Committee is cognizant of the applicable requirements for qualified performance-based compensation, it may exercise its discretion to award compensation that does not meet such requirements when it considers it appropriate to do so (such as time-vested RSUs and DSUs).

Accounting for Equity-Based Compensation—We amortize the fair value of all stock options, MSOs, DSUs, RSUs, PDSUs,  and MSUs over their vesting life in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”).  We estimate prospective forfeitures as required under the guidance. Generally, we do not make compensation decisions based on the accounting treatment of any particular form of compensation.

Risk Considerations in our Compensation Program. The Compensation Committee has reviewed compensation-related risks and does not believe that our compensation programs encourage excessive or inappropriate risk-taking, or are otherwise reasonably likely to have a material adverse effect for the following reasons:

•

We structure our compensation program to consist of both fixed (base salary) and variable (cash and equity) components. Base salary is designed to provide income independent of our stock price or financial performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. Cash bonuses and equity grants are designed to reward both short and long-term performance, which we believe discourages employees from taking actions that focus only on the short-term success of Intersil. For short-term performance, cash incentive awards are currently awarded based on quarterly operating income performance. For long-term performance, we grant various equity-based awards (as described above) that are designed to promote our sustained success. Time-based stock option awards generally vest over four years and are only valuable if our stock price increases over time. Awards granted under our MSU Program generally vest over three years based on our TSR performance relative to an identified group of peer companies. Time-based RSUs  and DSUs generally vest over a period of two to four years. We feel that the variable elements motivate our executives and other employees to pursue superior short and long-term corporate results, while the fixed element is sufficiently high to discourage the taking of unnecessary or excessive risks in pursuing such results.

•

Because operating income performance is generally the measure for determining short-term incentive award payments, the Compensation Committee believes that executives and other employees are encouraged to take a balanced approach that focuses on generating revenue while controlling operating expenses. If we are not profitable at a reasonable level, there are no payouts under the short-term incentive award program.  Our operating income performance targets are applicable to executives and employees alike, regardless of their role. The Compensation Committee believes that this encourages consistent behavior and focus across our organization, rather than establishing different performance metrics depending on an employee’s position. All employees are required to be familiar with our Code of Corporate Conduct, which covers among other things, accuracy in keeping our books and records.

•

As part of our Insider Trading and Tipping Policy, we prohibit all hedging transactions involving Intersil stock so executives and other employees cannot insulate themselves from the effects of poor Intersil stock price performance.

•

Our CEO and CFO are subject to minimum stock ownership requirements that are designed to ensure that a meaningful portion of their net worth consists of Intersil stock. The Compensation Committee believes that this reduces their incentive to engage in excessively risky behavior.

•

In 2011, Intersil formally adopted a Clawback Policy that applies to all our executive officers. The Clawback Policy remains in full force and affect for a period of three years after an executive officer leaves Intersil.  The Clawback procedures would be activated in the event of a restatement of financial results due to material noncompliance with reporting requirements under securities laws.

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis and, based on this review and discussion, recommends to the Board that the Compensation Discussion and Analysis be incorporated by reference in Intersil’s annual report on Form 10-K for the fiscal year ended January 3, 2014 and included in this Proxy Statement.

COMPENSATION COMMITTEE

James A. Urry, Committee Chairman
James V. Diller
Gary E. Gist
Donald Macleod

SUMMARY COMPENSATION

The following table sets forth information regarding compensation for the 2013, 2012 and 2011 fiscal years for our NEOs.

Name and		Fiscal	Salary		Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Principal Position		Year	$ [1]		$ [2]	$ [3]		$ [3]		$ [4]	$ [5]		$

Necip Sayiner		2013	509,551		-	7,179,140	[8]	-		569,385	100,319		8,358,395
	President and Chief Executive Officer

Richard Crowley		2013	99,618		-	1,121,000		0		83,877	289		1,304,784
	Senior Vice President and
	Chief Financial Officer

Andrew M. Cowell		2013	380,205			671,400	[8]	0		270,369	25,266		1,347,240
	Senior Vice President and	2012	338,511		-	412,611	[7]	403,890	[7]	51,475	11,574		1,218,061
	GM Mobile Power Products	2011	171,692		1,500	533,138	[6]	458,001	[6]	73,177	2,016		1,239,524

Mark A. Downing		2013	191,551			1,144,800	[8]	-		154,357	36,651		1,527,359
	Senior Vice President, Corporate Strategy and
	GM Infrastructure Power Products

Susan J. Hardman		2013	381,549		-	671,400	[8]	0		252,993	28,119		1,334,061
	Senior Vice President and	2012	362,151		-	460,433	[7]	466,067	[7]	51,120	34,097		1,373,868
	GM Specialty Products	2011	334,231		-	393,441	[6]	343,292	[6]	134,014	25,242		1,230,220

James V. Diller		2013			-	33,520	[9]	8,350	[11]	-	46,917	[12]	88,787
	Former Interim President and CEO	2012				44,880	[10]	627,590	[11]		59,840	[12]	732,310

Mercedes Johnson		2013			-	-		501,000	[13]	-	31,551	[12]	532,551
	Former Interim CFO

Jonathan Kennedy		2013	116,696	[14]	-	-		-		-	48,846		165,542
	Former CFO	2012	365,167		-	461,687	[7]	467,671	[7]	51,475	28,794		1,374,794
		2011	336,385		-	364,411	[6]	315,426	[6]	115,878	22,615		1,154,715
[1]	These amounts represent the total amount of base salary earned for the applicable year.

[2]	This amount represents performance and relocation bonuses paid to the Named Executive Officers. No bonuses were paid to NEOs in 2013.

[3]	These amounts represent the grant-date fair value of equity-based awards granted by the Company during each indicated year, determined in accordance with FASB ASC Topic 718.
	For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Consolidated Financial Statements
	in our Annual Report on Form 10-K for the year ended January 3, 2014 filed with the SEC on February 18, 2014.

[4]	These amounts represent incentive plan payouts as part of the Executive Incentive Plan described in the CD&A.

[5]	These amounts represent additional compensation related to benefits and perquisites received by the Named Executive Officers including 401(k) matching contributions, life insurance,
	dividends and aggregate fiscal year earnings on the Non-Qualified Deferred Compensation Plan. See "Other Compensation" table for details.

[6]	Though granted amount is shown above, it was determined in April, 2013 that the 2011 MSU program did not meet it's target performance and therefore, these amounts were not paid out.

[7]	If the 2012 MSUs paid out at their maximum amount of 150% of target, the grant date value of each Named Executive Officer's MSUs would increase as follows:

		MSU Options				MSU DSUs

	Named Executive Officer	Minimum	At Target		At Maximum	Minimum		At Target		At Maximum
	Andrew M. Cowell	-	214,093		321,140	-		166,817		250,226
	Susan J. Hardman	-	230,932		346,398	-		179,933		269,899

	It has been determined that the 2012 MSUs/MSOs will likely payout at 25%.

[8]	If the 2013 MSUs paid out at their maximum amount of 200% of target, the grant date value of each Named Executive Officer’s 2013 MSU would increase as follows:

		2013 MSU DSUs

	Named Executive Officer	Minimum	At Target		At Maximum
	Necip Sayiner	-	3,550,600		7,101,200
	Andrew M. Cowell	-	336,200		672,400
	Mark A. Downing		535,200		1,070,400
	Susan J. Hardman	-	336,200		672,400

[9]

Represents 4,000 DSUs awarded for his role on the Board at a price of $8.38 on April 1, 2013. The 2013 grants will vest incrementally over a three year period with 33% vesting on the first and second anniversaries of the date of the award and 34% on the third anniversary of the date of the award.

[10]

Represents 4,000 DSUs awarded for his role on the Board at a price of $11.22 on April 2, 2012. The 2012 grants will vest incrementally over a three year period with 33% vesting on the first and second anniversaries of the date of the award and 34% on the third anniversary of the date of the award.

[11]

Represents 5,000 stock options earned for his role on the Board issued on April 1, 2013 with a strike price of $8.38 and a calculated fair value  of $1.67. Grants vest 100% on the first anniversary of the date of the grant.   In addition, Mr Diller was granted 400,000 stock options on December 9, 2012 with a strike price of $7.56 and a calculated fair value of $1.53 for his role of Interim President and CEO.  These options vested 100% on March 15, 2013 upon hiring of a new CEO.

[12]

Mr. Diller served as Interim President and CEO from December 9, 2012 through March 13, 2013.  His base salary noted in this table represents his Board fees for 2012 and 2013.  He took no salary for his role as Interim President and CEO.  Ms. Johnson took over as Interim CFO on April 1, 2013.  Her base salary noted in this table represents her Board fees for 2013.  She took no salary for her role as Interim CFO.  Amounts represents dividends paid on DSUs in 2013 and cash compensation earned for Ms. Johnson's and Mr Diller's director roles.

[13]

Ms. Johnson took over as Interim CFO on April 1, 2013.  Her base salary noted in this table represents her Board fees for 2013.  She took no salary for her role as Interim CFO.  She was granted a stock option award of 300,000 for the Interim CFO role and these were issued on April 1, 2013 with a strike price of $8.38 and calculated fair value of $1.67. These options vested upon the hire of Richard Crowley into the CFO role.

[14]	Mr. Kennedy resigned effective April 5, 2013.

In 2013,  our NEOs received miscellaneous compensation as follows:

Other Compensation

NEO	401(k) Match ($)	Company Paid Life Insurance Premium ($)	Dividends Paid ($)	Other ($)		Aggregate Earnings of NQDC ($)	Total ($)
Necip Sayiner	-	1,008	-	99,311	[1]	-	100,319
Richard Crowley	-	289	-	-		-	289
Andrew M. Cowell	14,274	1,068	9,924	-		-	25,266
Mark A. Downing	-	602	-	36,049	[2]	-	36,651
Susan J. Hardman	15,287	1,073	11,760	-		-	28,119
James V. Diller	-	-	3,840	43,077	[3]	-	46,917
Mercedes Johnson	-	-	3,840	7,710	[3]	-	31,551
Jonathan Kennedy	6,873	336	11,400	26,315	[4]	3,922	48,846

[1]	Dr. Sayiner received $99,311 in relocation assistance to move his family from Austin, TX to Milpitas, CA.
[2]	Mr. Downing received $36,049 in relocation assistance to begin his move from Austin, TX to Milpitas, CA.
[3]	Mr. Diller and Ms. Johnson received these amounts as part of their Board compensation.
[4]	Mr. Kennedy received $26,315 in vacation payout upon termination.

Grants of Plan Based Awards

The following table sets forth information regarding plan-based grants awarded to our NEOs in fiscal year 2013:

		Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan Awards
		Awards $ [1]			Stock Awards [2]			Option Awards
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum(#)	Threshold (#)	Target (#)	Maximum(#)	All Other Stock Awards: Number of Shares of Stock or Units # [3]	All Other Option Awards: Number of Securities Underlying Options #		Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) [4]

Necip Sayiner			736,000	1,380,000
President and Chief Executive Officer	04/01/2013	-	-	-	-	433,000	866,000	-	-	-					3,550,600
	04/01/2013	-	-	-							433,000				3,628,540

Richard Crowley		-	278,000	521,250	-			-			-	-		-	-
Senior Vice President and	10/01/2013	-	-	-	-	-	-	-			100,000	-		-	1,121,000
Chief Financial Officer

Andrew M. Cowell			278,000	521,250
Senior Vice President and	04/01/2013					41,000	82,000								336,200
GM Mobile Power Products	04/01/2013	-	-	-	-			-	-	-	40,000	-			335,200

Mark A. Downing			225,000	421,875
Senior Vice President, Corporate Strategy and	05/01/2013	-			-	80,000	160,000	-			-	-		-	535,200
GM Infrastructure Power Products	05/01/2013	-	-	-	-			-	-	-	80,000				609,600

Susan J. Hardman		-	278,000	521,250	-			-			-	-		-
Senior Vice President and	04/01/2013	-	-	-	-	41,000	82,000	-			-	-		-	336,200
GM Specialty Products	04/01/2013	-	-	-	-			-	-	-	40,000				335,200

Mercedes Johnson
Former Interim CFO	04/01/2013	-	-	-	-	-	-	-	-	-		300,000	[5]	8.38	501,000

[1]

These amounts represent each Named Executive Officer’s target and maximum cash payout under our Executive Incentive Plan . The actual bonuses paid to the Named Executive Officers under the Executive Incentive Plan with respect to 2013 are reported in the "Non Equity Incentive Plan Compensation" column in the Summary Compensation Table.

[2]

Represents MSUs granted to the Named Executive Officers under our Market Stock Units Program in 2013.  These awards will be earned only if the TSR targets are achieved, as described above in the CD&A.  In addition, to the extent that an award is earned in whole or in part, it will vest 100% on April 1, 2016, subject to continued employment on such date.  These awards were granted under our "2008 Equity Plan.”  Dividend equivalents will accrue during the vesting period and, if applicable, and will be paid out following the vesting date or the expiration of the deferral period. The maximum  number of shares that can be received upon vesting is 200% of the original award.  The minimum or threshold is 0%.

[3]

Represents DSUs granted under the 2008 Equity Plan.  Each of these awards has a  four year annual vesting schedule. Dividend equivalents will accrue during the vesting period and will be paid out following the vesting date.

[4]

For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the year ended January 3, 2014 filed with the SEC on February 18, 2014.

[5]

Ms. Johnson was granted 300,000 stock options on April 1, 2013 with a strike price of $8.38 and a fair value of $1.67 associated with her role as Interim CFO.  These options vested upon the hiring of a new CFO on September 23, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the unexercised options and other equity-based awards previously awarded to the NEOs, as of January 3, 2014:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards							Stock Awards
Name and Principal Position	Grant Date [1]	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unvested Options	Option Exercise Price ($)	Option Expiration Date		Grant Date [2]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Necip Sayiner		-	-		-			4/1/2013	433,000	4,797,640
President and								4/1/2013			433,000	4,797,640	[6]
Chief Executive Officer

Richard Crowley								10/1/2013	100,000	1,108,000
Senior Vice President and
Chief Financial Officer

Andrew M. Cowell	6/1/2011	46,875	28,125		13.75	06/01/18		6/1/2011	15,000	166,200
Senior Vice President and	6/1/2011			87,690	13.75	06/01/18	[4]	4/2/2012	9,525	105,537
GM Mobile Power Products	4/2/2012	16,625	21,375		11.22	04/02/19		6/1/2012	7,500	83,100
	4/2/2012	-	-	77,012	11.22	04/02/19	[5]	6/1/2011	-	-	17,333	192,050	[4]
	6/1/2012	12,000	20,000		10.33	06/01/19		4/2/2012			23,797	263,671	[5]
		-	-					4/1/2013	40,000	443,200
		-	-					4/1/2013	-	-	41,000	454,280	[6]

Mark A. Downing								5/1/2013	80,000	886,400
Senior Vice President, Corporate Strategy and								5/1/2013	-	-	80,000	886,400	[7]
GM Infrastructure Power Products

Susan J. Hardman	4/2/2007	33,000	-		26.77	04/02/14		4/1/2011	11,250	124,650
Senior Vice President and	4/1/2008	40,000	-		26.42	04/01/15		4/2/2012	18,750	207,750
GM Specialty Products	10/1/2008	12,500	-		16.34	10/01/15		4/1/2011	-	-	22,267	246,718	[3]
	4/1/2009	60,000	-		12.02	04/01/16		4/2/2012	-	-	25,668	284,401	[5]
	4/1/2010	56,250	3,750		14.80	04/01/17		4/1/2013	40,000	443,200
	4/1/2011	46,080	20,945		12.35	04/01/18		4/1/2013	-	-	41,000	454,280	[6]
	4/1/2011	-	-	67,277	12.35	04/01/18	[3]
	4/2/2012	35,875	46,125		11.22	04/02/19
	4/2/2012	-		83,069	11.22	04/02/19	[4]

James V. Diller	4/2/2007	15,000			26.77	04/02/14		4/1/2011	1,334	14,781
Former Interim President and CEO	6/2/2008	5,000			27.67	06/02/15		4/2/2012	2,667	29,550
	4/1/2009	5,000			12.02	07/01/16		4/1/2013	4,000	44,320
	4/1/2010	5,000			14.80	04/01/17
	4/1/2011	5,000			12.35	04/01/18
	4/2/2012	5,000	-		11.22	04/02/19
	12/9/2012	400,000	-		7.56	12/09/19
	4/1/2013	-	5,000		8.38	04/01/20	[8]

Mercedes Johnson	4/2/2007	15,000			26.77	04/02/14		4/1/2011	1,334	14,781

	Former Interim CFO		6/2/2008	5,000		27.67	06/02/15		4/2/2012	2,667	29,550
			4/1/2009	5,000		12.02	07/01/16
			4/1/2010	5,000		14.80	04/01/17
			4/1/2011	5,000		12.35	04/01/18
			4/2/2012	5,000	-	11.22	04/02/19
			4/1/2013	300,000	-	8.38	04/01/20	[9]

[1]	Options awarded prior to 2010 are fully vested. The vesting schedules of the unvested options are as follows:

	Grant Date	Vesting Schedule							Remaining Vesting Dates
	4/1/2010	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.							4/1/2014
	4/1/2011	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.							4/1/2014, 7/1/2014, 10/1/2014, 1/1/2015, 4/1/2015
	6/1/2011	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.							3/1/2014, 6/1/2014, 9/1/2014, 12/1/2014, 3/1/2015, 6/1/2015
	4/2/2012	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.							4/2/2014, 7/2/2014, 10/2/2014, 1/2/2015, 4/2/2015, 7/2/2015
	6/1/2012	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.							3/1/2014, 6/1/2014, 9/1/2014, 12/1/2014, 3/1/2015, 6/1/2015, 9/1/2015, 12/1/2015, 3/1/2016,6/1/2016

[2]	The vesting schedules for the Stock and Unit awards are as follows:

	Grant Date	Vesting Schedule							Remaining Vesting Dates
	4/1/2011	25% on each of four anniversary dates.							4/1/2014, 4/1/2015
	6/1/2011	25% on each of four anniversary dates.							6/1/2014, 6/1/2015
	4/2/2012	25% on each of four anniversary dates.							4/1/2014, 4/1/2015, 4/1/2016
	6/1/2012	25% on each of four anniversary dates.							6/1/2014, 6/1/2015, 6/1/2016
	4/1/2013	25% on each of four anniversary dates.							4/1/2014, 4/1,2015, 4/1/2016, 4/1/2017
	5/1/2013	25% on each of four anniversary dates.							5/1/2014, 5/1/2015, 5/1/2016, 5/1/2017
	10/1/2013	25% on each of four anniversary dates.							10/1/2014, 10/1,2015, 10/1/2016, 10/1/2017

[3]

These equity awards were granted on April 1, 2011 and fully vest on April 1, 2014.  Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $11.08.

[4]

These equity awards were granted on June 1, 2011 and fully vest on April 1, 2014.  Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $11.08.

[5]

These equity awards were granted on April 2, 2012 and fully vest on April 2, 2015.  Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $11.08.

[6]

These equity awards were granted on April 1, 2013 and fully vest on April 1, 2017.  Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $11.08.

[7]

These equity awards were granted on May 1, 2013 and fully vest on April 1, 2017.  Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $11.08.

[8]	These options vest on the first anniversary of the grant.

[9]	These options vested on September 23, 2013 when our new CFO was hired.

Option Exercises and Stock Vested

The following table sets forth information regarding the number of shares of stock acquired by the NEOs upon the vesting of certain of their outstanding stock awards during the 2013 fiscal year, as well as the value of such vesting:

OPTION EXERCISES AND STOCK VESTED

		Option Awards		Stock Awards

		Number of		Number of
		Shares	Value	Shares		Value
Name and		Acquired on	Realized	Acquired on		Realized
Principal Position		Exercise (#)	on Exercise ($)	Vesting (#)		on Vesting ($)
Andrew M. Cowell		-	-	3,175	[1]	25,940
	Senior Vice President and			2,500	[2]	20,500
	GM Mobile Power Products			7,500	[3]	61,500

Susan J. Hardman		-	-	6,250	[1]	51,062
	Senior Vice President and			5,625	[4]	47,138
	GM Specialty Products			2,333	[5]	19,551

Mercedes Johnson		-	-	1,333	[1]	10,891
	Former Interim CFO			1,333	[4]	11,171
				1,334	[6]	11,179

James V. Diller		-	-	1,333	[1]	10,891
	Former Interim President and CEO			1,333	[4]	11,171
				1,334	[6]	11,179

[1]	These stock awards were granted on April 2, 2012 and vested on April 2, 2013.

[2]	These stock awards were granted on June 1, 2012 and vested on June 1, 2013.

[3]	These stock awards were granted on June 1, 2011 and vested on June 1, 2013.

[4]	These stock awards were granted on April 1, 2011 and vested on April 1, 2013.

[5]	These performance-based shares were granted on April 1, 2010 and vested on April 1, 2013 with a payout of 16.67%.

[6]	These stock awards were granted on April 1, 2010 and vested on April 1, 2013.

Non-Qualified Deferred Compensation

NON-QUALIFIED DEFERRED COMPENSATION PLAN

		Aggregate	Aggregate
Name and		Earnings at	Balance at
Principal Position	[1]	January 3, 2014 ($) [2]	January 3, 2014 ($)
DCP
Jonathan Kennedy		3,922	-
Former CFO

[1] See Other Compensation for a full description of this plan.

[2]  These amounts represent the unrealized gain or loss at the end of the fiscal year based upon the individual Named Executive Officer's non-qualified deferred compensation plan investment elections.  We do not provide any interest to the executive on amounts deferred.

POTENTIAL PAYMENTS AND BENEFITS UPON CERTAIN TERMINATIONS

Upon certain types of terminations of employment, NEOs may receive severance benefits. Our NEOs may be entitled to severance and/or change-in-control benefits in accordance with their change-in-control severance agreements, pursuant to the terms of their equity awards or at the discretion of the Board. The Compensation Committee determined it was necessary to provide benefits to the NEOs in the event of a termination due to a change-in-control. This helps ensure their commitment and tenure, especially in the event of an ongoing negotiation where their leadership would be necessary during the process of the change-in-control. All deferred compensation under the DCP will be paid in full upon any termination of employment or change-in-control if elected by the executive.  None of the NEOs were retirement eligible as of January 3, 2014.

Necip Sayiner

Dr. Sayiner may be entitled to severance benefits in certain circumstances upon termination of his employment.  In order to receive these benefits, he must execute a release of claims against Intersil.

If Dr. Sayiner’s employment with us is terminated for cause (as defined in his Agreement) or if he resigns voluntarily, he will not be entitled to any cash severance benefits, accelerated vesting of any shares of restricted stock, MSUs, stock options, MSOs or other equity compensation or post-termination death or medical benefits.

If Dr. Sayiner is terminated by reason of death or disability, he and his estate are entitled to receive:

(i)	a lump sum severance payment equal to twelve (12) months of his base salary;
(ii)	a pro-rata portion (based on the number of days Dr. Sayiner was employed in the calendar year of his termination) of a payment of $736,000;
(iii)	additional vesting service credit for the twelve-month period commencing on the date of his death or disability with respect to all time-based awards; and
(iv)	with respect to awards granted under the MSU Program that are unvested but have been earned, full vesting of such awards.
(v)

With respect to awards granted under the MSU Program that have not been earned because the performance period is still in progress, the unvested awards will be vested, if at all, only to the extent the applicable performance levels are achieved through the date of such termination and payment will be prorated based upon the number of days that have passed since the MSUs were granted until the date of the termination divided by the entire performance period.

(vi)	Dr. Sayiner’s stock options will also remain exercisable for the lesser of 12 months following his death or disability or until the stated term of the option.

If Dr. Sayiner’s employment is terminated by Intersil without cause (as defined in his Agreement) or if Dr. Sayiner terminates his employment because of an adverse change in his compensation, title or duties, or status as a director, or because we fail to cure our material breach of his Agreement, in any case, not in connection with a change in control, he is entitled to receive:

(i)	the continued payment of his base salary for two years;
(ii)	four payments of $368,000 payable within 30 days of each of the first two March 1st and September 1st dates following his termination of employment;
(iii)	Full vesting of his initial new hire award of 433,000 time-based DSUs;
(iv)

accelerated vesting of any other time-based awards in an amount equal to the amount that would have vested over the eighteen (18) month period commencing on the date of his termination (but in no event shall any such award be less than 50% vested upon such a termination); and

(v)	with respect to performance-based awards granted under the MSU Program that are unvested but have been earned, full vesting of such awards.
(vi)

With respect to performance-based awards granted under the MSU Program that have not been earned because the performance period is still in progress, the unvested awards will be vested, if at all, only to the extent the applicable performance levels are achieved through the date of such termination and payment will be prorated based upon the number of days that have passed since the MSUs were granted until the date of the termination divided by the entire performance period.

(vii)

If eligible, the ability to participate, along with his spouse, in Intersil’s retiree medical plan with premiums being paid by us until such time as he or his spouse becomes eligible for Medicare or becomes covered under another employer’s medical plan;

(viii)

reimbursement for certain of his and his covered dependants’ life insurance premiums until the earlier of one year following his termination of employment or the term of his employment agreement expires; and

(ix)	continued health coverage, at our expense, for a period of one (1) year following his termination, if he does not qualify to participate in our retiree medical plan.

Change-in-Control Severance Benefits Agreements

We have entered into Change-in-Control Severance Benefits Agreements (the “CiC Agreements”) with Dr. Sayiner as well as our NEOs, other than Mr. Diller. The CiC Agreements continue as long as the executive is employed with us; however, if a change-in-control occurs, the CiC Agreements are effective for a period of two and one half years from the date of termination following the change in control. The CiC Agreements are intended to provide for continuity of management in the event of a change in control. Executives would be entitled to certain severance benefits in the event that their employment is terminated for certain reasons following a change-in-control. Specifically, if during the twelve month period following a change in control, the executive is terminated for any reason, other than for death, disability or for cause, or if such executive voluntarily terminates his or her employment because of an adverse change in his or her compensation, title, duties or location of employment, or because we fail to continue a benefit plan (including equity-based plans) without substituting a comparable range of benefits, or because we fail to cure our material breach of the agreement, or because we fail to have any successor agree to assume the terms of the agreement, then the executive will receive certain severance benefits, as described below.

Under the CiC Agreements, a change-in-control would generally include each of the following events:

•	a merger, liquidation or sale of substantially all of our assets;
•	the acquisition by a person or group of 25% or more of our voting securities; or
•	the replacement of a majority of our directors during a two-year period.

Under Dr. Sayiner’s CiC Agreement,  he is entitled to receive, subject to his execution of a release of claims:

(i)	the continued payment, for two years following the termination, of his base salary in effect at the time of termination or the time of the change-in-control, whichever is higher;
(ii)	Four (4) payments equal to $368,000 each payable within 30 days of each of the first two March 1st and September 1st dates following his termination of employment;
(iii)

eligibility to participate, along with his spouse, in our retiree medical plan with premiums being paid by us until such time as he or his spouse becomes eligible for Medicare or becomes covered under another employer’s medical plan;

(iv)	reimbursement for certain of his and his covered dependants’ life insurance premiums for a period of two (2) years; and
(v)	continued health coverage, at our expense, for a period of one (1) year following his termination, if he does not qualify to participate in our retiree medical plan.

In addition, all restrictions on restricted stock and time-based DSUs awarded to Dr. Sayiner would lapse and all unvested time-based options granted to him would vest and remain exercisable 24 months following his termination (but not in excess of the stated term of the option). With respect to performance-based awards granted to Dr. Sayiner under the MSU Program that are unvested but have been earned, such awards shall vest in full.  With respect to performance-based awards granted to Dr. Sayiner under the MSU Program that have not been earned because the performance period is still in progress, such awards shall vest in full, if at all, only to the extent the applicable performance levels are achieved through the date of the change-in-control. If the benefits payable to Dr. Sayiner, under his CiC Agreement, are ‘parachute payments’ subject to the excise tax imposed by Section 4999 of the Code, the benefits payable to him may be reduced if such a reduction results in Dr. Sayiner receiving a greater net after-tax amount than if such benefits were not reduced.

Under the CiC Agreements for Messrs. Crowley,  Cowell,  Downing and Ms. Hardman, each executive would be eligible to receive, subject to their execution of a release:

(i)	their targeted cash bonus, prorated through the date of termination;
(ii)

a lump sum payment equal to one hundred percent (100%) of the sum of their base salary (at the rate in effect at the time of termination or the time of the change-in-control, whichever is higher) and target annual bonus for the year of termination;

(iii)

continued participation in our medical plan and other welfare benefit plans (on the same terms and conditions as were in effect at the date of termination, including provisions regarding the cost of such participation to the executive) for one year and reimbursements for any taxes incurred by them in connection with the receipt of such benefits; and

(iv)	full accelerated vesting of all of their time-based stock options and DSUs.

With respect to performance-based awards granted under the MSU Program that are unvested but have been earned, such awards shall vest to the extent so earned. With respect to performance-based awards granted under the MSU Program that have not been earned because the performance period is still in progress, such awards shall vest only to the extent the applicable performance levels are achieved through the date of the change-in-control.

In addition, the NEOs hired prior to 2011 are entitled to receive a payment for certain taxes in the event that any portion of their payments are taxable under Section 4999 of the Internal Revenue Code as amended. However, we are not including such a payment provision for the NEOs hired post 2011;  therefore, Mssrs. Crowley, Cowell, and Downing do not have such a provision in their CiC Agreement.

Potential Severance Payments and Benefits Upon Certain Terminations in Connection with Change in Control

Each NEO would be entitled to receive the following estimated benefits if his or her employment is terminated in connection with a change-in-control under the circumstances described above. The table below reflects the amount that would be payable under the various arrangements assuming that the change of control and termination occurred on January 3, 2014. Actual amounts may differ.

Estimated Current Value of Termination Benefits - Change in Control
If Named Executive Officers were Terminated on January 3, 2014

Name and Principal Position		Severance Amount Cash $		Early Vesting of Restricted Shares $ [1]	Early Vesting of Stock Options $ [1]	Early Vesting of Performance Shares $ [2]	Other $		Total $

Necip Sayiner		2,752,000	[3]	4,797,640	-	6,796,817	39,560	[5]	14,386,017
	President and
	Chief Executive Officer

Richard Crowley		648,000	[4]	1,108,000	-	-	18,024	[6]	1,774,024
	Senior Vice President, and
	Chief Financial Officer

Andrew M. Cowell		648,000	[4]	798,037	15,000	709,496	47,148	[6]	2,217,681
	Senior Vice President and
	GM Mobile Power Products

Mark A. Downing		525,000	[4]	886,400	-	1,255,763	30,781	[6]	2,697,944
	Senior Vice President, Corporate Strategy and
	GM Infrastructure Power Products

Susan J. Hardman		648,000	[4]	775,600	-	714,679	37,529	[6]	2,175,808
	Senior Vice President and
	GM Specialty Products

[1]

These amounts represent the full vesting of all outstanding time-based stock awards and stock options which would be fully vested at the time of  a change in control termination.  The calculation above is based on the intrinsic value to each executive based upon a closing stock price of $11.08 on January 3, 2014.

[2]

This amount represents the payout of all outstanding performance-based stock  awards which would be fully vested and paid out based on the Company’s performance for the quarter end preceding the change in control termination. This represents a 25% payout on the 2012 MSUs and a 141.67% payout on the 2013 MSUs.

[3]	This amount represents the sum of two years of base salary and two years of annual target incentive.

[4]	This amount represents the sum of each such Named Executive Officer’s annual base salary and a pro rata target bonus.

[5]

This amount represents (i) the present value of post-termination medical coverage for Dr. Sayiner for one year, (ii) Dr. Sayiner’s accrued and unused vacation as of January 3, 2014 and (iii) two years of reimbursements for life insurance premiums.

[6]	This amount represents (i) one year of post-termination medical coverage, (ii) each such Named Executive Officer’s accrued and unused vacation as of January 3, 2014.

Potential Severance Benefits—Without Cause or Involuntary Termination (Not in Connection with a Change in Control)

The change-in-control severance agreements for the NEOs address only their termination of employment following a change in control. Only Dr. Sayiner, pursuant to his 2013 employment agreement,  is contractually entitled to severance benefits in the event of a termination prior to a change in control. The table below represents the severance benefits available to Dr. Sayiner in the event of an involuntary termination for good reason or a termination without cause; in either case, not in connection with a change in control. The table reflects the amount that would be payable under Dr. Sayiner’s 2013 employment agreement as amended assuming that the termination occurred on January 3, 2014.  Actual amounts may differ.

Estimated Current Value of Termination Benefits - Without Cause or Involuntary
If Named Executive Officers were terminated on January 3, 2014
Name and Principal Position	Fiscal Year	Severance Amount Cash ($) [1]	Early Vesting of Restricted Shares ($) [2]	Early Vesting of Stock Options ($) [2]	Early Vesting of Performance Shares ($) [3]	Other ($) [4]	Total ($)
Necip Sayiner
President and Chief Executive Officer	2013	2,752,000	4,797,640	-	1,699,196	38,563	9,287,399

[1]

This amount represents (a) two years of continued payment of Dr. Sayiner’s base salary in effect at the time of termination, and (b) four payments of $368,000 of Dr. Sayiner's base salary payable within 30 days of each of the first two March 1st and September 1st dates following Dr. Sayiner's termination of employment.

[2]

This amount represents accelerated vesting of the new hire grant of non-performance-based restricted stock awarded to Dr. Sayiner.  The calculation is based on our closing stock price of $11.08 on January 3, 2014.

[3]	This amount represents the prorated vesting based on the number of days that have passed in the MSU performance period and based upon the performance level achieved through the date of termination.

[4]

This amount represents life insurance premiums for one year and medical coverage for one year following the date of covered termination plus Dr. Sayiner's accrued, unused vacation as of January 3, 2014.

Severance Benefits—Death or Disability

The CiC Agreements for the NEOs address only their termination of employment following a change-in-control. The table below represents certain life insurance benefits, equity acceleration and other general amounts that would be payable upon the death or disability of the NEOs. These disclosed amounts are estimates only assuming that termination occurred on January 3, 2014.

Estimated Current Value of Termination Benefits - Death or Disability
If Named Executive Officers were Terminated on January 3, 2014
Name and Principal Position	Severance Amount Cash ($)	Early Vesting of Restricted Shares ($)	Early Vesting of Stock Options ($)	Early Vesting of Performance Shares ($)	Life Insurance ($) [2]	Other ($) [3]	Total ($)

Necip Sayiner [1]	640,000	1,199,410	-	1,699,196	1,000,000	21,058	4,559,664
President and
Chief Executive Officer

Richard Crowley	-	-	-	-	972,000	2,526	974,526
Senior Vice President and
Chief Financial Officer

Andrew M. Cowell	-	-	-	-	972,000	37,221	1,009,221
Senior Vice President and
GM Mobile Power Products

Mark A. Downing	-	-	-	-	787,500	15,283	802,783
Senior Vice President, Corporate Strategy and
GM Infrastructure Power Products

Susan J. Hardman	-	-	-	-	972,000	22,031	994,031
Senior Vice President and
GM Specialty Products

[1]

These amounts represent 12 months of base salary, an additional 12 months of vesting on time based awards, prorated vesting based on the number of days that have passed in the MSU performance period and based upon the performance level achieved through the date of termination.

[2]	These amounts reflect the estimated present value of the proceeds payable to the Named Executive Officers' beneficiaries upon death from the Company paid life insurance plan.

[3]	These amounts represent accrued, unused vacation for each Named Executive Officer as of January 3, 2014.

DIRECTOR COMPENSATION

The table below represents the stock options and stock awards held by our non-employee directors as of January 3, 2014.

	Unvested	Vested	Unvested
	Option	Option	Stock
Director	Awards	Awards	Awards

Robert W. Conn	5,000	55,000	8,000
James V. Diller	5,000	440,000	8,000
Gary E. Gist	5,000	40,000	8,000
Mercedes Johnson	-	340,000	4,000
Gregory Lang	5,000	65,000	8,000
Donald Macleod	5,000	-	6,667
Jan Peeters	5,000	40,000	8,000
Robert N. Pokelwaldt	5,000	40,000	8,000
James A. Urry	5,000	40,000	8,000

The Compensation Committee has established minimum share ownership requirements for each non-employee director of two times the director’s annual cash compensation.  The ownership requirement must be attained within a five-year period from their date of appointment. Director ownership is calculated using the fair value of DSUs granted (vested and unvested) and the cost basis of shares purchased through option exercises or shares purchased in the open market. Consideration is given to the current value (number of shares owned multiplied by the current price at ownership implementation) for shares owned. A recent review of the non-employee directors listed above revealed that each non-employee director has met the 3x ownership requirement goal.

Non-employee directors who are also officers do not receive compensation for their services as directors. The compensation for services as directors is reviewed on an annual basis by the Compensation Committee.  The cash compensation structure for our non-employee directors as of January 3, 2014 is as follows:

Director	Retainer ($)		Audit Committee Retainer ($)		Compensation Committee Retainer ($)		Nominating and Governance Committee Retainer		Total Retainer ($)
Robert W. Conn	50,000		10,000		-		-		60,000
James V. Diller[1]	50,000		-		7,500		5,000		62,500
Gary E. Gist	50,000		-		7,500		-		57,500
Mercedes Johnson[2]	50,000		-		-		-		50,000
Gregory Lang	50,000		-		-		5,000		55,000
Donald Macleod	80,000	[3]	-		7,500		5,000		92,500
Jan Peeters	50,000		20,000	[4]	-		5,000		75,000
Robert N. Pokelwaldt	50,000		10,000		-		10,000	[4]	70,000
James A. Urry	50,000		-		15,000	[4]	5,000		70,000

[1]

For the period of January 1, 2013 through March 13, 2013, Mr. Diller served as Interim President and CEO and did not receive compensation for his service on the Board (including equity awards), other than reimbursement of travel and out-of-pocket expenses.  Mr. Diller was a non-employee director for the period of March 14, 2013– December 31, 2013 and as such, received director compensation for this period.

[2]	During the period of April 1, 2013 through September 22, 2013, Ms. Johnson served as Interim CFO and did not receive compensation for her service on the Board during this period.
[3]	Receives a higher retainer as a result of serving as Chairman of the Board.
[4]	Receives a higher retainer as a result of serving as Committee Chairman.

On April 1, 2013, each non-employee director received an equity award of 4,000 DSUs which vests over three years at a rate of 33 1/3% per year on the anniversary of the date of grant. Each non-employee director also received an equity grant of 5,000 stock options which cliff vests 100% on the first anniversary of the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

The table and notes below summarize the status of our equity compensation plans as of January 3, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding Options and Awards		Weighted-average exercise price of outstanding Options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders[1]	12,100,000	[2]	$ 13.46	11,046,000	[3]
Equity compensation plans not approved by shareholders[4]	433,000			None
Total[5]	12,533,000		$ 13.46	11,046,000

[1] Includes Intersil’s 2008 Equity Compensation Plan, 1999 Equity Compensation Plan, 2009 Option Exchange Plan and the Employee Stock Purchase Plan.
[2] Represents 7,496,000 shares that may be issued upon exercise of outstanding options, and 4,604,000 awards that may be issued upon vesting of stock awards.
[3] Includes 985,000 shares available for future issuance under the Employee Stock Purchase Plan and 10,061,000 shares under The 2008 Equity Compensation Plan.
[4] We issued a DSU award of 433,000 shares to Dr. Sayiner as an inducement grant pursuant to his employment agreement.
[5] The total of the plans includes 4,604,000 shares that are deferred or restricted stock units outstanding. The weighted-average exercise price displayed is only for 7,496,000 stock options.ons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of March 10, 2014 with respect to shares of each class of common stock beneficially owned by (i) each person or group that is known to be the beneficial owner of more than 5% of each class of outstanding common stock, (ii) each Director and NEO and (iii) all Directors and executive officers as a group. Unless otherwise specified, all shares are directly held.

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has voting or investment power.

Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, CA 95035.

	Class A Common Stock

	Shares Beneficially Owned	Percent [1]
Blackrock, Inc. [2]	10,457,088	8.20%
RidgeWorth Capital Management, Inc. [3]	9,881,350	7.73%
FMR LLC (Fidelity Management and Research Company) [4]	9,025,626	7.07%
Dimensional Fund Advisors LP [5]	6,383,912	5.00%
James V. Diller [6]	914,765	*
Susan J. Hardman [7]	366,983	*
Mercedes Johnson [8]	356,999	*
Andrew M. Cowell [9]	122,909	*
Gary E. Gist [10]	114,703	*
Necip Sayiner [11]	108,250	*
James A. Urry [12]	106,023	*
Donald Macleod[13]	82,666	*
Gregory Lang [14]	76,266	*
Robert W. Conn [15]	75,285	*
Jan Peeters [16]	73,999	*
Robert N. Pokelwaldt [17]	71,519	*
Mark A. Downing [18]	20,000	*
Richard Crowley [19]	0	*
All directors and executive officers as a group (17 persons)	3,055,415	2.40%

*Less than 1% of the outstanding Class A Common Stock

[1]	Percentages are derived using the number of shares of Class A Common Stock outstanding as of March 10, 2014.
[2]	Based solely on information obtained from a Schedule 13-G filed by Blackrock, Inc. for the period ending December 31, 2013. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.
[3]

Based solely on information obtained from a Schedule 13-G filed by RidgeWorth Capital Management, Inc. as parent company for Ceredex Value Advisors LLC for the period ending December 31, 2013. The address of RidgeWorth Capital Management, Inc. is 3333 Piedmont Road, Northeast, Suite 1500, Atlanta, GA 30305.

[4]

Based solely on information obtained from a Schedule 13-G filed by FMR LLC for the period ending December 31, 2013. The address of FMR LLC (Fidelity Management & Research Company) is 82 Devonshire Street, Boston, MA 02109.

[5]

Based solely on information obtained from a Schedule 13-G filed by Dimensional Fund Advisors, LP for the period ending December 31, 2013. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.  Dimensional Fund Advisors LP, is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”).  In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds.  In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds.  However, all securities reported in the Schedule 13-G filed by Dimensional Fund Advisors LP for the period ending December 31, 2013 are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities.  In addition, the filing of the Schedule 13-G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13-G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

[6]

Includes 480,765 shares owned by the James V. Diller & June P. Diller Trust. Also includes 430,000 shares subject to options exercisable within 60 days of March 10, 2014 and 4,000 deferred stock units that will vest within 60 days of March 10, 2014.

[7]

Includes 72,024.65 shares held by Ms. Hardman. Also includes 273,083 shares subject to options exercisable within 60 days of March 10, 2014 and 21,875 deferred stock units that will vest within 60 days of March 10, 2014.

[8]

Includes 27,999 shares held by Ms. Johnson.  Also includes 325,000 shares subject to options exercisable within 60 days of March 10, 2014 and 4,000 deferred stock units that will vest within 60 days of March 10, 2014.

[9]

Includes 16,108.57 shares held by Mr. Cowell. Also includes 93,625 shares subject to options exercisable within 60 days of March 10, 2014 and 13,175 deferred stock units that will vest within 60 days of March 10, 2014.

[10]

Includes 80,703 shares owned by the Gist Family Living Trust. Also includes 30,000 shares subject to options exercisable within 60 days of March 10, 2014 and 4,000 deferred stock units that will vest within 60 days of March 10, 2014.

[11]	Represents 108,250 deferred stock units that will vest within 60 days of March 10, 2014.
[12]

Includes 72,023 shares held by Mr. Urry. Shares held also include 24,000 shares associated with deferred stock unit awards that Mr. Urry has elected to defer. Mr. Urry will take possession of these shares 5 years from the date of vest for each award. In addition, Mr. Urry’s ownership includes 30,000 shares subject to options exercisable within 60 days of March 10, 2014 and 4,000 deferred stock units that will vest within 60 days of March 10, 2014.

[13]

Includes 76,333 shares held by Donald Macleod and. Mary L, Macleod as Trustees of The Macleod Family Trust dated 1/31/05.  Also includes 5,000 shares subject to options exercisable within 60 days of March 10, 2014 and 1,333 deferred stock units that will vest within 60 days of March 10, 2014.

[14]

Includes 17,266 shares held by Mr. Lang. Also includes 55,000 shares subject to options exercisable within 60 days of March 10, 2014 and 4,000 deferred stock units that will vest within 60 days of March 10, 2014.

[15]

Includes 41,285 shares held by Dr. Conn.  Also includes 30,000 shares subject to options exercisable within 60 days of March 10, 2014 and 4,000 deferred stock units that will vest within 60 days of March 10, 2014.

[16]

Includes 39,999 shares held by Mr. Peeters. Shares held also include 12,000 shares associated with deferred stock unit awards that Mr. Peeters has elected to defer. Mr. Peeters will take possession of these shares 5 years from the date of vest for each award. In addition, Mr. Peeter’s ownership includes 30,000 shares subject to options exercisable within 60 days of March 10, 2014 and 4,000 deferred stock units that will vest within 60 days of March 10, 2014.

[17]

Represents 37,519 shares held by Mr. Pokelwaldt.  Also includes 30,000 shares subject to options exercisable within 60 days of March 10, 2014 and 4,000 deferred stock units that will vest within 60 days of March 10, 2014.

[18]	Represents 20,000 deferred stock units that will vest within 60 days of March 10, 2014.
[19]

Mr. Crowley joined Intersil on September 23, 2014.  He does not hold any shares of Intersil stock and he does not have any options exercisable or deferred stock units vesting within 60 days of March 10, 2014

(i)	62

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require us to disclose late filings of stock transaction reports by its executive officers, Directors, and ten-percent equity security holders. Based solely on a review of reports filed by us on these individuals’ behalf and written representations from the officers and Directors that no other reports were required, we believe that during the 52 weeks ending January 3, 2014,  our officers, Directors and ten-percent equity security holders timely filed all reports they were required to file under Section 16(a); except for Ms. Hardman, Mr. Kelley and Mr. Tokos who each had one delinquent filing. This  delinquent filing has been subsequently reported on a Form 4 filing.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035, Telephone: 1-888-468-3774, E-mail: investor@intersil.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

We are not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Thomas C. Tokos	Milpitas, California
Senior Vice President, General Counsel and Secretary	March 14, 2014

EXHIBIT A

INTERSIL CORPORATION

AMENDED AND RESTATED

2008 EQUITY COMPENSATION PLAN

As of May 6, 2014

Intersil Corporation, a Delaware corporation, wishes to attract key employees, directors and consultants to the Company and its Subsidiaries, to induce key employees, directors and consultants to remain with the Company and its Subsidiaries and to encourage them to increase their efforts to make the Company’s business more successful, whether directly or through its Subsidiaries. In furtherance thereof, the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan is designed to provide equity-based incentives to key employees and consultants of the Company and its Subsidiaries and to directors of the Company. Awards under the Plan may be made in the form of Options, Stock Appreciation Rights, Restricted Stock, Phantom Shares, Deferred Stock Units and Other Stock-Based Awards.

1.  DEFINITIONS.

Whenever used herein and unless otherwise provided in a Participant’s Award Agreement, the following terms shall have the meanings set forth below:

“Award” means, except where referring to a particular category of grant under the Plan, an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock, Phantom Share, Deferred Stock Unit or Other Stock-Based Award.

“Award Agreement” means a certificate issued by the Company to a Participant evidencing and setting forth the terms and conditions of an Award made under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means the Participant’s (i) act or acts of dishonesty, moral turpitude or criminality with respect to his or her employment or other service with the Company, (ii) continued failure to perform such Participant’s duties as an Employee, Director or Consultant, as reasonably determined by the Board (or the Committee, if such power is so delegated by the Board) acting in good faith, after reasonable notice of such failure and opportunity to cure such failure (if curable) is given to such Participant by the Board (or the Committee, if such power is so delegated by the Board), or (iii) willful or deliberate violations of such Participant’s obligations to the Company that result or could reasonably be expected to result in material injury to the Company. For these purposes “Company” shall include the Subsidiaries of the Company, as applicable.

“Change-in-Control” means the happening of any of the events described below:

(i)

any Person, other than (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (e) a Participant or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes the Participant), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(ii)

during any period of 12 consecutive months, the individuals at the beginning of any such period who constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii)

the consummation of a merger or consolidation of the Company in which the shareholders of the Company immediately prior to such merger or consolidation, would not, immediately after the merger or consolidation, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or

(iv)

the complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder.

“Committee” means the Committee appointed by the Board under Section 3.

“Common Stock” means Class A Common Stock of the Company, par value $.01 per share, either currently existing or authorized hereafter.

“Company” means Intersil Corporation, a Delaware corporation, or any successor thereto.

“Consultant” means a key consultant rendering service to the Company or its Subsidiaries.

“Deferred Stock Unit” or “DSU” means the unfunded right awarded under Section 10 to receive a Share after the applicable vesting period or deferral period expires and all other conditions, including, when applicable, the attainment of specified Performance Goals, provided by the Committee are satisfied.

“Director” means a member of the Board who is not an employee of the Company or a Subsidiary.

“Disability” means a Participant either:

(i)

is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)

is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

“Employee” means a key employee of the Company or its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Fair Market Value” per Share means, on any given date (i) if the Shares are then listed on a national stock exchange, the closing price per Share on the exchange for such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale occurred; (ii) if the Shares are not then listed on a national exchange, but are then quoted on NASDAQ or a similar quotation system, the closing price for the Shares as quoted on NASDAQ or a similar quotation system on such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 409A of the Code (and, with respect to Incentive Stock Options, Section 422 of the Code) and the applicable guidance thereunder.

“Grantee” means an Employee, Director or Consultant who is granted a Stock Appreciation Right, Restricted Stock, Phantom Share, Deferred Stock Unit or Other Stock-Based Award hereunder.

“Incentive Stock Option” means an Option which is an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option.

“Option” means the right to purchase, at the price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.

“Optionee” means an Employee, Director, or Consultant to whom an Option is granted, or the Successors of the Optionee, as the context so requires.

“Option Price” means the exercise price per Share of an Option.

“Other Stock-Based Award” shall have the meaning set forth in Section 11.

“Participant” means a Grantee or Optionee.

“Performance Goal” means the goal established by the Committee for a performance measuring period during the period permitted by Section 162(m) of the Code, based upon one or more criteria that the Committee shall select from the following: revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or debt reduction, in each case, as it may relate to the Company or any Subsidiary (or any division or business unit thereof).

“Person” means any individual, partnership, corporation, company, limited liability company, association, trust, joint venture, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Phantom Share” means a right, granted pursuant to the Plan, of the Grantee to receive payment of the Phantom Share Value.

“Phantom Share Value” means, with respect to each Phantom Share, the Fair Market Value of a Share on the Settlement Date or, if so provided by the Committee, such Fair Market Value less a base value established by the Committee at the time of grant.

“Plan” means this Intersil Corporation Amended and Restated 2008 Equity Compensation Plan, as amended from time to time.

“Restricted Stock” means an award of Shares that are subject to restrictions hereunder as described in Section 8.

“Retirement” means the Separation from Service of a Participant with the Company under circumstances which would entitle an Employee to an immediate pension under one of the Company’s approved retirement plans or retirement as determined by the Committee in its absolute discretion pursuant to such other standard as may be adopted by the Committee.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations thereunder.

“Separation from Service” means a Participant’s termination of employment or other service, as applicable, with the Company and its Subsidiaries that meets the requirements of a “separation from service” as defined in Section 409A of the Code and guidance thereunder. For these purposes, service with the Company or its Subsidiaries does not include any period of required notice under applicable law prior to Separation from Service, or during which a Participant is receiving severance pay or “pay in lieu of notice”. Cessation of service as an officer, Employee, Director or Consultant shall not be treated as a Separation from Service if the Participant continues without interruption to serve thereafter in a material manner in another one (or more) of such other capacities, as determined by the Committee in its sole discretion. Unless otherwise required under Section 409A of the Code, a transfer of employment or service between the Company and a Subsidiary shall not be deemed a Separation from Service. However, individuals employed by or providing services to an entity that ceases to be a Subsidiary shall be deemed to have incurred a Separation from Service as of the date such entity ceases to be a Subsidiary unless such individual is employed by, or in the service of, the Company or another Subsidiary immediately thereafter.

“Settlement Date” has the meaning set forth under Section 9.4(c).

“Share” means one share of Common Stock of the Company.

“Specified Employee” means a “specified employee” as determined in accordance with the requirements under Section 409A of the Code.

“Stock Appreciation Right” or “SAR” means the right granted under Section 7 to receive, in cash or Shares, as determined by the Committee, the increase in the Fair Market Value of a Share underlying the SAR from the date of grant to the date of exercise.

“Subsidiary”  means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

“Successor of the Optionee” means: (i) the legal representative of the estate of a deceased Optionee, (ii) persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee or (iii) persons who shall acquire the right to exercise an Option on behalf of the Optionee as the result of a determination by a court or other governmental agency of the incapacity of the Optionee.

2.  EFFECTIVE DATE AND TERMINATION OF PLAN.

The Intersil Corporation 2008 Equity Compensation Plan (the “Old Plan”) originally became effective on May 7, 2008. The Plan was amended and restated on May 4, 2011,  as approved by shareholders of the Company. The Plan shall terminate on May 4, 2021, and no Award shall be granted hereunder on or after, May 4, 2021; provided however, that the Board (or the Committee, if such power is so delegated by the Board) may at any time prior to that date terminate the Plan.

3.  ADMINISTRATION OF PLAN.

a)  The Plan shall be administered by the Committee appointed by the Board. The Committee shall consist of at least two individuals each of whom shall be a “non-employee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act and shall (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards), qualify as “outside directors” for purposes of Section 162(m) of the Code and related Treasury regulations and meet the requirements for “independence” of any applicable stock exchange or securities self-regulatory organization. Notwithstanding the foregoing, the Board or the Committee may, to the extent permitted by applicable law or the rules of any applicable securities exchange, designate one or more officers or Board members to serve as a “Secondary Committee” and delegate to the Secondary Committee authority to grant Awards to eligible individuals who are not subject to the requirements of Rule 16b-3 or Section 162(m) of the Code. Unless otherwise provided herein, the Secondary Committee shall have the same authority with respect to selecting the individuals to whom such Awards are granted and establishing the terms and conditions of such Awards as the Committee has under the terms of the Plan.

b)  The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. No member of the Committee may act as to matters under the Plan exclusively relating to such member. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder.

c)  Subject to the provisions of the Plan, the Committee shall in its discretion as reflected by the terms of the Award Agreements (i) authorize the granting of Awards to Employees, Directors or Consultants of the Company and its Subsidiaries; (ii) determine the eligibility of an Employee, Director or Consultant to receive an Award subject to Section 4 hereof, (iii) determine the number of Shares to be covered under any Award Agreement (considering the position and responsibilities of the Employee, Director or Consultant, the nature and value to the Company of the Employee’s, Director’s or Consultant’s present and potential contribution to the success of the Company whether directly or through a Subsidiary,  and such other factors as the Committee may deem relevant), the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to Performance Goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award, and (iv) determine the Performance Goals, if any, that apply to the receipt or vesting of any Award hereunder and certify that such Performance Goals have been attained, if applicable.

d)  The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as determined by the Committee. The Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement.

e)  Without limiting the generality of the Committee’s discretion hereunder, the Committee may (subject to such considerations as may arise under Section 16 of the Exchange Act, or under other corporate, securities or tax laws) take any steps it deems appropriate, that are not inconsistent with the purposes and intent of the Plan, to establish Performance Goals applicable to Awards otherwise permitted to be granted hereunder, and to attempt to procure shareholder approval with respect thereto, to take into account the provisions of Section 162(m) of the Code and the regulations thereunder.

4.  ELIGIBILITY.

Any Employee, Director or Consultant who is designated by the Committee as eligible to participate in the Plan shall be eligible to receive an Award under the Plan, provided that Incentive Stock Options shall be granted only to Employees of the Company and its Subsidiaries (provided that such Subsidiary satisfies the requirements of Code Section 424(f)).

5.  SHARES AND UNITS SUBJECT TO THE PLAN; TERM OF AWARDS.

5.1  In General.

a)  Subject to Sections 5.1(d) and 5.2, and subject to adjustments as provided in Section 16, the total number of Shares subject to Awards granted under the Plan, in the aggregate, may not exceed 46,352,316 provided that each share issued pursuant to an Award other than an Option or SAR shall reduce the number of Shares available for issuance under the Plan by 2.33 Shares. For example, if all Awards under the Plan are in the form of Restricted Stock Awards, 19,893,697 Shares are available for issuance, subject to adjustment as provided in Section 16. With respect to stock-settled SARs, each such SAR shall count against the limit described in the first sentence of this Section 5.1(a) based on the number of Shares underlying the exercised portion of such Award rather than the number of Shares actually issued in settlement of such Award. Any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the number of Shares available for Awards under the Plan. Shares distributed under the Plan may be treasury Shares or authorized but unissued Shares.

b)  If any Shares covered by an Award are later canceled or forfeited or for any other reason are not, and will not be, payable under the Plan, such Shares may again be made the subject of Awards under the Plan; provided, however, that such Shares shall be counted against the Individual Limit (as defined in Section 5.2); provided further, however, that any Shares tendered by a Participant in connection with the net exercise of an Award or the tax liability with respect to an Award, including Shares withheld from any such Award, shall not be available for future Awards hereunder. The Committee may adopt procedures for the counting of Shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of Shares actually distributed differs from the number of Shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations.

c)  The certificates for Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any rights of first refusal or other restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate.

d)  Notwithstanding any other provision of the Plan to the contrary, in addition to the Share limit set forth in Section 5.1(a), in connection with the Company’s underwater stock option exchange that was implemented in 2009 (the “Option Exchange”), 2,913,705 additional Shares (subject to adjustment as provided in Section 16) are reserved for issuance under the Plan solely with respect to the exercise of any Options granted in connection with the Option Exchange. Such additional shares may be used solely in connection with Options granted under the Option Exchange and, to the extent not used, will be cancelled and will not be available for future grant under the Plan.

5.2  Other Limitations.

In no event may any Participant receive Awards totaling more than 2,500,000 Shares in any calendar year (the “Individual Limit”), or in the case of Awards payable in cash $4,000,000. The aggregate Fair Market Value, determined as of the date an Award is granted, for Awards that are intended to be Incentive Stock Options which are first exercisable by the Optionee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000. To the extent an Award purporting to be an Incentive Stock Option exceeds the limitation in the previous sentence the portion of the Award in excess of such limit shall be a Non-Qualified Stock Option.

5.3  Term of Awards.

The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any SAR or Option exceed a period of seven years from the date of grant.

5.4  Certain Vesting Requirements.

Subject to the terms of the Plan, awards of Deferred Stock Units, Other Stock-Based Awards, Phantom Shares and Restricted Stock shall vest ratably over a period of not less than three years, unless the vesting of such Awards is based upon the achievement of performance criteria, in which case such Awards shall vest over a period of not less than one year; provided, however, that notwithstanding the foregoing, the Company’s Compensation Committee may, in its sole discretion, grant Awards of Deferred Stock Units, Other Stock-Based Awards, Phantom Shares and Restricted Stock representing, in the aggregate, not more than 10% of the number of Shares reserved for issuance under Section 5.1(a) (determined without regard to any special Share counting rules described in Section 5.1(a)) that are not subject to any minimum vesting period requirement.

6.   PROVISIONS APPLICABLE TO STOCK OPTIONS.

6.1.  Grant of Option.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those eligible Employees, Directors and Consultants to whom Options are to be granted and the number of Shares to be optioned to each such Employee, Director and Consultant; (ii) determine whether to grant Incentive Stock Options, Non-Qualified Stock Options, or both (to the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option hereunder); provided that Incentive Stock Options may only be granted to Employees of the Company and its Subsidiaries (provided that such Subsidiary satisfies the requirements of Code Section 424(f)); (iii) cause each Option to be designated as an Incentive Stock Option or a Non-Qualified Stock Option; (iv) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; and (v) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.

6.2.  Option Price.

a)  The Option Price shall be determined by the Committee on the date the Option is granted and shall be reflected in the Award Agreement, as the same may be amended from time to time subject to section 6.2(b). Any particular Award Agreement may provide for different exercise prices for specified amounts of Shares subject to the Option provided that the Option Price with respect to each Option (regardless of whether it is an Incentive Stock Option or Non-Qualified Stock Option) shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted. Notwithstanding the foregoing, in the case of the grant of an Incentive Stock Option to an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), the Option Price with respect to each Option shall not be less than 110% of the Fair Market Value of a Share on the day the Option is granted.

b)  The Option Price of an Option awarded under the Plan shall not be reduced after the grant of such Option, except in the case of a change in capital structure as described in Section 16.1.

6.3.  Period of Options Vesting and Exercisability.

a)  Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the seventh anniversary of the date of grant or shall have such other shorter term as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

b)  The Award Agreement may, but need not, include a provision whereby the Optionee may elect at any time while an Employee, Director, or a Consultant to exercise the Option as to any part or all of the Shares subject to the Option prior to the full vesting of the Option. Any Shares so purchased (i) shall vest in accordance with the vesting schedule otherwise applicable to the Option, (ii) shall, prior to vesting, be subject to a repurchase right in favor of the Company, with the repurchase price to be equal to the lesser of (x) the exercise price paid or (y) the Fair Market Value of the Shares on the date of such repurchase, and (iii) shall be subject to any other restriction the Company determines to be appropriate.

c)  Unless otherwise provided in the Award Agreement or herein, no Option (or portion thereof) shall ever become vested and exercisable, and no Shares acquired pursuant to such Option shall ever become vested, if the Optionee has a Separation from Service before the time at which such Option or Shares would otherwise have become vested, and any Option that would otherwise become vested and exercisable, or Shares that would otherwise become vested, after such Separation from Service shall be forfeited upon such separation. Notwithstanding the foregoing provisions of this Section 6.3, Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or vested, and Shares subject to such schedule may be fully or more rapidly vested, at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee’s Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee’s death, may be exercised by the Successors of the Optionee.

6.4.  Exercisability Upon and After Separation of Optionee.

a)  The Committee shall provide in the Award Agreement the extent (if any) to which any Option may be exercised upon the Separation from Service of the Optionee.

b)  Except as may otherwise be expressly set forth in this Section 6 or as may otherwise be expressly provided under the Award Agreement, no provision of this Section 6 is intended to or shall permit the exercise of the Option to the extent the Option was not exercisable upon the Separation from Service.

6.5.  Exercise of Options.

a)  Subject to vesting and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Option Price made, by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

b)  Without limiting the scope of the Committee’s discretion hereunder, the Committee may impose such other restrictions on the exercise of Incentive Stock Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

c)  If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Subsidiary) thereupon has a tax-withholding obligation, shall pay to the Company (or such Subsidiary) an amount equal to any withholding tax the Company (or Subsidiary) is required to pay as a result of the disqualifying disposition.

6.6  Payment.

a)  The aggregate Option Price shall be paid in full within three days of exercise. Payment must be made by one of the following methods:

(i)  cash or a certified or bank cashier’s check;

(ii)  in cash or a certified or bank cashier’s check or wire transfer received from a broker-dealer whom the  Participant has authorized to sell all or a portion of the Shares covered by the Option;

(iii) if approved by the Committee in its discretion, Shares of Common Stock owned by the Participant prior to the exercise and having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price; or

(iv) by any combination of such methods of payment or any other method acceptable to the Committee in its discretion; provided, that such method does not result in an impermissible or illegal arrangement of or extension of credit by the Company to the Participant.

b)  Except in the case of Options exercised by certified or bank cashier’s check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid adverse accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option. Any fractional Shares resulting from an Optionee’s election that is accepted by the Company shall be paid in cash.

6.7.  Exercise by Successors.

An Option may be exercised, and payment in full of the aggregate Option Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

6.8.  Non-Transferability of Option.

Each Option granted under the Plan shall by its terms be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of their death. The Committee may (but need not) permit other transfers of Non-Qualified Stock Options, where the Committee concludes that such transferability (i) does not result in an acceleration resulting in U.S. federal income taxation under Section 409A of the Code, and (ii) is otherwise appropriate and desirable.

7.  PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS.

The grant of Stock Appreciation Rights (SARs) shall be subject to the following terms and conditions:

7.1.  Grant of SARs: Any SAR granted under the Plan shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and shall specify the number of Shares subject to the SAR and the exercise price for the SAR. The Agreement may contain such other provisions not inconsistent with the terms of the Plan as the Committee shall deem advisable. The exercise price of a SAR shall not be less than the Fair Market Value of the Common Stock on the date of grant.

7.2.  Tandem SARs. A SAR granted under the Plan may, if the Committee so provides, be granted in tandem with all or a portion of a related Option. A SAR granted in tandem with an Option may be granted either at the time of the grant of the Option or at a time thereafter during the term of the Option and shall be exercisable only to the extent that the related Option is exercisable. The exercise price of a SAR granted in tandem with an Option may not be less than the Fair Market Value of the Shares underlying the related Option on the date of the SAR grant.

7.3.  Exercise of a SAR. A SAR shall entitle the Participant to exercise such SAR (or any portion of such SAR) by surrendering the SAR in exchange for a payment equal to the excess of the Fair Market Value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price of the SAR. Such payment may be in cash, in shares of Common Stock, in shares of Restricted Stock, or any combination thereof, as the Committee shall determine. Upon exercise or lapse of a SAR issued in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by such exercise or lapse, and such shares shall no longer be available for purchase under the Option. Conversely, if the related Option is exercised, or lapses, as to some or all of the shares of Common Stock covered by the grant, the related SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise or lapse.

7.4.  Other Applicable Provisions. Unless specifically provided in this Article VII and unless otherwise provided in an Award Agreement, a SAR shall be subject to the same terms and conditions applicable to Options as stated in Article VI.

8.  PROVISIONS APPLICABLE TO RESTRICTED STOCK.

8.1.  Grant of Restricted Stock.

Subject to the other terms of the Plan, the Committee may, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock to eligible Employees, Directors and Consultants; (ii) determine the restrictions applicable to Restricted Stock; and (iii) determine or impose other conditions to the grant of Restricted Stock under the Plan as it may deem appropriate.

8.2  Certificates.

a)   Each Grantee of Restricted Stock shall be issued a stock certificate in respect of Restricted Stock awarded under the Plan. Such certificate shall be registered in the name of the Grantee. Without limiting the generality of Section 5.1(c), the certificates for Restricted Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

(i)  The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan and an Award Agreement issued by Intersil Corporation to the registered owner. Copies of such Plan and Award Agreement are on file in the offices of Intersil Corporation.

b)  The Committee shall require that the stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Grantee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award. If and when such restrictions lapse, the stock certificates shall be delivered by the Company to the Grantee or his or her designee as provided in Section 8.3.

8.3.  Restrictions and Conditions.

a)  Unless otherwise provided by the Committee, the Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i)  Subject to the provisions of the Plan and the Award Agreement, during a period commencing with the date of the Award and ending on the date of the period of forfeiture with respect to the Restricted Stock lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Restricted Stock awarded under the Plan (or have such Shares attached or garnished). The period of forfeiture with respect to Restricted Stock granted hereunder shall lapse as provided in the Plan and the applicable Award Agreement.

(ii)  Except as provided in the foregoing clause (i), the Grantee shall have, in respect of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any dividends, which dividends shall be held by the Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and shall be forfeited if the underlying Shares are forfeited). Certificates for Shares (not subject to restrictions) shall be delivered to the Grantee or his or her designee promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Restricted Stock.

(iii) Subject to the provisions of the Award Agreement, if the Grantee has a Separation from Service for any reason during the applicable period of forfeiture, then all Shares still subject to restriction (and any dividends related thereto) shall thereupon, and with no further action, be forfeited by the Grantee.

(b)  Restricted Shares shall vest according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant.

9.  PROVISIONS APPLICABLE TO PHANTOM SHARES.

9.1.  Grant of Phantom Shares.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Phantom Shares to eligible Employees, Directors and Consultants and (ii) determine or impose other conditions to the grant of Phantom Shares under the Plan as it may deem appropriate.

9.2.  Vesting.

a)  Phantom Shares shall vest according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant.

b)  Unless otherwise provided in the Award Agreement, if a Grantee has a Separation from Service, any and all of the Grantee’s Phantom Shares which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding.

9.3  Settlement of Phantom Shares.

a)  Each vested and outstanding Phantom Share shall be settled by the transfer to the Grantee of Shares, cash or any combination of the foregoing (as determined by the Committee in its sole discretion) in an amount equal to the Phantom Share Value.

b)  Each Phantom Share shall be settled with a single-sum payment by the Company; provided that, with respect to Phantom Shares of a Grantee which have a common Settlement Date, the Committee may permit the Grantee to elect in accordance with procedures established by the Committee to receive installment payments over a period not to exceed ten (10) years. Such election must be made (i) in the year before the award is made, (ii) within 30 days of initial eligibility under the Plan, (iii) within 30 days after a grant but only if there is at least a 12 month vesting requirement attached to the Award and the deferral election is made at least 12 months before any portion of the Award is scheduled to vest, or (iv) if the Award is subject to attainment of Performance Goals over a performance period of not less than 12 months, at least 6 months prior to the date the applicable performance period for such Performance Goal ends; provided, that, in any such case, such election complies with the requirements of Section 409A of the Code and the regulations thereunder.

c)  Phantom Shares shall be settled as provided above within 10 days after the date on which they become vested (the “Settlement Date”), provided that a Grantee may elect, in accordance with procedures to be adopted by the Committee, that such Settlement Date will be deferred as elected by the Grantee to a time permitted by the Committee under procedures to be established by the Committee. Elections under this Section 9.4(c) will not be effective for 12 months and must be made no later than 12 months prior to the date on which the Award would otherwise be settled and must require payment of a lump-sum or the commencement of payments over a period not to exceed ten (10) years (as specified in the form of election) no earlier than 5 years following the date upon which payment would otherwise commence under the terms of the Award Agreement; provided, that, in any case, such election complies with the requirements of Section 409A of the Code and the regulations thereunder.

9.4  Other Phantom Share Provisions.

a)  Rights or benefits with respect to Phantom Shares granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance attachment, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, charge or otherwise dispose of any right or benefits payable hereunder shall be void.

b)  A Grantee may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee’s death, payments hereunder shall be made to the Grantee’s estate. If a Grantee with a vested Phantom Share that has been deferred dies, such Phantom Share shall be settled and the Phantom Share Value in respect of such Phantom Shares paid, as soon as practicable (but no later than 60 days) after the date of death to such Grantee’s beneficiary or estate, as applicable.

c)  Phantom Shares are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan. Each Grantee’s right in the Phantom Shares is limited to the right to receive payment, if any, as may herein be provided. The Phantom Shares do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of ERISA. The right of any Grantee of Phantom Shares to receive payments by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained in the Plan shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company. Without limiting Section 9, no provision of the Plan shall be interpreted to confer any voting, dividend or derivative or other similar rights with respect to any Phantom Shares.

10.  PROVISIONS APPLICABLE TO DEFERRED STOCK UNITS.

10.0.  Grant of DSUs. Subject to the terms of the Plan, the Committee may grant Deferred Stock Units to eligible Employees, Directors and Consultants pursuant to an Award Agreement, which contains such terms and conditions as determined by the Committee.

10.2.  Vesting; Other Restrictions. The DSUs granted under the Plan shall vest and be paid in accordance with the terms provided for by the Committee in an Award Agreement (with payment to occur within 10 days after the vesting date, unless deferred in accordance with this Section 10). The DSU may be subject to additional terms and conditions as the Committee so determines in its sole and absolute discretion. Unless the Committee provides otherwise in an applicable Award Agreement, in the event of a Separation from Service for any reason, all unvested DSUs will be forfeited upon Separation from Service.

10.3.  Deferral of DSUs. The terms of a DSU grant may provide for the elective deferral of receipt of a DSU in accordance with terms established by the Committee. Such deferral must be made (i) in the year before the award is made, (ii) within 30 days of initial eligibility under the Plan, (iii) within 30 days of a grant but only if there is at least a 12 month vesting requirement attached to the Award and the deferral election is made at least 12 months before any portion of the Award is scheduled to vest, or (iv) if the Award is subject to attainment of Performance Goals over a performance period of not less than 12 months, at least 6 months prior to the date the applicable performance period for such Performance Goal ends.

10.4.   Certificates; Shareholder Rights; Dividends. A Share certificate shall not be issued to the Grantee prior to vesting or the expiration of any applicable deferral period under section 10.3. Prior to the date a Share is issued, a Grantee shall not have the right to vote the shares or receive dividends. However, the Committee may provide for payments that are equal to the amount of the dividends which are otherwise payable with respect to unvested or deferred DSUs (“Dividend Equivalents”) provided that such Dividend Equivalents shall be subject to the same restrictions as the underlying DSU.

10.5.   Non-Transferability. A DSU Grantee may not sell, transfer, assign or in any other way convey or encumber a DSU.

11.  OTHER STOCK-BASED AWARDS.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants any type of award (in addition to those Awards provided in Sections 6 through and including 10 hereof) that is payable in, or valued in whole or in part by reference to, shares of Common Stock, and that is deemed by the Committee to be consistent with the purposes of the Plan (any such Award, an “Other Stock-Based Award”). Other Stock-Based Awards shall be subject to such terms and conditions as may be determined by the Committee, consistent with the terms and purpose of the Plan.

12.  CLAIMS PROCEDURE.

With respect to Phantom Shares and Deferred Stock Units, but only to the extent ERISA is applicable to such Award, the Company shall administer a claims procedure as follows:

12.1.  Initial Claim. A Participant or his or her beneficiary who believes that he or she is entitled to benefits under the Plan (the “Claimant”), or the Claimant’s authorized representative acting on behalf of such Claimant, must make a claim for those benefits by submitting a written notification of his or her claim of right to such benefits. Such notification must be on the form and in accordance with the procedures established by the Committee.

12.2.  Procedure for Review. The Committee shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently to similarly situated Claimants. Any notification to a Claimant required hereunder may be provided in writing or by electronic media, provided that any electronic notification shall comply with the applicable standards imposed under section 2520.104b-1(c) of Title 29 of the Code of Federal Regulations.

12.3.  Claim Denial Procedure. If a claim is wholly or partially denied, the Committee shall notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 180 days from receipt of the claim. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefore, and (iv) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA following an adverse benefit determination on review.

12.4.  Appeal Procedure. In the case of an adverse benefit determination, the Claimant or his or her representative shall have the opportunity to appeal to the Committee for review thereof by requesting such review in writing to the Committee within 60 days of receipt of notification of the denial. Failure to submit a proper application for appeal within such 60 day period will cause such claim to be permanently denied. The Claimant or his or her representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be deemed “relevant” to a claim in accordance with section 2560.503-1(m)(8) of Title 29 of the Code of Federal Regulations. The Claimant or his or her representative shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Committee shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant or his or her representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

12.5.  Decision on Appeal. The Committee shall notify a Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim (the relevance of a document, record or other information will be determined in accordance with section 2560‑1(m)(8) of Title 29 of the Code of Federal Regulations) and (iv) a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA.

13.  TAXES; WITHHOLDING.

13.1.    In General.

The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require a Participant to pay to the Company, at such time as the Committee determines, the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of (i) the exercise of any Option or SAR, (ii) the lapsing of any restrictions applicable to any Restricted Stock or DSUs, (iii) the receipt of a distribution in respect of Phantom Shares or (iv) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code). Notwithstanding anything contained herein to the contrary, all taxes, interest and penalties incurred by a Participant with respect to an Award granted under the Plan (including, without limitation, any taxes, interest or penalties incurred under Code Section 409A) shall be the sole responsibility of the Participant, and neither the Company nor any Subsidiary shall have any liability therefore.

13.2..  Share Withholding.

a)  Upon the exercise of an Option or SAR, the Participant may, if approved by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes. In the event that the Participant makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.

b)  Upon the lapsing of restrictions on, or settlement of, Restricted Stock, Phantom Shares or DSUs (or other income-recognition event), the Grantee may, if approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of such lapse or settlement sufficient to satisfy the applicable withholding taxes.

c)  Any withholding of Shares under this Section 13.2 shall occur at a rate that does not exceed the minimum required tax withholding rate.

13.3.  Withholding Required.

Notwithstanding anything contained in the Plan to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Participant and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Award shall be forfeited upon the failure of the Participant to satisfy such requirements.

13.4  For purposes of this Section 13, the “Company” shall include the Company and its Subsidiaries, as applicable.

14.  REGULATIONS AND APPROVALS.

14.1.  The obligation of the Company to sell Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

14.2.  The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.

14.3.  Each Award (or issuance of Shares in respect thereof) is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of an Award, no payment shall be made or Shares issued in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

14.4.  In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

14.5.  Without amending the Plan, Awards may be granted to Participants who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

15.  INTERPRETATION AND AMENDMENTS, OTHER RULES.

The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Committee may (i) determine the extent, if any, to which an Award shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change-in-Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change-in-Control; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee, except as provided in clause (ii) of the foregoing sentence, shall be final and binding upon all persons. The Board (or the Committee, if such power is so delegated by the Board) may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to an Award previously granted unless such amendments are required in order to comply with applicable laws; provided that the Board (or the Committee, if such power is so delegated by the Board) may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained. Notwithstanding anything contained herein to the contrary, neither the Board nor the Committee may, without approval of the Company’s shareholders, implement a program that provides for the repricing, replacing or cash buy-back of, underwater Awards.

16.  CHANGES IN CAPITAL STRUCTURE; CHANGE-IN-CONTROL.

16.1  Changes in Capital Structure.

a)  If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, then:

(i)  the maximum aggregate number of Shares which may be made subject to Awards under the Plan (and the Individual Limit), shall be appropriately adjusted by the Committee; and/or

(ii)the Committee shall take any such action as in its judgment shall be necessary to preserve the Participants’ rights in their respective Awards substantially proportionate to the rights existing in such Awards prior to such event, including, without limitation, adjustments in (A) the number of Awards granted, (B) the number and kind of shares or other property to be distributed in respect of Awards, (C) the Option Price (or exercise price of a SAR), and (D) performance-based criteria established in connection with Awards; provided that, in the discretion of the Committee, the foregoing clause (D) may also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section 16.1(a) had the event related to the Company.

b)  Any Shares or other securities distributed to a Grantee with respect to Restricted Stock shall be subject to the restrictions and requirements imposed by Section 8, including depositing the certificates therefore with the Company together with a stock power and bearing a legend as provided in Section 8.2(a).

c)  If the Company shall be consolidated or merged with another corporation, each Grantee who has received Restricted Stock that is then subject to restrictions imposed by Section 8.3(a) may be required to deposit with the successor corporation the certificates for the stock or securities or the other property that the Grantee is entitled to receive by reason of ownership of Restricted Stock in a manner consistent with Section 8.2(b), and such stock, securities or other property shall become subject to the restrictions and requirements imposed by Section 8.3(a), and the certificates therefore or other evidence thereof shall bear a legend similar in form and substance to the legend set forth in Section 8.2(a).

16.2  Change-in-Control.

a)  Options and SARs. Upon a Change-in-Control, the Committee, in its discretion, may take one or more of the following actions with respect to all Options and SARs that are outstanding and unexercised as of such Change-in-Control: (i) accelerate the vesting and exercisability of all such Options and/or SARs to the extent unvested and unexercisable, such that all outstanding Options and/or SARs are fully vested and exercisable, (ii) cancel all outstanding vested Options and/or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Common Stock underlying the unexercised portion of the Option or SAR, as applicable, as of the date of the Change-in-Control over the Option Price,  in the case of an Option, or the exercise price, in the case of a SAR, of such portion (provided that any Options with a per share Option Price or SARs with a per share exercise price, in either case, that equals or exceeds the Fair Market Value of the underlying Common Stock on the date of such Change-in-Control shall be cancelled with no compensation due the Participant) , (iii) terminate all Options and/or SARs immediately prior to the Change-in-Control, provided that the Company provides the Participant an opportunity to exercise such Options and/or SARs, as applicable, within a specified period following the Participant’s receipt of a written notice of such Change-in-Control and of the Company’s intention to terminate such Options and/or SARs, as applicable, prior to such Change-in-Control, or (iv) require the successor corporation, following a Change-in-Control if the Company does not survive such Change-in-Control, to assume all outstanding Options and/or SARs and/or to substitute such Options and/or SARs, as applicable, with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of such Participants with respect to such Awards.

b)  Other Awards. Upon a Change-in-Control, all Restricted Stock, Phantom Shares, DSU grants and Other Stock-Based Awards that are outstanding may, at the discretion of the Committee, become immediately and fully vested. Unless otherwise provided in an applicable Award Agreement, upon a Change-in-Control, all vested Phantom Shares, DSU grants and Other Stock-Based Awards (if applicable) shall be distributed in a single sum payment. Notwithstanding the foregoing, no such vesting or settlement shall occur with respect to any Phantom Share, DSU or Other Stock-Based Award that is treated as “non-qualified deferred compensation” within the meaning of Code Section 409A unless such Change-in-Control constitutes a “change in the ownership or effective control” of the Company or a “change in ownership” of a substantial portion of the Company’s assets, in any case, in accordance with Code Section 409A and the regulations thereunder.

16.3.  Committee Authority. The judgment of the Committee with respect to any matter referred to in this Section 16 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

17.  MISCELLANEOUS.

17.1.  No Rights to Employment or Other Service.

Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its shareholders to terminate the individual’s employment or other service at any time.

17.2.  No Fiduciary Relationship.

Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its Subsidiaries, or any of their officers or the Committee, on the one hand, and the Participant, the Company, its Subsidiaries or any other person or entity, on the other.

17.3.  Notices.

All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Committee or mailed to its principal office, addressed to the attention of the Committee; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 17.3.

17.4.  Exculpation and Indemnification.

The Company shall indemnify and hold harmless the members of the Board and the members of the Committee, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

17.5.  Captions.

The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

17.6.  Code Section 409A.

The Plan and all Awards are intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event any Award is subject to Code Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee to (i) exempt the Plan and/or any Award from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such Award or (iii) comply with the requirements of Code Section 409A. In the event that a Participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant’s Separation from Service, then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s Separation from Service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant in a lump-sum cash payment, without interest, on the earlier of (i) the first business day following the six (6) month anniversary of such Participant’s Separation from Service or (ii) the tenth business day following such Participant’s death.

17.7  Governing Law.

THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS.

EXHIBIT B

THE INTERSIL CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

(AS AMENDED May 6, 2014)

1.   Purpose of the Plan

This Plan is intended to promote the interests of Intersil Corporation by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

2.    Definitions

Capitalized terms herein shall have the following meanings:

2.1.  “Compensation” shall mean the total earnings paid to a Participant by one or more Participating Corporations during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate; provided that Compensation shall not include the following items of compensation:

2.1.1  any extraordinary income compensation of a non-recurring nature;

2.1.2.  any award made or amount paid pursuant to an employer’s equity-based compensation arrangement including, but not limited to, performance shares, stock options (including any exercise thereof), restricted stock, stock appreciation rights (including any exercise thereof), and dividend equivalents;

2.1.3.  severance pay or special retirement pay;

2.1.4.  imputed compensation, such as employer-paid group insurance premiums; and

2.1.5.  reimbursements or other allowances for automobile, relocation, tax-equalization, travel or educational  expenses.

2.2.  “Board” shall mean the Corporation’s Board of Directors.

2.3.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4.  “Committee” shall mean the committee described in Section 3 below.

2.5.  “Common Stock” shall mean the Corporation’s common stock.

2.6.  “Corporate Affiliate” shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

2.7.  “Corporate Transaction” shall mean either of the following stockholder-approved transactions to which the Corporation is a party: (i) a merger or consolidation in which securities possessing more than fifty percent  (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

2.8.  “Corporation” shall mean Intersil Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Intersil Corporation which shall by appropriate action adopt the Plan.

2.9.  “Effective Date” shall mean March 1, 2000. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.

2.10. “Eligible Employee” shall mean any employee on active payroll status who is employed by a Participating Corporation on such terms that he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Section 3401(a) of the Code, with the exception of Five-Percent Owners, as defined in Section 2.13 below.

2.11. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12. “Fair Market Value” per share of Common Stock as of a particular date means (i) if the shares of Common Stock are then listed on a national stock exchange, the closing sales price per share of Common Stock on the exchange for such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale occurred; (ii) if shares of Common Stock are not then listed on a national stock exchange but are then quoted on NASDAQ or a similar quotation system, the closing price for the shares of Common Stock as quoted on NASDAQ or a similar quotation system on such date, or if no sale was made on such date on NASDAQ or a similar quotation system, on the last preceding day on which a sale was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine; provided that, where the shares of Common Stock are so listed or traded, the Committee may make such discretionary determinations where the shares have not been traded for 10 Trading Days. Notwithstanding the foregoing, upon the date of an initial public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, the “Fair Market Value” per share of Common Stock means the price at which such stock is initially offered by the Company in such public offering.

2.13. “Five-Percent Owner” shall mean any individual who would, immediately after the grant of purchase rights, as described in Section 8.1, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

2.14. “Participant” shall mean any Eligible Employee of a Participating Corporation who is actively participating in the   Plan.

2.15. “Participating Corporation” shall mean the Corporation and such Corporate Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan are listed in the attached Schedules, which may be amended from time to time.

2.16. “Plan” shall mean the Corporation’s Employee Stock Purchase Plan, as set forth in this document.

 2.17. “Purchase Date” shall mean the last Trading Day of each purchase period, i.e., the last Trading Day of September and March of each year in which the Plan is maintained by the Corporation.

2.18. “Trading Day” shall mean any day on which shares of the Company’s Common Stock are actively traded.

3.  Administration of the Plan

The Plan shall be administered by the Board, or by a Committee appointed by the Board. All references to the Committee herein shall apply to the Board in the event that no Committee is appointed pursuant to this Section. Such Committee shall, at such times as the Common Stock is registered pursuant to Section 12 of the Exchange Act, consist of at least two individuals each of whom shall be a “non-employee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act and shall, at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to purchase rights offered hereunder), qualify as “outside directors” for purposes of Section 162(m) of the Code and related Treasury regulations.  The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan.  If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.  The Committee shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423.  Decisions of the Committee shall be final and binding on all parties having an interest in the Plan.

4.  Stock Subject to the Plan

4.1.  Number of Shares.  The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock that may be issued over the term of the Plan shall not exceed 7,033,334 shares.

4.2.  Adjustments.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

5.   Purchase Periods

5.1.  Purchase Period.  Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until the termination of the Plan pursuant to Section 10.2.

5.2.  Duration of Purchase Period.  Except for the initial purchase period, each purchase period shall have a duration of six (6) months.  Purchase periods shall run from April 1st to September 30th and from October 1st to March 31st; provided that the first purchase period shall begin on the date of the Corporation’s initial public offering and end on September 30, 2000.

6.  Eligibility

6.1.   Eligible Employees.  Each individual who is an Eligible Employee shall be eligible to participate in the Plan on the start date of any purchase period under the Plan.

6.2.  Participation.  To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment procedure prescribed by the Committee (or its designate), at the time specified by such procedures.  Such enrollment will include authorizing payroll deductions as described in Section 7 below.  An Eligible Employee’s election to participate in the Plan for a particular purchase period shall apply to subsequent purchase periods, unless revoked by the Eligible Employee, as provided in Section 7 and 8.

7.  Payroll Deductions

7.1.    Election and Revocation.  The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Compensation paid to the Participant during each purchase period, up to a maximum of ten percent (10%).  The deduction rate so authorized shall continue in effect for the entire purchase period.  The rate of payroll deduction may not be increased or decreased during the purchase period.  However, the Participant may, at any time during a purchase period, revoke his or her payroll deduction election by using the procedures prescribed by the Committee.  The revocation shall become effective as soon as possible following the completion of such procedure.  The revocation of a payroll deduction election results in the termination of the Participant’s outstanding purchase rights, as provided in Section 8.6.1 below.

7.2.  Beginning Date.  Payroll deductions shall begin on the first pay period following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay period ending with or immediately prior to the last day of the purchase period.  The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance outstanding from time to time in such account.  The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

7.3.  Ending Date.  Payroll deductions shall automatically cease upon the termination of the Participant’s purchase rights in accordance with the provisions of the Plan.

7.4.    No Further Obligation.  Subject to the limitations set forth in Sections 7.4 and 9 below, the Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date.

8.  Purchase Rights

8.1.  Grant of Purchase Rights.  A Participant shall be granted a separate purchase right on the start date of each purchase period in which he or she elects to participate. Such purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. Under no circumstances shall a purchase right be granted under the Plan to any Eligible Employee if such individual would immediately after the grant be a Five-Percent Owner, as defined in Section 2.13.

8.2.    Exercise of the Purchase Rights.  Purchase rights shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with Section 8.6. below) on such date. The purchase shall be accomplished by applying the Participant’s payroll deductions for the purchase period ending on such Purchase Date to the purchase of shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that purchase period.

8.3.  Purchase Price.

8.3.1. Unless otherwise provided by the Committee the purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date shall be eighty-five (85%) of the Fair Market Value per share of Common Stock on the Purchase Date.

8.4.  Number of Shares That May Be Purchased.  The number of shares of Common Stock that will be purchased by a Participant on each Purchase Date shall be that number of shares (including fractional shares) of Common Stock obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date.  However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 16,667 shares, subject to periodic adjustments as provided in Section 4.2. and subject to the limitation in Section 9.

8.5.  Excess Payroll Deductions.  Any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be refunded to the Participant or held for the purchase of shares of Common Stock for the Participant on the next Purchase Date at the sole discretion of the Plan’s administrator.

8.6.  Termination of Payroll Deductions During a Purchase Period.  The following provisions shall govern the termination of payroll deduction elections during a purchase period rights:

8.6.1.  Participant Election to Terminate Payroll Deductions.  A Participant may, at any time before the last two weeks of a purchase period, terminate his or her payroll deductions by revoking his or her payroll deduction election through the procedure described above, and no further payroll deductions shall be collected from the Participant during the purchase period in which such revocation is made. Any payroll deductions collected during the purchase period in which a revocation of payroll deduction election occurs shall be refunded in cash.

8.6.2. Effect of Participant Election to Terminate Payroll Deductions.  The termination of a payroll deduction election shall be irrevocable. In order to resume payroll deductions in any subsequent purchase period, such individual must re-enroll in the Plan on or before the start date of the next purchase period for which the individual is eligible to participate.

8.6.3. Termination of Participation Upon Ceasing to be an Eligible Employee.  Should the Participant cease to remain an Eligible Employee for any reason (including death or disability) while his or her purchase rights are outstanding, then such Participant’s right to continue payroll deduction contributions shall immediately terminate, and all of the Participant’s payroll deductions accumulated prior to such termination shall be refunded as soon as practicable following such termination of employment.

8.6.4.  Effect of Leave of Absence Upon Participation.  Should the Participant cease to remain in active service by reason of an approved leave of absence, then such Participant’s right to continue payroll deduction contributions shall terminate on the date which is 91 days after the day the Participant last rendered active service, and all of the Participant’s payroll deductions accumulated prior to such date shall be refunded to the Participant as soon as practicable following such date.

8.7.  Corporate Transaction.  Outstanding purchase rights shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the purchase period in which such Corporate Transaction occurs to the purchase of shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase. The Corporation shall use its best efforts to provide at least ten (10) days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction in accordance with Section 8.6.1 above.

8.8.  Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any Purchase Date exceed the number of shares then available for issuance under the Plan, the Committee shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

8.9.  Assignability.  Purchase rights shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

8.10.  No Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase rights until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

8.11. Dividends.  Once shares are purchased on a Participant’s behalf, to the extent that dividends are paid on such shares, such dividends shall be distributed in cash to the Participant.

9.  Accrual Limitations

9.1.  Twenty-Five Thousand Dollar Limit.  No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and  (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

9.2.  Application of the Limit.  For purposes of applying such accrual limitations, (i) the right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted and, (ii) the right to acquire Common Stock under any outstanding purchase right shall accrue in accordance with the rate preserved in the Plan, but in the event may such rate exceed Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for any one calendar year.

9.3.  Refund of Excess.  If solely by reason of such accrual limitations, the purchase rights of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase rights shall be refunded within thirty (30) days or at the sole discretion of the Committee held until the next purchase period for which such Participant is eligible to make a purchase under the Plan.

9.4.  Limit Controls.  In the event there is any conflict between the provisions of this Section 9 and one or more provisions of the plan or any instrument issued thereunder, the provisions of this Section 9 shall be controlling.

10.  Effective Date and Termination of the Plan

10.1.  Effective Date.  The Plan was adopted by the Board on November 3, 1999 and became effective on March 1, 2000.

10.2.  Termination of the Plan.  Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) February 28, 2019 or (ii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

11.  Amendment of the Plan

The Board may alter, amend, suspend or discontinue the Plan at any time, with such change to become effective immediately following the close of any purchase period. However, the Board may not, without the approval of the Corporation’s stockholders, (i) increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

12.  General Provisions

12.1.  Costs and Expenses.  All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

12.2.  No Right to Employment.  Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

12.3.  Governing Law.  The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

SCHEDULE A

Corporations Participating in

Employee Stock Purchase Plan

As of March 10, 2014

Intersil Corporation

Exhibit C

INTERSIL CORPORATION
EXECUTIVE INCENTIVE PLAN

1.Purpose. The purpose of the Intersil Corporation Executive Incentive Plan (the “Plan”) is to promote the growth and performance of Intersil Corporation (the “Corporation”) by linking a portion of the total compensation for certain key employees to attainment of such corporate and/or business unit financial objectives as shall be approved by the Board of Directors, a Committee of the Board of Directors or the Chief Executive Officer, as appropriate.

2.Definitions. The following definitions are applicable to the Plan: “Board” means the Board of Directors of the Corporation.

“Committee” means a committee of the Board to which the Board has delegated authority and responsibility under the Plan and which shall be appointed by, and serve at the pleasure of, the Board, and shall consist of members of the Board who are not employees of the Corporation or any affiliate thereof and who qualify as “outside directors” under Section 162(m) of the Internal Revenue Code, as amended from time to time, and the regulations promulgated thereunder.

“Executive Officer” means a Participant the Board has designated as an executive officer of the Corporation for purposes of reporting under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

“Participant” means any salaried employee of the Corporation and its subsidiaries and affiliates designated by the Board, the Committee or the Chief Executive Officer of the Corporation to participate in the Plan.

3.Administration of Plan. With respect to participation in the Plan by the Chief Executive Officer and President, the Plan shall be administered by the “outside directors” of the Board. With respect to participation in the Plan by the other Executive Officers, the Plan shall be administered by the Committee. With respect to participation in the Plan by Participants who are not Executive Officers, the Plan shall be administered by the Board, the Committee, or the Chief Executive Officer, in accordance with the Corporation’s compensation practices, and all references herein to the “Committee” shall be deemed to mean the “outside directors” of the Board, the Committee, or the Chief Executive Officer, as the case may be.

4.Designation of Participants. Participants in the Plan shall be selected by the Committee from among the salaried employees of the Corporation and its subsidiaries and affiliates.

5.Annual Incentive Awards.

a.  Each Participant in the Plan shall be eligible to receive such annual incentive award, if any, for each performance period as may be payable pursuant to the performance criteria described below. Except as provided in Section 13 below, the Committee shall, on an annual basis, establish a “target annual incentive award” for each Participant; and the maximum amount of a target annual incentive award that may be awarded to a Participant for a Plan Year shall be 200% thereof.

b.  Participants shall have their annual incentive awards, if any, determined on the basis of the degree of achievement of performance goals which shall be established by the Committee in writing and which goals shall be stated in terms of the attainment of specified levels of or percentage changes (as compared to a prior measurement period) in any one or more of the following measurements: either alone or in any combination, on either a consolidated or business unit or divisional level, as the Committee may determine: revenue; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); gross, operating or net profit margin;  operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction;  other objective financial metrics as the Committee may consider appropriate; or objectively determinable non-financial management business objectives.   The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: (1) extraordinary, unusual or non-recurring items; (2) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (3) effects of currency fluctuations; (4) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (5) expenses for restructuring, productivity initiatives or new business initiatives; (6) impairment of tangible or intangible assets; (7) litigation or claim judgments or settlements; (8) non-operating items; (9) acquisition expenses; (10) discontinued operations; and (11) effects of assets sales or divestitures.  Any such business criterion or combination of such criteria may apply to the Participant’s bonus opportunity in its entirety or to any designed portion or portions of the bonus opportunity, as the Committee may specify.

c.  A Participant’s target annual incentive award or performance goals may be changed by the Committee during the Plan Year to reflect a change in responsibilities provided that any such change shall be made in a manner consistent with Section 162(m) of the Internal Revenue Code as amended from time to time, and the regulations promulgated thereunder.

d.  Except as provided in Section 6 below, the Committee may, in its sole discretion, (i) award or increase the amount of an annual incentive award payable to a Participant even though not earned in accordance with the performance goals established pursuant to this Section 5, or (ii) decrease the amount of an annual incentive award otherwise payable to a Participant even though earned in accordance with the performance goals established pursuant to this Section 5.

6.Participation by Executive Officers. Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by Executive Officers:

a.  Each such Participant’s annual incentive award under this Plan for such Plan Year shall be based solely on achievement of one or more of the performance goals as established by the Committee pursuant to Section 5 above and the Committee shall not have the discretion provided in Section 5 (d) to increase the amount of the award.

b.  With respect to each such Participant, no annual incentive award shall be payable hereunder except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an annual incentive award pursuant to the Plan have been satisfied.

c.  The maximum annual incentive award payable to any such Participant for any Plan Year shall be $2,000,000.

7.Payment of Annual Incentive Award. Payment of any amount to be paid to a Participant based upon the degree of attainment of the applicable performance goals shall be made at such time(s) as the Committee may in its discretion determine.

8.Participant’s Interests. A Participant’s interest in any annual incentive awards hereunder shall at all times be reflected on the Corporation’s books as a general unsecured and unfunded obligation of the Corporation subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Corporation or any fund in which any deferred payment is deemed invested. The Corporation, the Board, or the Committee shall not be responsible for the adequacy of the general assets of the Corporation to discharge the payment of its obligations hereunder nor shall the Corporation be required to reserve or set aside funds therefor.

9.Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Corporation’s consent. Subject to the foregoing, the Corporation shall establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant’s death.

10.Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Corporation may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any federal, state and local tax or withholding requirements.

11.Rights of Employees. Nothing in the Plan shall interfere with or limit in any way the right of the Corporation or any of its subsidiaries or affiliates to terminate a Participant’s employment at any time, or confer upon any Participant any right to continued employment with the Corporation or any of its subsidiaries or affiliates.

12.Determinations Final. Each determination provided for in the Plan shall be made by the Committee under such procedures as may from time to time be prescribed by the Committee and shall be made in the sole discretion of the Committee. Any such determination shall be conclusive.

13.Adjustment of Awards.  The Committee shall be authorized to make adjustments in the method of calculating attainment of performance goals in recognition of unusual or nonrecurring events affecting the Corporation or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that no such adjustment shall impair the rights of any Participant without his consent and that any such adjustments shall be made in a manner consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any annual incentive award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Corporation shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of annual incentive awards under the Plan as it shall deem appropriate.

14.Deferral.  Notwithstanding anything contained herein to the contrary, in the event that an annual incentive award shall be ineligible for treatment as “other performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Committee, in its sole discretion, shall have the right, with respect to any Executive Officer who is a “covered employee” under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, to defer, in whole or in part, such Executive Officer’s receipt of his annual incentive award until the Executive Officer is no longer a “covered employee” or until such time as shall be determined by the Committee, provided that the Committee may effect such a deferral only in a situation where the Corporation would be prohibited a deduction under Section 162(m) and such deferral shall be limited to the portion of the award that is not deductible.

15.Amendment or Termination.  The Board or the Committee may, in its sole discretion, amend, suspend or terminate the Plan from time to time. No such termination or amendment shall alter a Participant’s right to receive a distribution as previously earned, as to which this Plan shall remain in effect following its termination until all such amounts have been paid, except as the Corporation may otherwise determine.

intersil™

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M68745-P46461 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

INTERSIL CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Dr. Necip Sayiner	☐	☐	☐
1b. Donald Macleod	☐	☐	☐
1c. Dr. Robert W. Conn	☐	☐	☐
1d. James V. Diller	☐	☐	☐
1e. Mercedes Johnson	☐	☐	☐
1f. Gregory Lang	☐	☐	☐
1g. Jan Peeters	☐	☐	☐
1h. James A. Urry	☐	☐	☐
2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm.	☐	☐	☐
3. To approve an amendment to the Intersil Corporation Amended and Restated 2008 Equity Compensation Plan, as described in Item 3 of our Proxy Statement.	☐	☐	☐
4. To approve an amendment to the Intersil Corporation Employee Stock Purchase Plan, as described in Item 4 of our Proxy Statement.	☐	☐	☐
5. To approve the Intersil Corporation Executive Incentive Plan, as described in Item 5 of our Proxy Statement.	☐	☐	☐
6. To vote on a non-binding advisory proposal regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in our Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
7. To vote on a non-binding proposal regarding the frequency of the vote on our executive compensation program.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M68746-P46461

INTERSIL CORPORATION
Annual Meeting of Shareholders
May 6, 2014
This proxy is solicited on behalf of the Board of Directors

The undersigned holder of common stock of INTERSIL CORPORATION, a Delaware corporation, hereby appoints Dr. Necip Sayiner and Donald Macleod with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class A Common Stock of Intersil Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company's headquarters, located at 1001 Murphy Ranch Road, Milpitas, California 95035, on May 6, 2014 at 8:00 a.m., local time, and at any and all adjournments and postponements thereof, as follows:

This proxy, when properly executed, will be voted as directed by the shareholders. If no such directions are made, this proxy will be voted FOR the election of the director nominees listed on the reverse side and for each proposal. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side